Exhibit 2.1

Execution Copy

BUSINESS COMBINATION AGREEMENT

by and among

TRADEUP GLOBAL CORPORATION,
as Purchaser,

TGC MERGER SUB,
as Merger Sub,

and

SAITECH LIMITED,
as the Company,

Dated as of September 27, 2021

i

3.12	Intended Tax Treatment	22
3.13	Information Supplied	22
3.14	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		23
4.1	Organization and Standing	24
4.2	Authorization: Binding Agreement	24
4.3	Capitalization	25
4.4	Subsidiaries	26
4.5	Governmental Approvals	26
4.6	Non-Contravention	27
4.7	Financial Statements	27
4.8	Absence of Certain Changes	28
4.9	Compliance with Laws	29
4.10	Company Permits	29
4.11	Litigation	29
4.12	Material Contracts	30
4.13	Intellectual Property	32
4.14	Privacy and Data Security	35
4.15	Taxes and Returns	35
4.16	Title; Real Property	38
4.17	Employee and Labor Matters	39
4.18	Benefit Plans	40
4.19	Transactions with Related Persons	41
4.20	Certain Business Practices	42
4.21	Investment Company Act	42
4.22	Finders and Brokers	43
4.23	Insurance	43
4.24	Ownership of Digital Assets	43
4.25	Information Supplied	43
4.26	Independent Investigation	44
4.27	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	44

ARTICLE V COVENANTS		45
5.1	Access and Information	45
5.2	Conduct of Business of the Company	46
5.3	Conduct of Business of Purchaser	49
5.4	Purchaser Public Filings	52
5.5	No Solicitation	53
5.6	No Trading	53
5.7	Efforts	54
5.8	Further Assurances	55
5.9	The Registration Statement	55
5.10	Required Company Shareholder Approval	58
5.12	Public Announcements	58
5.13	Confidential Information	59
5.14	Post-Closing Board of Directors and Executive Officers	61

5.15	Purchaser Equity Plan	61
5.16	Indemnification of Directors and Officers	61
5.17	Section 16 Matters	63
5.18	Trust Account Proceeds	63
5.19	Tax Matters	63
5.20	280G	64
5.21	Financials	65
5.22	Purchaser	65
5.23	Amendment to Disclosure Schedules	65

ARTICLE VI SURVIVAL		66
6.1	Non-Survival of Representations, Warranties and Covenants	66

ARTICLE VII CLOSING CONDITIONS		67
7.1	Conditions to Each Party’s Obligations	67
7.2	Conditions to Obligations of the Company	67
7.3	Conditions to Obligations of Purchaser	69
7.4	Frustration of Conditions	70

ARTICLE VIII TERMINATION AND EXPENSES		71
8.1	Termination	71
8.2	Effect of Termination	72
8.3	Fees and Expenses	72

ARTICLE IX WAIVERS AND RELEASES		73
9.1	Waiver of Claims Against Trust	73

ARTICLE X MISCELLANEOUS		74
10.1	Notices	74
10.2	Binding Effect: Assignment	75
10.3	Third Parties	75
10.4	Governing Law; Jurisdiction	76
10.5	WAIVER OF JURY TRIAL	76
10.6	Specific Performance	76
10.7	Severability	77
10.8	Amendment	77
10.9	Waiver	77
10.10	Entire Agreement	77
10.11	Interpretation	77
10.12	Counterparts	78
10.13	No Recourse	78
10.14	Legal Representation	79

ARTICLE XI DEFINITIONS		80
11.1	Certain Definitions	80
11.2	Section References	92

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A-1	Form of Lock-Up Agreement (Sponsor, Affiliates and Other Parties)
Exhibit A-2	Form of Lock-Up Agreement (Founder and Management)
Exhibit A-3	Form of Lock-Up Agreement (Other Company Shareholders)
Exhibit B	Form of Letter Agreement Amendment
Exhibit C	Form of Company Shareholder Support Agreement
Exhibit D	Form of Sponsor Support Agreement
Exhibit E	Forms of Employment Agreements
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Surviving Company Memorandum and Articles of Association
Exhibit H	Form of Amended Purchaser Charter
Exhibit I	Form of Waiver and Release
Exhibit J	Form of Purchaser Equity Plan

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of September 27, 2021 by and among TradeUp Global Corporation, a Cayman Islands exempted company incorporated with limited liability with company number 370735 (together with its successors, “Purchaser”), TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability with company number 380624 and a direct wholly owned subsidiary of Purchaser (“Merger Sub”) and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability with company number 371049 (the “Company”). Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, Purchaser is a blank check company and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company, wholly owned by Purchaser, and was formed for the purpose of effectuating the Merger;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Merger Sub will merge with and into the Company (the “Merger”) with the Company being the surviving entity and becoming a wholly owned subsidiary of Purchaser, such Merger to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Act;

WHEREAS, simultaneously with the execution and delivery of this Agreement, TradeUp Global Sponsor LLC (the “Sponsor”), certain Affiliates of Purchaser and the Sponsor and other parties have each entered into a letter agreement with Purchaser, the form of which is attached as Exhibit B hereto (the “Letter Agreement Amendment”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Founder, Risheng Li, and certain other Affiliates and shareholders of the Company have entered into a Support Agreement with Purchaser and the Company, the form of which is attached as Exhibit C hereto (the “Company Shareholder Support Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Sponsor and certain Affiliates of the Purchaser have entered into a Support Agreement with Purchaser and the Company, the form of which is attached as Exhibit D hereto (the “Sponsor Support Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the Chief Executive Officer and the Chief Financial Officer of the Company have entered into an Employment and Non-Competition Agreement in the respective forms attached as Exhibit E hereto (the “Employment Agreements”), which agreements will become effective as of the Closing;

WHEREAS, in connection with the consummation of the Merger, certain equityholders of Purchaser and certain shareholders of the Company will, on or prior to the Closing, enter into an amended and restated registration rights agreement to, among other matters, have such rights apply to the Purchaser Securities, and provide those shareholders of the Company with registration rights, the form of which is attached as Exhibit F hereto (the “Registration Rights Agreement”);

WHEREAS, the boards of directors of Purchaser, Merger Sub and the Company have each (a) determined that the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents (the “Transactions”) are fair, advisable and in the best interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, Purchaser, as the sole shareholder of Merger Sub, has approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger will qualify as a “reorganization” under Section 368(a) of the Code and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368- 2(g) and 1.368-3(a) for purposes of Section 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended Tax Treatment”); and

WHEREAS, certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1            The Merger.

(a)            Closing. As promptly as practicable following (and in any event no later than the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of all the conditions set forth in Sections 7.1 to 7.3 (other than any conditions that by their terms or nature are to be satisfied at the Closing) the consummation of the transactions contemplated by this Agreement with respect to the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) (the date on which the Closing is actually held being the “Closing Date”). On the Merger Effective Date, and subject to and upon the terms and conditions of this Agreement, and in accordance with the Cayman Act, the Company and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company with the Company being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company. The Company, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to the Company for periods after the Merger Effective Date shall include the Surviving Company).

(b)            Merger Effective Date. On the terms and subject to the conditions set forth herein and in accordance with the Cayman Act, on (or prior to, but effective on), the Closing Date, the Company and Merger Sub shall cause a plan of merger, in a form reasonably satisfactory to the Company and Purchaser (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Act), along with all other documentation and declarations required under the Cayman Act in connection with the Merger, to be duly executed and properly filed with the Cayman Registrar, in accordance with the relevant provisions of the Cayman Act (together, the “Merger Documents”). The Merger shall become effective on the date and time at which the Merger Documents have been duly filed with the Cayman Registrar or on a subsequent date and time as is agreed by Purchaser and the Company and specified in the Merger Documents in accordance with the Cayman Act (the time the Merger becomes effective being referred to herein as the “Merger Effective Date”).

(c)            Effect of the Merger. On and after the Merger Effective Date, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, under the Cayman Act, on the Merger Effective Date, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Merger Effective Date, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of Purchaser.

(d)            Organizational Documents of the Surviving Company. On the Merger Effective Date, in accordance with the Merger Documents, the form of amended and restated memorandum and articles of association of Surviving Company in the form attached as Exhibit G hereto, shall be adopted as the amended and restated memorandum and articles of association of the Surviving Company, until thereafter amended in accordance with the applicable provisions of the Cayman Act and such memorandum and articles of association.

(e)            Directors and Officers of the Surviving Company. On the Merger Effective Date, the board of directors and officers of Merger Sub shall cease to hold office, and the board of directors and the officers of the Surviving Company shall be appointed as determined by the Company, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected or appointed and qualified.

(f)            Effect of the Merger on Issued Securities of the Company, At the Merger Effective Date, by virtue of the Merger and without any action on the part of any Party or the holders of securities of the Company, Purchaser or Merger Sub:

(i)            Company Preferred Shares. Immediately prior to the Merger Effective Date, each outstanding Company Series A Preferred Share, Company Series Pre-A Preferred Share, Company Series Angel Preferred Share and Company Series Seed Preferred Share (other than those described in Section 1.1(f)(iii) below and the Dissenting Company Shares) shall automatically convert into one Company Class A Ordinary Share in accordance with the Organizational Documents of the Company. On the Merger Effective Date, every issued and outstanding Company Class A Ordinary Share resulting from the conversion described in the preceding sentence shall be converted automatically into such number of newly issued Purchaser Class A Ordinary Shares that is equal to the Exchange Ratio; provided, that notwithstanding anything to the contrary contained herein, no fraction of a Purchaser Class A Ordinary Share will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Purchaser Class A Ordinary Share (after aggregating all fractional shares of the applicable class of Purchaser Class A Ordinary Shares that otherwise would be received by such Person) shall instead have the number of Purchaser Class A Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole Purchaser Class A Ordinary Share, following which, all such Company Series A Preferred Share, Company Series Pre-A Preferred Share, Company Series Angel Preferred Share and Company Series Seed Preferred Share shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(ii)            Company Class B Ordinary Shares. On the Merger Effective Date, every issued and outstanding Company Class B Ordinary Share shall be converted automatically into such number of newly issued Purchaser Class B Ordinary Shares that is equal to the Exchange Ratio; provided, that notwithstanding anything to the contrary contained herein, no fraction of a Purchaser Class B Ordinary Share will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Purchaser Class B Ordinary Share (after aggregating all fractional shares of the applicable class of Purchaser Class B Ordinary Shares that otherwise would be received by such Person) shall instead have the number of Purchaser Class B Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole Purchaser Class B Ordinary Share, following which, all such Company Class B Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(iii)            Company Class A Ordinary Shares. On the Merger Effective Date, every issued and outstanding Company Class A Ordinary Share shall be converted automatically into such number of newly issued Purchaser Class A Ordinary Shares that is equal to the Exchange Ratio; provided, that notwithstanding anything to the contrary contained herein, no fraction of a Purchaser Class A Ordinary Share will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Purchaser Class A Ordinary Share (after aggregating all fractional shares of the applicable class of Purchaser Class A Ordinary Shares that otherwise would be received by such Person) shall instead have the number of Purchaser Class A Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole Purchaser Class A Ordinary Share, following which, all such Company Class A Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(iv)            Cancellation of Share Capital Owned by the Company. On the Merger Effective Date, if there are any issued shares of the Company that are owned by the Company as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(v)            No Liability. Notwithstanding anything to the contrary in this Section 1.1(f), none of the Surviving Company, Purchaser or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)            Effect of the Merger on Merger Sub Shares. On the Merger Effective Date, by virtue of the Merger and without any action on the part of any Party or any equityholder of Merger Sub, all of Merger Sub Ordinary Shares issued and outstanding immediately prior to the Merger Effective Date shall be converted into an equal number of ordinary shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of share capital of the Surviving Company.

(h)            Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.2            Closing Statements.

(a)            Three (3) Business Days prior to the Closing, Purchaser shall deliver to the Company a statement (the “Purchaser Closing Statement”) setting forth, in each case as of the Reference Time: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to the Redemption), (ii) the aggregate amount of all payments required to be made in connection with the Redemption, (iii) the net cash of Purchaser, after giving effect to the Redemption, (iv) the Purchaser Transaction Expenses, including the amount owed to each payee thereof and payment instructions therefor, (v) the Purchaser Indebtedness and (vi) a calculation of Excess Purchaser Indebtedness and Liability Amount, if any.

(b)            Three (3) Business Days prior to the Closing, but in any case following receipt of the Purchaser Closing Statement, the Company shall deliver to Purchaser a statement (the “Company Closing Statement”) setting forth, (i) a schedule setting forth Digital Assets owned by the Target Companies as of the date of the Company Closing Statement and the Digital Asset Market Value of such Digital Assets and (ii) in each case as of the Reference Time, (A) the Closing Company Cash, (B) the Company Indebtedness, (C) the Company Transaction Expenses, including the amount owed to each payee thereof and payment instructions therefor and (D) the resulting amount of the Merger Consideration and Exchange Ratio.

(c)            From and after the delivery of the Purchaser Closing Statement or the Company Closing Statement, as the case may be, until the Closing Date, each of the Company and Purchaser shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by the Company or Purchaser or any of their respective Representatives in connection with the review of the Purchaser Closing Statement or the Company Closing Statement, as the case may be, (ii) consider in good faith any comments to the Purchaser Closing Statement or the Company Closing Statement, as the case may be, provided by any other Party prior to the Closing Date and (iii) revise the Purchaser Closing Statement or the Company Closing Statement, as the case may be, as needed to reflect any reasonable comments and any other comments that, based on its good faith assessment, are warranted or appropriate and deliver such revised Purchaser Closing Statement or Company Closing Statement, as the case may be, to any other Party prior to the Closing Date reflecting any such changes. It is understood and agreed that whether or not the Parties have fully resolved all comments to the Company Closing Statement or the Purchaser Closing Statement, such failure shall not affect, condition or delay the Closing, and the Closing shall occur based on the information set forth in the last agreed upon version of the Purchaser Closing Statement and the Company Closing Statement, as applicable.

1.3            Withholding. Each of Purchaser, the Surviving Company, Merger Sub and the Exchange Agent (and each of their respective Affiliates) (each, a “Withholding Party”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided, that prior to deducting and withholding any amounts with respect to any payment to be made pursuant to this Agreement, the applicable Withholding Party shall use commercially reasonable efforts to notify the Person in respect of which such deduction and withholding is to be made as soon as is reasonably practicable after determining that such payment is subject to deduction and/or withholding and to cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.4            Tax Consequences. Each of the Parties intend that the Merger qualify for the Intended Tax Treatment and agree not to take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes except to the extent required by a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties acknowledge and agree that each has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement.

1.5            Dissenter’s Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Act, Company Shares that are outstanding immediately prior to the Merger Effective Date and that are held by shareholders of the Company who shall have demanded properly in writing dissenters’ rights for such Company Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Company Shares”) shall not be converted into, and such shareholders shall have no right to receive, the applicable Merger Consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The Company Shares owned by any shareholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Date, the right to receive the applicable Merger Consideration, without any interest thereon. Prior to the Closing, the Company shall give Purchaser prompt notice of any demands for dissenters’ rights received by the Company and any withdrawals of such demands and the Company shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands).

1.6            Exchange Agent.

(a)            Prior to the Merger Effective Date, Purchaser shall appoint VStock Transfer, LLC as exchange agent, or another exchange agent reasonably acceptable to the Company and Purchaser (in such capacity, the “Exchange Agent”), for the purpose of exchanging Company Shares for a number of Purchaser Ordinary Shares in accordance with the provisions of this Agreement and the Merger Documents, as applicable. At or prior to the Merger Effective Date, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Shares, for exchange in accordance with Section 1.1(f), the Purchaser Ordinary Shares to be issued pursuant to Section 1.1(f). At or as promptly as practicable following the Merger Effective Date, Purchaser shall send, or shall cause the Exchange Agent to send, to each holder of Company Shares a letter of transmittal for use in such exchange, in a form reasonably acceptable to the Company and Purchaser (a “Letter of Transmittal”).

(b)            Notwithstanding any other provision of this Section 1.6, any obligation on Purchaser under this Agreement to issue Purchaser Ordinary Shares to any holder of Company Shares entitled to receive Purchaser Ordinary Shares shall be satisfied by Purchaser issuing such Purchaser Ordinary Shares to the DTC or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each holder of Company Shares shall hold such Purchaser Ordinary Shares in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such Purchaser Ordinary Shares.

(c)            Each holder of Company Shares shall be entitled to receive either Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares, as set forth in Section 1.1(f)(i), (ii) and (iii) (excluding any Company Shares described in Section 1.1(f)(iv) or Dissenting Company Shares), as soon as reasonably practicable after the Merger Effective Date, but subject to the delivery to the Exchange Agent of the following items prior thereto: (i) the certificate(s), if any, representing such Company Shares (the “Shareholder Certificates” (or a Lost Certificate Affidavit) and (ii) a properly completed and duly executed Letter of Transmittal (the documents to be submitted to the Exchange Agent pursuant to this sentence may be referred to herein collectively as the “Transmittal Documents”). Until so surrendered, each such Shareholder Certificate shall represent after the Merger Effective Date for all purposes only the right to receive either Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares, as set forth in Section 1.1(f)(i), (ii) and (iii).

(d)            If any Purchaser Class A Ordinary Share or Purchaser Class B Ordinary Share is to be delivered or issued to a Person other than the Person in whose name the surrendered Shareholder Certificate is registered immediately prior to the Merger Effective Date, it shall be a condition to such delivery that (i) the transfer of such Company Shares shall have been permitted in accordance with the terms of the Organizational Documents of the Company, (ii) the recipient of such Purchaser Class A Ordinary Share or Purchaser Class B Ordinary Share, or the Person in whose name such Purchaser Class A Ordinary Share or Purchaser Class B Ordinary Share is delivered or issued, shall have already executed and delivered duly executed counterparts to the applicable Transmittal Documents as are reasonably deemed necessary by the Exchange Agent and (iii) the Person requesting such delivery shall have paid to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Shareholder Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)            Notwithstanding anything to the contrary contained herein, in the event that any Shareholder Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Shareholder Certificate to the Exchange Agent, the holder of Company Shares may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of Purchaser may include a requirement that the owner of such lost, stolen or destroyed Shareholder Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser or the Surviving Company with respect to the Company Shares represented by the Shareholder Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly executed and delivered in accordance with this Section 1.6(e) shall, unless the context otherwise requires, be treated as a Shareholder Certificate for all purposes of this Agreement.

(f)            After the Merger Effective Date, the register of members of the Company shall be closed, and thereafter there shall be no further registration on the register of members of the Surviving Company of transfers of Company Shares that were issued and outstanding immediately prior to the Merger Effective Date. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Ordinary Shares with a record date after the Merger Effective Date will be paid to the holders of any Company Shares that were issued and outstanding immediately prior to the Merger Effective Date until the holders of record of such Company Shares shall have provided the applicable Transmittal Documents in accordance with Section 1.6(c). Subject to applicable Law, following the delivery of the applicable Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the applicable Purchaser Ordinary Share and the amount of any such dividends or other distributions with a record date after the Merger Effective Date theretofore paid with respect to such Purchaser Ordinary Shares.

(g)            All securities issued upon the surrender of Shareholder Certificates (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Company Shares represented by such Shareholder Certificates. Any Purchaser Ordinary Shares made available to the Exchange Agent pursuant to Section 1.6(a) that remains unclaimed by any holder of Company Shares one year after the Merger Effective Date shall be returned to Purchaser, upon demand, and any such holder of Company Shares who has not exchanged its Company Shares for the applicable number of Purchaser Ordinary Shares in accordance with this Section 1.6 prior to that time shall thereafter look only to Purchaser for payment in respect of such Company Shares without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Company, Purchaser or any party hereto or any Representative of any of the foregoing shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedules delivered by Purchaser to the Company on the date of this Agreement (the “Purchaser Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, or other than with respect to Sections 2.1 to 2.5 and 2.16, the SEC Reports that are available on the SEC’s website through EDGAR and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factors, forward-looking statements or similar predictive statements), Purchaser represents and warrants to the Company, as of the date of this Agreement, as follows:

2.1            Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

2.2            Authorization: Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and, to the Knowledge of the Purchaser, the Purchaser shareholders party to the Sponsor Support Agreement, and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement (including the filing of the Amended Purchaser Charter), on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party and, to the Knowledge of the Purchaser, the Purchaser shareholders party to the Sponsor Support Agreement, or to consummate the transactions contemplated hereby and thereby. On or prior to the date of this Agreement, Purchaser’s board of directors, at a duly called and held meeting, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Purchaser’s shareholders in accordance with the Cayman Act, (ii) approved and adopted this Agreement, (iii) recommended that Purchaser’s shareholders vote in favor of the approval of this Agreement, the Merger and the other Purchaser Shareholder Approval Matters in accordance with the Cayman Act and the Purchaser Charter (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Purchaser Shareholder Approval Matters be submitted to Purchaser’s shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser, and, to the Knowledge of the Purchaser, the Purchaser shareholders party to the Sponsor Support Agreement, enforceable against the Purchaser shareholders, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

2.3            Governmental Approvals. Except as otherwise described in Schedule 2.3 of the Purchaser Disclosure Schedules, no Consent of or with any Governmental Authority, is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement (including the filing of the Amended Purchaser Charter), (c) any filings required with NASDAQ or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser or materially impair or delay the ability of Purchaser to consummate the Transactions.

2.4            Non-Contravention. Except as otherwise described in Schedule 2.4 of the Purchaser Disclosure Schedules, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser or materially impair or delay the ability of Purchaser to consummate the Transactions.

2.5            Capitalization.

(a)            Purchaser is authorized to issue 221,000,000 shares, of which 200,000,000 shares are Purchaser Class A Shares, 20,000,000 are Purchaser Class B Shares and 1,000,000 are Purchaser Preference Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 2.5(a) of the Purchaser Disclosure Schedules. There are no issued or outstanding Purchaser Preference Shares. All outstanding Purchaser Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have, and has not had, any Subsidiaries or own any equity interests in any other Person other than Merger Sub.

(b)            Except as set forth in Schedule 2.5(a) or Schedule 2.5(b) of the Purchaser Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for any capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 2.5(b) of the Purchaser Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c)            All Indebtedness and unpaid Purchaser Transaction Expenses as of the date of this Agreement is disclosed on Schedule 2.5(c) of the Purchaser Disclosure Schedules. No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d)            Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

2.6            SEC Filings: Purchaser Financials: Internal Controls.

(a)            Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s Form S-l, (ii) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (iii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (ii) above, (iv) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (ii) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (ii), (iii) and (iv) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (v) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (ii) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 2.6. the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)            As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Class A Shares and the Purchaser Public Warrants are listed on NASDAQ, (B) Purchaser has not received any written deficiency notice from NASDAQ relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on NASDAQ and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of NASDAQ.

(c)            The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with the standards of the Public Company Accounting Oversight Board.

(d)            Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business consistent with past practice. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(e)            Since the IPO, Purchaser has not received from its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser or (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a significant role in the internal controls over financial reporting of Purchaser.

(f)            Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g)            Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)            Notwithstanding anything in this Section 2.6 or otherwise in this Agreement, no representation or warranty is made as to the accounting treatment of Purchaser’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements.

2.7            Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 2.7 of the Purchaser Disclosure Schedules, Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, (b) since its formation, not been subject to a Material Adverse Effect and (c) since December 31, 2020, not taken any action or committed or agreed to take any action that would be prohibited by Section 5.3 (without giving effect to Schedule 5.3) if such action were taken on or after the date of this Agreement without the consent of Purchaser.

2.8            Compliance with Laws. Purchaser is, and has since its formation been, in material compliance with all Laws applicable to it and the conduct of its business, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser. Purchaser has duly and promptly filed all information required under ES Legislation within the time periods prescribed under the ES Legislation.

2.9            Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject. There is no Action that Purchaser has pending against any other Person. Purchaser is not subject to any Orders of any Governmental Authority, nor, to the Knowledge of the Purchaser, are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

2.10            Taxes and Returns.

(a)            Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser financials have been established in accordance with GAAP. Schedule 2.10(a) of the Purchaser Disclosure Schedules sets forth each jurisdiction where Purchaser files or, to the Knowledge of Purchaser, is required to file a Tax Return. There are no claims, assessments, audits, examinations, investigations or other Actions pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser financials have been established in accordance with GAAP). There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside of the ordinary course of business. Purchaser is not, and never has been, (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

(b)            Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c)            Purchaser is not nor has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U. S. income Tax Law).

(d)            Purchaser has neither taken nor agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of Purchaser, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(e)            Purchaser is treated as a corporation for U.S. federal (and applicable U.S. state and local) income Tax purposes.

(f)            Notwithstanding anything to the contrary herein, the representations and warranties in this Section 2.10 and Section 2.11 are the sole and exclusive representations and warranties of the Purchaser concerning Tax matters.

2.11            Employees and Employee Benefit Plans. Except as set forth on Schedule 2.11 of the Purchaser Disclosure Schedules, Purchaser does not, and has not ever, (a) had any employees directors, officers, or other service provider, or (b) maintained, sponsored, contributed to or otherwise had any Liability (contingent or otherwise) under, any Benefit Plans, and Foreign Plan, any benefit plan sponsored by an ERISA Affiliate of Purchaser, or any other benefit or compensation plan, Contract, program, policy, or arrangement. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (either alone or in conjunction with any other event) will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, employee or other service provider of Purchaser, (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit, or (iii) result in any “parachute payment” under Section 280G of the Code.

2.12            Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

2.13            Material Contracts.

(a)            Except as set forth on Schedule 2.13(a) of the Purchaser Disclosure Schedules or the Purchaser SEC Reports, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $5 million, or (ii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser or any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser from engaging in business as conducted as of the date of this Agreement by it (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)            With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arm’s length and in the ordinary course of business consistent with past practice; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and to the Knowledge of Purchaser, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

2.14            Transactions with Affiliates. Purchaser has provided the Company with, and Schedule 2.14 of the Purchaser Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and (a) any present or former director, officer, employee, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either Purchaser or Sponsor, or any immediate family member of any of the foregoing Persons, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding shares as of the date of this Agreement, on the other hand.

2.15            Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

2.16            Finders and Brokers. Except as set forth in Schedule 2.16 of the Purchaser Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

2.17            Certain Business Practices.

(a)            Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anticorruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b)            The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c)            None of Purchaser, any of its Subsidiaries, or any of their directors, officers or employees, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently, or has been in the last five (5) years, (i) identified on the list of specially designated nationals or other blocked persons or otherwise currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

2.18            Insurance. Schedule 2.18 of the Purchaser Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a claim.

2.19            Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, no representation or warranty is made as to the accounting treatment of Purchaser’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies or any of their respective Affiliates.

2.20            Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, Purchaser and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Purchaser and Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Purchaser and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto; and (b) none of the Company, Purchaser, Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies, Purchaser or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

2.21            Trust Account. As of June 30, 2021, Purchaser has an amount of assets in the Trust Account equal to $44,890,288. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the holders of Purchaser Securities prior to the Effective Time who shall have elected to redeem their Purchaser Class A Shares pursuant to Purchaser’s Organizational Documents or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Purchaser in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Class A Shares pursuant to Purchaser’s Organizational Documents. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account.

2.22            EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, PURCHASER, MERGER SUB OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE II, NEITHER PURCHASER NOR ANY OTHER PERSON MAKES, AND PURCHASER EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE. EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PURCHASER AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, PURCHASER, MERGER SUB OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PURCHASER AND ITS SUBSIDIARIES BY THE MANAGEMENT OF PURCHASER OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, PURCHASER AND MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY PURCHASER ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PURCHASER, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, PURCHASER AND MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Each of Purchaser and Merger Sub represents and warrants to the Company, as of the date of this Agreement and as of the Closing, as follows:

3.1            Organization and Standing. Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Merger Sub, as currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

3.2            Authorization: Binding Agreement. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the Required Merger Sub Shareholder Approval. Assuming that the Required Merger Sub Shareholder Approval has been obtained, the execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and, as applicable, shareholders of Merger Sub in accordance with the Merger Sub's Organizational Documents, the Cayman Act and any other applicable Law and (b) no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party and, to the Knowledge of the Purchaser, the Purchaser shareholders party to the Sponsor Support Agreement, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto and the obtainment of the Required Merger Sub Shareholder Approval, constitutes, or when delivered shall constitute, the valid and binding obligation of the Merger Sub, enforceable against the Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.3            Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

3.4            Non-Contravention. The execution and delivery by Purchaser and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Purchaser Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

3.5            Capitalization.

(a)            As of the date of this Agreement, Merger Sub is authorized to issue 1,000 Merger Sub Ordinary Shares, of which 1,000 shares are issued and outstanding, and all of which are owned by Purchaser. All such issued and outstanding Shares have been, or will be prior to such issuance, duly authorized, validly issued, fully paid and nonassessable and not subject to or issues issued in violation of any purchase option, right of first refusal, preemptive right, subscription right, call option or any similar right. No other shares or other equity interests of Merger Sub are issued, reserved for issuance or outstanding. Prior to giving effect to the transactions contemplated by this Agreement, Merger Sub does not have any Subsidiaries or own any equity interests in any other Person and prior to giving effect to the transactions contemplated by this Agreement, Merger Sub do not have any Subsidiaries or own any equity interests in any other Person.

(b)            Except as set forth in its Organizational Documents, Merger Sub (i) has no obligation to issue, sell or transfer any equity securities of Merger Sub, (ii) is not party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of Merger Sub, (iii) has not granted any registration rights or information rights to any other Person, (iv) has not granted any phantom shares and there are no voting or similar agreements entered into by Merger Sub which relate to its capital or equity interests (v) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Merger Sub or equity interests of Merger Sub) with the owners or holders of Merger Sub on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has no outstanding contractual obligations to provide funds to, or make any investment (other than the Transactions contemplated herein) in, any other Person.

3.6            Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own or control, directly or indirectly, any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, as of the date of this Agreement, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.7            Compliance with Laws. Merger Sub, is not, and since the date of its formation, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. Merger Sub, has not, since the date of its formation, received any written or, to the Knowledge of the Purchaser, oral notice of, is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

3.8            Actions; Orders. There is no pending or, to the Knowledge of the Purchaser, threatened Action to which Merger Sub is subject and no such Action has been brought or, to the Knowledge of the Purchaser, threatened since the date of its respective formation. There is no Action that Merger Sub has pending against any other Person. Merger Sub, is not subject to any Orders of any Governmental Authority, nor, to the Knowledge of the Purchaser, are any such Orders pending and no such Order has been brought or, to the Knowledge of the Purchaser, has been threatened since the date of its respective formation.

3.9            Transactions with Related Persons. Except as set forth on Schedule 3.9 of the Purchaser Disclosure Schedules, there are no transactions, Contracts or understandings between Merger Sub, on the one hand, and any Related Person of Merger Sub, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

3.10            Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Merger Sub.

3.11            Investment Company Act. Merger Sub is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

3.12            Intended Tax Treatment. Merger Sub has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

3.13            Information Supplied. None of the information supplied or to be supplied by Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Merger Sub makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies or any of their respective Affiliates.

3.14            EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER, THE COMPANY, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, MERGER SUB NOR ANY OTHER PERSON MAKES, AND MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO PURCHASER OR THE COMPANY OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF MERGER SUB BY THE MANAGEMENT OF MERGER SUB OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PURCHASER AND THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF MERGER SUB, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PURCHASER AND THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date of this Agreement (the “Company Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to Purchaser and Merger Sub, as of the date of this Agreement as follows:

4.1            Organization and Standing. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company has all requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted on the date of this Agreement. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted as of the date of this Agreement. Each Target Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except if the failure to be so qualified or licensed or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Schedule 4.1 list all jurisdictions in which any Target Company is so licensed to conduct business. The Company has made available to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect as of the date of this Agreement. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2            Authorization: Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the Required Company Shareholder Approval. Assuming that the Required Company Shareholder Approval has been obtained, the execution and delivery of this Agreement and each Ancillary Document to which the Company is a party, and, to the Knowledge of the Company, the Company shareholders party to the Company Shareholder Support Agreement, and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company (as applicable) in accordance with the Company’s Organizational Documents, the Cayman Act and any other applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, and, to the Knowledge of the Company, the Company shareholders party to the Company Shareholder Support Agreement, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is a party shall be, when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto and the obtainment of the Required Company Shareholder Approval, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, in each case, enforceable against the Company, and, to the Knowledge of the Company the Company, shareholders party to the Company Shareholder Support Agreement, enforceable against the Company shareholders, in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, the Company shareholders party to the Company Shareholder Support Agreement hold Company Shares representing the voting power sufficient to obtain the Required Company Shareholder Approval.

4.3            Capitalization.

(a)            The authorized share capital of the Company is: $50,000 divided into (i) 387,448,504 Class A Ordinary Shares (“Company Class A Ordinary Shares”), (ii)  72,000,000 Class B Ordinary Shares (“Company Class B Ordinary Shares,” and together with Company Class A Ordinary Shares, “Company Ordinary Shares”), 2,040,816 Series Seed Preferred Shares (“Company Series Seed Preferred Shares”), 7,288,630 Series Angel Preferred Shares (“Company Series Angel Preferred Shares”), 13,974,442 Series Pre-A Preferred Shares (“Company Series Pre-A Preferred Shares”) and 17,247,608 Series A Preferred Shares (“Company Series A Preferred Shares,” and together with Company Series Seed Preferred Shares, Company Series Angel Preferred Shares and Company Series Pre-A Preferred Shares, “Company Preferred Shares”), each such class of Company Ordinary Shares and Company Preferred Shares with a par value of $0.0001 per share. The issued and outstanding capital shares of the Company as of the date of this Agreement consists of 28,000,000 Company Class A Ordinary Shares, 72,000,000 Company Class B Ordinary Shares, 2,040,816 Company Series Seed Preferred Shares, 7,288,630 Company Series Seed Preferred Shares, 13,974,442 Company Series Pre-A Preferred Shares and 17,247,608 Company Series A Preferred Shares, and there are no other authorized, issued or outstanding equity interests of the Company. All of the outstanding shares and other equity interests of the Company (i) have been duly authorized and validly issued, are fully paid and non-assessable, (ii) except as set out in the Company’s Organizational Documents, are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, any other applicable Law or any Contract to which the Company is a party or by which the Company is bound and (iii) as of the date of this Agreement are owned legally and of record by the Persons set forth on Schedule 4.3(a) of the Company Disclosure Schedules. None of the outstanding Company Shares has been issued in violation of any applicable securities Laws. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury. The only Company Shares that will be issued and outstanding immediately after the Closing will be the Company Shares owned by Purchaser.

(b)            As of the date of this Agreement, the Company has no shares reserved for issuance to, among others, officers, directors, employees and consultants of the Company pursuant to any Company incentive plan or pursuant to any stand-alone compensatory equity grant.

(c)            Other than the Company Shares, or except as set forth in the Company’s Organizational Documents or Schedule 4.3(c) of the Company Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents) (A) relating to the issued or unissued securities of the Company or (B) obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for any capital shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or shares of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 4.3(c) of the Company Disclosure Schedules, there are no shareholders agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of the Company’s equity interests. Except as contemplated by this Agreement, as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d)            Except as disclosed in the Company Financials or as set forth on Schedule 4.3(d) of the Company Disclosure Schedules, since the date of its formation, no Target Company has declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of such Target Company, and the board of directors of such Target Company has not authorized any of the foregoing.

4.4            Subsidiaries. Schedule 4.4 of the Company Disclosure Schedules contains a complete and accurate list of each Subsidiary of the Company as of the date of this Agreement and, with respect to each Subsidiary, (a) its name and jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable securities Laws). Any capital raising efforts in connection with an issuance of equity securities of the Subsidiaries was conducted in compliance with all applicable Laws. The Company has provided Purchaser with all documentation relating to the Restructuring. There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. As of the date of this Agreement, except for the equity interests of the Subsidiaries listed on Schedule 4.4 of the Company Disclosure Schedules, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person.

4.5            Governmental Approvals. Except as otherwise described in Schedule 4.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with NASDAQ or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.6            Non-Contravention. Except as otherwise described in Schedule 4.6 of the Company Disclosure Schedules, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate, or constitute a default under, any provision of such Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Target Company under, (viii) give rise to any obligation to provide notice to, or obtain any third party Consent from, any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.7            Financial Statements.

(a)            Schedule 4.7(a) of the Company Disclosure Schedules contains true and correct copies of the Audited Financial Statements and the Interim Financial Statements. The Audited Financial Statements and the Interim Financial Statements (A) were prepared from the books and records of the Target Companies as of the times and for the periods referred to therein, (B) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto), and (C) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations of the Target Companies for the periods indicated, except that the Interim Financial Statements (x) are subject to normal year-end adjustments and (y) do not include footnotes required under GAAP. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)            The PCAOB Audited Financial Statements when delivered by the Company in accordance with Section 5.20 will, when so delivered, (A) be prepared from the books and records of the Target Companies as of the times and for the periods referred to therein, (B) be prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto), (C) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated, and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

(c)            No Target Company is subject to any Liabilities that would be required to be reflected on the face of a balance sheet prepared in accordance with GAAP (or in footnotes thereto) except (i) as set forth on the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials, (ii) as set forth on Schedule 4.7(c) of the Company Disclosure Schedules, (iii) for Liabilities incurred after the Interim Balance Sheet Date in the Ordinary Course of Business, which Liabilities are not, individually or in the aggregate, material to the Target Companies taken as a whole, and (iv) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

(d)            Since January 31, 2021, except as reflected on Schedule 4.7(d) of the Company Disclosure Schedule, the Company (including the Company’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company) have not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management of the Company or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing.

(e)            The Target Entities make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and maintain systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.8            Absence of Certain Changes.

(a)            Except as set forth on Schedule 4.8 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement or the Contribution Agreement, since the date of its formation to the date of this Agreement, each Target Company has (a) conducted its business in the Ordinary Course of Business, and (b) not been subject to a Material Adverse Effect.

(b)            Since the Balance Sheet Date and except as expressly required or contemplated by this Agreement or as otherwise disclosed on Schedule 4.8(b) of the Company Disclosure Schedule, (a) the Target Companies have conducted their respective businesses, in all material respects, in the Ordinary Course of Business, and (b) no action has been taken by the Company that would require consent under Section 5.2 if such action were taken after signing of this Agreement and prior to Closing.

4.9            Compliance with Laws. Except as set forth on Schedule 4.9 of the Company Disclosure Schedules, no Target Company is, or since the date of its formation, has been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it or the conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to result in Liabilities that are material to the Target Companies taken as a whole. No Target Company has, since the date of its formation, received any written or, to the Knowledge of the Company, oral notice that it is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound, except as would not, individually or in the aggregate, reasonably be expected to result in Liabilities that are material to the Target Companies taken as a whole.

4.10            Company Permits. Each Target Company (and, to the Knowledge of the Company, its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct its business as conducted as of the date of this Agreement and to own, lease and operate its assets and properties (collectively, the “Company Permits”), all of which are in full force and effect, except where the failure to hold such Company Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Schedule 4.10 of the Company Disclosure Schedules correctly lists each material Company Permit, together with the name of the Government Authority issuing the same. No Target Company is in violation of the terms of any Company Permit except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since the date of its formation, no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company Permits will, assuming any related third-party consents set forth on Schedule 4.10 have been obtained or waived prior to the Closing Date, if applicable, be terminated or become terminable as a result of the transactions contemplated hereby.

4.11            Litigation. Except as described on Schedule 4.11 of the Company Disclosure Schedules, as of the date of this Agreement, there is no material (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened (and no such Action has been brought or, to the Knowledge of the Company, threatened since the date of its formation), including any proceeding relating to any Target Company’s information privacy or data security practices relating to personal information of consumers, including with respect to the access, disclosure or use of personal information maintained by or on behalf of any Target Company or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since the date of its formation, in either case of (a) or (b), against any Target Company, or its directors or officers (in their capacity as such) or its business or assets or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transaction contemplated hereby or by any Ancillary Document. Since its formation, none of the officers, senior management or directors of any Target Company have been the subject of any proceeding with a Governmental Authority involving the indictment for, or conviction of, (i) any felony or (ii) any crime involving fraud.

4.12            Material Contracts.

(a)            Schedule 4.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to Purchaser true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i)            contains covenants that limit in any material respect the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)            relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, non-wholly-owned limited liability company or other similar agreement or arrangement, or involving the sharing of profits or losses;

(iii)            evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount, individually or in the aggregate, in excess of $1.0 million;

(iv)            each Company IP License required to be set forth on Schedule 4.13(a)(ii) of the Company Disclosure Schedules;

(v)            involves the lease, license, sale, use acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or assets with an aggregate value in excess of $1.0 million (other than in the Ordinary Course of Business) or shares or other equity interests of any Target Company or another Person;

(vi)            relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or assets with a value above $1.0 million or the sale of any Target Company or its business or assets with a value above $1.0 million;

(vii)            by its terms, individually or with all related Contracts, requires aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $1.0 million per year or $1.0 million in the aggregate;

(viii)            obligates the Target Companies to (A) provide a guarantee of obligations of a third party after the date of this Agreement in excess of $1.0 million or (B) indemnification arrangements and other hold harmless arrangements made or provided by any Target Company to a third party, in each case, other than those incurred in the Ordinary Course of Business;

(ix)            obligates the Target Companies to make any capital commitment or expenditure in excess of $1.0 million (including pursuant to any joint venture);

(x)            relates to the waiver, compromise, conciliation, settlement or similar resolution of any Action under which any Target Company has material outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xi)            is an employment or engagement Contract with any officer, director, employee or individual independent contractor of any Target Company under which any Target Company (A) has continuing obligations for payment of annual base compensation of at least $200,000, (B) has severance or post termination obligations in excess of $200,000 as measured as of the date of this Agreement or (C) has any other liability or financial obligation of the Company in excess of $200,000;

(xii)            relates to the voting or control of the equity interests of the Target Companies or the election of directors of the Target Company (other than the Organizational Documents of the Target Companies);

(xiii)            can be terminated, or the provisions of which can be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Document to which any Target Company is a party;

(xiv)            relates to benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or independent contractor of any Target Company that will be increased or accelerated by the consummation of the transactions contemplated hereby or the payment thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xv)            is between any Target Company, on one hand, and any Related Person, on the other hand; and

(xvi)            that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-l pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b)            Except as disclosed in Schedule 4.12(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract was entered into at arms’ length and in the Ordinary Course of Business; (ii) such Company Material Contract is legal, valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the applicable Target Company has duly performed all of its material obligations under each Company Material Contract to which it is a party to the extent that such obligations to perform have accrued and no Target Company is in material breach or default, and to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; and (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in material breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract.

4.13            Intellectual Property.

(a)            Schedule 4.13(a)(i) of the Company Disclosure Schedules sets forth, as of the date of this Agreement all Patents and Patent applications, trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets owned by, registered or issued to, or applied for in the name of a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, if applicable, (B) the owner, registrant, or applicant (as applicable) of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Schedule 4.13(a)(ii) of the Company Disclosure Schedules sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions that are material to the Target Companies’ businesses as conducted as of the date of this Agreement (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” “open source software” and “off the shelf’ software agreements and other agreements for Software that is available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $200,000 per year for any such item of Software or group of related items of Software, which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens) each item of Company Registered IP that is claimed to be owned by, registered in the name of, issued to, or applied for in the name of, such Target Company as set forth in Schedule 4.13(a)(i) of the Company Disclosure Schedules. Except as set forth on Schedule 4.13(a)(iii) of the Company Disclosure Schedules, all material Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP.

(b)            Each Target Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. Other than Company IP, the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions for material Intellectual Property necessary to operate the Target Companies as conducted as of the date of this Agreement. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, has made all material payments required under the applicable Company IP Licenses to date, and such Target Company is not in material breach or material default thereunder. All Software developed by or for a Target Company specifically for the business as described in the Business Plan (the “Material Software”) is either owned by a Target Company or is otherwise used pursuant to a valid license or other enforceable right (including any applicable Open Source Software License). Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect: (x) none of the Software used in the business of any of the Target Companies is a “bootleg” version or unauthorized copy; and (y) to the Knowledge of the Company, no such unauthorized Software is used in the business of any Target Company. The Material Software and other information technology that is material to the operation of the businesses of the Target Companies as conducted as of the date of this Agreement: (i) are in satisfactory working order (apart from any that is under development); (ii) have reasonable security, backups, disaster recovery arrangements, and hardware and software support; and (iii) to the Knowledge of the Company, are free from bugs and other defects, in each case, except as would not be material and adverse to the Company.

(c)            None of the material Company Registered IP, or other Intellectual Property material to the businesses of the Target Companies as conducted as of the date of this Agreement and owned or claimed to be owned by the any Target Company (collectively, “Company IP”) (i) are subject to any action challenging the validity, enforceability, or ownership of such Intellectual Property before any Government Authority or arbitration entity, and (ii) to the Knowledge of the Company are or have been subject to any written threats or claims of estoppel, invalidity, or other unenforceability. All rights in such Company IP are fully vested with the Company (either directly or by virtue of its ownership of a Target Company, and in the case of applied-for Intellectual Property such vesting is subject to successful completion of registration and issuance by the applicable Governmental Authority). Without limitation on the preceding representations and warranties:

(i)            No proceeding or action before any Governmental Authority is pending or, to the Knowledge of the Company, threatened in writing against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Company IP.

(ii)            During the past five (5) years, no Target Company has received any written notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person in material respects is occurring or has occurred, in each case, as a consequence of the material business activities of any Target Company.

(iii)            There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any material Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Company IP that would restrict the conduct of the business of a Target Company in any material respect.

(iv)            To the Knowledge of the Company, no Target Company is currently infringing as of the date of this Agreement, or has, in the past five (5) years: (x) infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect that is reasonably likely to result in a material liability to any of the Target Companies, nor (y) been the subject of any written and unresolved material claim of misappropriation or violation of any Intellectual Property of another Person in any material respect.

(v)            Except with respect to Software that has been made available by a Target Company under an Open Source Software License, none of the Material Software with respect to which copyrights are included in the Company IP is subject to any term or condition of an Open Source Software License that as used by a Target Company requires or purports to require release of such source code to third parties.

(vi)            To the Company’s Knowledge, no third party is infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(vii)            No Company IP used in the business of the Company and its Subsidiaries is owned, leased or licensed by an Affiliate or other Related Person of the Company or its shareholders (other than by the Company or any of its direct or indirect wholly owned subsidiaries).

(d)            All employees and independent contractors of a Target Company who develop or developed Material Software have assigned to such Target Company material Intellectual Property arising from the services performed for a Target Company by such Persons that is included in the Company IP. To the Knowledge of the Company, no current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any material Intellectual Property owned by a Target Company. The Company has made available to Purchaser true and complete copies of templates of written Contracts used by the Target Companies, and it is the policy of the Target Companies to require all employees and independent contractors of a Target Company engaged in development of Material Software to sign such agreements or agreements containing similar provisions for the assignment of Intellectual Property rights developed for such Target Company, and to the Knowledge of the Company, all such employee and independent contractors have signed such agreements. Excluding Software licensed under an Open Source Software License, each Target Company has taken commercially reasonable security measures for the purposes of protecting the secrecy and confidentiality of the material Trade Secrets included in Company IP.

(e)            Except as would not result in Liabilities that are material to the Target Companies taken as a whole, the consummation of any of the transactions contemplated by this Agreement will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments by a Target Company under, or release of source code for software included in Company IP because of: (i) any Contract providing for the license granted by a Target Company to a third party to use Intellectual Property owned by a Target Company, or (ii) any Company IP License. Except as would not result in Liabilities that are material to the Target Companies taken as a whole, following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

(f)            Notwithstanding anything to the contrary herein, the representations and warranties in this Section 4.13 and Schedule 4.13 are the sole and exclusive representations and warranties of the Company concerning Intellectual Property matters.

4.14            Privacy and Data Security.

(a)            Except as would not result in Liabilities that are material to the Target Companies taken as a whole, to the extent that a Target Company collects any personally identifiable information (“PII”) from third party individual persons as of the date of this Agreement, such Target Company has a privacy policy (which may be a group wide policy covering affiliated entities) regarding the collection, use and disclosure of such PII in connection with the operation of the its business as conducted as of the date of this Agreement, and each Target Company is and has been in compliance with any such privacy policy applicable to it.

(b)            Except as would not result in Liabilities that are material to the Target Companies taken as a whole, all Target Companies have complied at all times in all respects with all applicable Laws regarding the collection, retention, use and protection of personal information. There is no claim pending or threatened in writing against any Target Company regarding any violation of or noncompliance with such applicable Laws.

(c)            Except as would not result in Liabilities that are material to the Target Companies taken as a whole, the Target Companies are in compliance with the terms of all contracts to which such Target Company or Target Companies are a party related to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information).

(d)            To the Knowledge of the Company, none of the Target Companies have experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any PII in their possession, custody or control, or otherwise held or processed on their behalf.

(e)            To the Knowledge of the Company, in the last three (3) years, there has been no unauthorized material access, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Target Company’s systems, that has caused or could reasonably be expected to cause any: (i) material disruption of or interruption in or to the use of such systems or the conduct of the business of any Target Company ; or (ii) material loss, destruction, damage or harm to any Target Company or any of their material operations, personnel, property or other material assets. Each Target Company has taken reasonable actions, consistent with industry practices, to protect the integrity and security of the Target Company’s systems and the data and other information stored thereon.

4.15            Taxes and Returns.

(a)            Schedule 4.15(a) of the Company Disclosure Schedules sets forth each jurisdiction where any Target Company files or, to the Knowledge of the Company, is required to file a Tax Return.

(b)            No Target Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(c)            No Target Company has been or will be required to include any amount in income after the Closing by reason of Section 965(a) of the Code or has made an election described in Section 965(h) of the Code.

(d)            There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)            No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes and there are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside of the ordinary course of business.

(f)            No Target Company is, or ever has ever been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g)            No Target Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Target Company or any of its current Affiliates) or a member of any other consolidated, combined, unitary or affiliated group of corporations for any Tax purpose, or (ii) has any material Liability for the Taxes of any Person (other than a Target Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(h)            No Target Company has any material Liability for the Taxes of another Person (other than another Target Company) as a transferee or successor or by contract (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes).

(i)            No Target Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of the Company and any Target Company, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(j)            No Target Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(k)            Since the date of its formation, each Target Company has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(l)            No Target Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of U.S. state, local or non-U.S. Law); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheet included in the Interim Financial Statements, or received in the Ordinary Course of Business since the Interim Balance Sheet Date; (iv) to the Target Company’s Knowledge, any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of U.S. state or local Law); any closing agreement pursuant to Section 7121 of the Code or any similar provision of U.S. state, local or non-U. S. Law or (v) an election under 108(i) of the Code.

(m)            Except as would not reasonably be expected to delay or have a lasting impact on the ability of the Target Companies, taken as a whole, to implement the Business Plan in all material respects:

(i)            Each Target Company has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP.

(ii)            The Target Companies have complied in all respects with all Laws relating to the withholding and remittance of all amounts of Taxes, and all amounts of Taxes required by any Law to be withheld by the Target Companies have been withheld and paid over to the appropriate Governmental Entity.

(iii)            Within the last five (5) years, no claim has been made by any Governmental Entity in a jurisdiction in which any Target Company does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(iv)            There are no claims, assessments, audits, examinations, investigations or other Actions pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against such Target Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with GAAP).

(v)            No Target Company has received any written or, to the Knowledge of the Company, other communication from a taxing authority alleging that such Target Company (x) should be classified as having a permanent establishment (within the meaning of an applicable Tax treaty), or (y) otherwise has an office, fixed place of business, trade or business, or taxable presence in a country other than the country in which it is organized.

(vi)            Each Target Company is registered for the purposes of sales, use, value added or similar Taxes in the jurisdiction where such Target Company is organized to the extent such registration is required by Law, in each case, in all respects, and each Target Company has complied in all material respects with all Laws relating to such Taxes. No Target Company has received a written communication from any taxing authority in a jurisdiction where such Target Company has not registered for sales, use, value added or similar Taxes alleging that such Target Company is required to register for such Taxes in such jurisdiction.

(vii)            Each Target Company is in compliance in all respects with all applicable transfer pricing laws and regulations.

(viii)            No Target Company is currently as of the date of this Agreement being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally, by any Tax authority that any such audit is contemplated or pending.

(n)            The Company is treated as a corporation for U.S. federal (and applicable U.S. state and local) income Tax purposes.

(o)            Notwithstanding anything to the contrary herein, the representations and warranties in this Section 4.15 and Section 4.18 are the sole and exclusive representations and warranties of the Company concerning Tax matters.

4.16            Title; Real Property.

(a)            Except with respect to Intellectual Property (which is addressed by Section 4.13) and Digital Assets (which are addressed by Section 4.24), (i) the Target Companies have good, valid and indefeasible title in and to, or in the case of the Personal Property or assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their Personal Property and assets reflected on the Interim Financial Statements or acquired after the date of the Interim Financial Statements, (ii) no such Personal Property or asset is subject to any Liens other than Permitted Liens and (iii) no such Personal Property or asset used in the business of the Company and its Subsidiaries is owned, leased or licensed by an Affiliate or other Related Person of the Company or its members.

(b)            Schedule 4.16 of the Company Disclosure Schedules contains a complete and accurate list as of the date of this Agreement of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases as of the date of this Agreement related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms, and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases. No Target Company has received any written notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.17            Employee and Labor Matters.

(a)            The Target Companies have for the last three (3) years materially complied, and are in material compliance with, all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours, including those relating to discrimination, harassment, retaliation, leaves of absence, payroll and withholding taxes, immigration, occupational safety and health in the workplace (including applicable workplace orders regarding COVID-19), hours of work, payment of wages and overtime, meal and rest periods, notice and severance obligations, and termination of employment (the “Labor Laws”). As of the date of this Agreement, no Target Company employs or has agreed to employ any Person who is not permitted to work in the jurisdiction in which such Person was employed. None of the Target Companies has any direct or indirect material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938 or comparable state law).

(b)            The Company has provided to Purchaser, in each case, as of August 31, 2021, (i) a true and complete list of each individual whose employment (as well as all associated Liabilities, including, but not limited to, paid to off) will transfer to the Target Companies prior to, at or following the Closing in accordance with the Contribution Agreement, together with all of the Target Companies’ employees; (ii) the current base compensation of each such employee; (iii) each such employee’s eligibility for bonus, commissions, or other incentive pay; (iv) the job title of each such employee; (v) the work location of each such employee; and (vi) the classification of each such employee as exempt or non-exempt for purposes of applicable wage payment Laws (if any). The final list shall be provided to Purchaser no later than seven (7) days prior to the Closing.

(c)            Schedule 4.17(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) a true and complete list of all of the Target Companies’ contractors or consultants who are providing services on an individual basis; and (ii) a description of fees and services for each such consultant or contractor.

(d)            There are no charges, audits, investigations, grievances, or complaint proceedings pending, or, to the Knowledge of the Company, threatened, against the Target Companies before any worker’s compensation board or any international, federal, state, or local agency responsible for the prevention of unlawful employment, occupational safety and health, or wage and hour practices. To the Knowledge of the Company, no Target Company has received notice from any governmental agency evidencing its intent to conduct an audit or an investigation relating to any employees or employment law compliance, occupational safety, or wage payment practices, and no such investigations are as of the date of this Agreement currently in progress.

(e)            Except as set forth on Schedule 4.17(e) of the Company Disclosure Schedule, no Target Company is a party to any collective bargaining agreement or other Contract with any labor union, works council, employee association, or other labor organization. There has not been any actual or, to the Knowledge of the Company, threatened strike, lockout, or other material labor dispute against any Target Company since the date of its formation. There is no unfair labor practice, charge or complaint pending, unresolved or, to the Knowledge of the Company, threatened before any Governmental Entities where the Target Companies conduct business. There are no grievance or arbitration proceedings against any Target Company pending or, to the Knowledge of the Company, threatened.

4.18            Benefit Plans.

(a)            Set forth on Schedule 4.18(a) of the Company Disclosure Schedules is a true and complete list of each Foreign Plan and Benefit Plan maintained, sponsored or contributed to by a Target Company or with respect to which a Target Company has any Liability (each, a “Company Benefit Plan”).

(b)            The Company has made available to Purchaser, if applicable, copies of (i) the current plan document for each Company Benefit Plan (or a written summary if a plan document is not available) and any amendments thereto, and any related insurance policies, trust agreements and other funding arrangements, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and any summary of material modifications thereto, (iii) the most recent favorable determination, opinion or advisory letter, as applicable, from the IRS with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) the three (3) most recent annual reports (Form 5500 series) with respect to any Company Benefit Plan, (v) the most recent financial statements with respect to any Company Benefit Plan, (vi) all non-routine notices that were issued by, or non-routine correspondence received from, the IRS, U.S. Department of Labor, or any other Governmental Entity with respect to any Company Benefit Plan within the last three years, and (vii) any material associated administrative agreements with respect to any Company Benefit Plan, in each case, as of the date of this Agreement.

(c)            Each Company Benefit Plan has been adopted, established, registered (where required) administered, maintained and operated in material compliance with its terms and the requirements of applicable Law. Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) or is in the form of a prototype or volume submitter plan with respect to which the IRS has issued a favorable opinion or advisory letter, as applicable, and to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to result in the loss of any such qualified status of such Company Benefit Plan. All contributions or premiums required to be remitted by the applicable Target Company under the terms of each Company Benefit Plan, or by applicable Law, have in all material respects been remitted in a timely fashion in accordance with applicable Law and the terms of the applicable Company Benefit Plan, and all Liabilities of the Target Companies related to all Company Benefit Plans have been fully and accurately disclosed in accordance with applicable accounting principles. No Target Company has incurred or is reasonably expected to incur any Liability for any Tax imposed under Chapter 43 of the Code or civil Liability under Section 502(i) or (1) of ERISA.

(d)            No Company Benefit Plan is a (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or “multiemployer plan” (as defined in Section 4001(a) (3) of ERISA), in each case, that is or was subject to Section 412 of the Code or Title IV of ERISA, (ii) multiple employer plan described in Section 413 of the Code or Section 210 of ERISA, (iii) nonqualified deferred compensation plan within the meaning of Section 409A(d)(l) of the Code, (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA (whether or not subject thereto), (v) provides medical or life insurance benefits beyond termination of employment, except as required by applicable Law or until the end of the month of termination, or (vi) provides for any reimbursement, indemnity or gross-up to compensate an employee for any Tax Liability. No Target Company has any Liability under Title IV of ERISA or on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(e)            The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any director, employee or individual independent contractor of a Target Company to severance pay or other payment, benefits or compensation under any Company Benefit Plan; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or individual independent contractor of a Target Company; (iii) give rise to any forgiveness of indebtedness of any director, employee or individual independent contractor of a Target Company for amounts due or owing to a Target Company; (iv) cause any Target Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, or (v) result in an excess parachute payment (within the meaning of Section 280G of the Code) or limit the Tax deductibility of any amount payable under any Company Benefit Plan by operation of Section 280G.

(f)            There are no pending audits or investigations by any Governmental Authority involving any Company Benefit Plan and, to the Knowledge of the Company, no threatened or pending material claims (except for individual claims for benefits payable in the normal operations of the Company Benefit Plans, as applicable), suits or proceedings involving any Company Benefit Plan, nor, to the Knowledge of the Company, are there any facts which would reasonably be expected to give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

4.19            Transactions with Related Persons. Except as set forth on Schedule 4.19 of the Company Disclosure Schedules, there are no Contracts or understandings between or binding on any Target Company on the one hand, and any Related Person of any Target Company, on the other hand, either (a) currently in effect or binding on any Target Company or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (treating for purposes of this Section 4.19, each Target Company as an issuer of securities for which a Securities Act registration statement is required to be filed and/or an issuer of securities with respect to which an Exchange Act registration statement or report is required to be filed).

4.20            Certain Business Practices.

(a)            Since the date of its formation, no Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Since the date of its formation, no Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has directly or, knowingly, indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or any other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)            Since the date of its formation, the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions that govern the operations of the Target Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction on the Target Companies, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)            No Target Company or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently, or has been in the last five (5) years, (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State since the date of its formation.

4.21            Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

4.22            Finders and Brokers. Except as set forth in Schedule 4.22 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

4.23            Insurance. Schedule 4.23 of the Company Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by any Target Company relating to such Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the applicable Target Company is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. Except as set forth on Schedule 4.23 of the Company Disclosure Schedules, there have been no insurance claims made by the Target Companies. Each Target Company has reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a claim.

4.24            Ownership of Digital Assets. As of the date of this Agreement, the Target Companies own and have the exclusive ability to control, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means, all of the crypto-currencies, blockchain-based tokens, and other blockchain asset equivalents (collectively, “Digital Assets”) set forth on Schedule 4.24(i) of the Company Disclosure Schedules, free and clear of all Liens except for Permitted Liens; provided, however, that such ownership and exclusive ability to control Digital Assets is subject to the continued existence, validity, legality, governance and public availability of the relevant blockchains. Except as set forth on Schedule 4.24(ii) of the Company Disclosure Schedules, the Target Companies have taken no actions where any of them owns a substantial portion of all outstanding tokens in the then existing issued and circulating supply of such tokens on a blockchain to effectuate change through the governance process of that relevant blockchain that could reasonably foreseeably disrupt the continued existence, validity, legality, governance or public availability of the relevant blockchains.

4.25            Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

4.26            Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser or Merger Sub for the Registration Statement; and (b) none of Purchaser, Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

4.27            EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER , MERGER SUB OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO PURCHASER, MERGER SUB OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PURCHASER OR MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA. ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY OR ANY OF ITS SUBSIDIARIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PURCHASER OR MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE V
COVENANTS

5.1            Access and Information.

(a)            During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing Date (the “Interim Period”), subject to Section 5.9, each of the Target Companies shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) of the Target Companies or their Affiliates as Purchaser or its Representatives may reasonably request regarding the Target Companies or their Affiliates and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited balance sheets and income statements, a copy of each material report, schedule and other document filed with or received by or from a Governmental Authority, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist) and cause each of the Representatives of the Target Companies to reasonably cooperate with Purchaser and its Representatives in their investigation, and, except as provided in Section 5.9, the Target Companies or their Affiliates are not required to produce new reports or information that otherwise are not already in existence; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Purchaser, Merger Sub or their Affiliates; provided, further, that (i) such access may be limited to the extent any of the Target Companies, Purchaser, Merger Sub or their Affiliates reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of any of the Target Companies, Purchaser, Merger Sub or their Affiliates and (ii) nothing in this Agreement shall be deemed to provide Purchaser and its Representatives with the right to have access to any of the offices or information of any of the equityholders of any of the Target Companies, that is not otherwise related to any Target Company or the transactions contemplated by this Agreement or any Ancillary Document. Purchaser hereby agrees that, during the Interim Period, (x) it shall not contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company or (y) conduct or perform any invasive or subsurface investigations of the properties or facilities of any Target Company or its Affiliates, in each case, without the prior written consent of the Company. Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

(b)            During the Interim Period, subject to Section 5.9, Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by or from a Governmental Authority, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if such financial statements or other documents already exist) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries; provided, further, that such access may be limited to the extent Purchaser or its Subsidiaries reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of Purchaser or its Subsidiaries. Notwithstanding the foregoing, Purchaser shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

5.2            Conduct of Business of the Company.

(a)            Unless Purchaser shall otherwise consent in writing (including e-mail or other forms of electronic communications) (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document or in furtherance of or consistent with the Business Plan, as set forth on Schedule 5.2(a) of the Company Disclosure Schedules, or as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), the Company shall, and shall cause its Subsidiaries to (i) conduct their respective businesses, in all material respects, in the Ordinary Course of Business which, for the avoidance of doubt, shall include any reasonable actions or omission in response to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures and (ii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their officers and employees providing services to the Target Companies, and to preserve the possession, control and condition of their respective material assets.

(b)            Notwithstanding anything contained herein to the contrary, except as contemplated by this Agreement, any Ancillary Document or in furtherance of or consistent with the Business Plan, as set forth on Schedule 5.2(b) of the Company Disclosure Schedules, as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), during the Interim Period, without the prior written consent (including e-mail or other forms of electronic communications) of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) or with respect to clauses (ix), (xi) and (xix) below as would not in the aggregate result in the Company acquiring or disposing of any material amount of assets (other than, for the avoidance of doubt, Digital Assets, with respect to which there are no restrictions to the extent such Digital Assets are acquired or disposed of in the Ordinary Course of Business as consideration for services or in connection with the performance of mining operations for Digital Assets and the value of such Digital Assets does not exceed $500,000 or involve the payment of cash by the Target Companies in excess of $500,000), the Company shall not, and shall cause its Subsidiaries to not:

(i)            amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)            authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)            split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any non-cash dividend or other non-cash distribution in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, pay any cash dividend or other cash distribution;

(iv)            incur, create, assume or otherwise become liable for any Indebtedness (which for this purpose excludes trade payables or similar obligations) in excess of $5,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the Ordinary Course of Business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $5,000,000 individually or in the aggregate, in each case, except for Indebtedness for which the Target Companies will not have any liability after the Closing;

(v)            make or rescind any material election relating to Taxes, settle any claim or Action relating to Taxes, file any amended Tax Return or claim for refund, take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP, or change its jurisdiction for Tax residency;

(vi)            take any action or agree to take any action which would have the effect of changing the classification of the Company, or a Subsidiary, under the ES Legislation, except that:

(1)            if any requirement to report under the ES Legislation falls during the Interim Period, the Company shall report, by the applicable deadline, on the basis that during the relevant financial period the Company and/or its Subsidiaries, as is relevant, did not carry on any relevant activity as such term is defined in the ES Legislation, and shall consult with the Purchaser as to the prescribed information to be filed;

(2)            the Company shall promptly inform the Purchaser of any communication received by the Company and/or its Subsidiaries, its directors, shareholder(s) or registered agent from the TIA and shall consult with the Purchaser and shall give the Purchaser the opportunity to comment as to any reply or any other actions to be taken in response to such communication;

(vii)            transfer or license to any Person other than the license of IP in the Ordinary Course of Business or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP or other Company IP;

(viii)            terminate, or waive or assign any material right under, any Company Material Contract;

(ix)            acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business (including Digital Assets in the Ordinary Course of Business);

(x)            establish any non-wholly owned Subsidiary;

(xi)            make any capital expenditures that are not contemplated by the Business Plan (excluding, for the avoidance of doubt, incurring any Company Transaction Expenses), unless such amount has been reserved in the Company Financials;

(xii)            voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $5,000,000 individually or in the aggregate (excluding the incurrence of any Company Transaction Expenses or any Liability or obligation pursuant to any of the Company Material Contracts or in the Ordinary Course of Business or Indebtedness in compliance with clause (iv) above);

(xiii)            amend, modify, supplement, waive or otherwise change, in any material respect, the Business Plan;

(xiv)            except in the Ordinary Course of Business, enter into any partnership or joint venture with any Person;

(xv)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi)            settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than settlements that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company, Purchaser, Merger Sub or any of their respective Subsidiaries), or otherwise pay, discharge or satisfy any Action or any Liabilities related thereto, unless such amount has either been reserved in the Company Financials or involves an amount less than $500,000;

(xvii)            sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights (subject to the limitations set forth on Schedule 5.2(b) of the Company Disclosure Schedules, other than Digital Assets in the Ordinary Course of Business as noted above);

(xviii)            enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix)            enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any Contract with any officer, director, manager, employee, consultant or security holder of any Target Company or any of their Affiliates;

(xx)            commence any Action where the amount claimed exceeds $5,000,000;

(xxi)            (A) establish, enter into, adopt, amend, terminate or increase or accelerate the funding, payment or vesting of the compensation or benefits provided under, any Company Benefit Plan or any other benefit or compensation plan, Contract, program, policy, or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement (except as may be required to comply with applicable Law or by the terms of any of the foregoing as in effect on the date of this Agreement), (B) materially increase the aggregate compensation or benefits of, or loan or advance any money or other property to any employee or current or former independent contractor who is a natural person (other than base salary or hourly wage increases in the Ordinary Course of Business), (C) change the key management structure of any Target Company, including the hiring of additional officers or the termination of existing officers (other than for cause), or (D) grant or promise to grant, any bonuses, change in control payments, deferred compensation, severance, retention, equity or equity-based rights, or other compensatory payments or benefits (other than base salary or hourly wages in the Ordinary Course of Business), to any present or former employee, director, officer, or other service provider who is a natural person; or

(xxii)            authorize or agree to do any of the foregoing actions.

5.3            Conduct of Business of Purchaser.

(a)            Unless the Company shall otherwise consent in writing (including e-mail or other forms of electronic communications) (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document, as set forth on Schedule 5.3(a) of the Purchaser Disclosure Schedules, or as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice which, for the avoidance of doubt, shall include any actions or omission in response to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures and (ii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors and officers, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending one or more times, in accordance with the Purchaser Charter and IPO Prospectus, the deadline by which it must complete its Business Combination, and no consent of any other Party shall be required in connection therewith.

(b)            Without limiting the generality of Section 5.3(a) and except as contemplated by this Agreement or any Ancillary Document, as set forth on Schedule 5.3(b) of the Purchaser Disclosure Schedules, or as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:

(i)            amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)            authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)            split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)            incur, create, assume or otherwise become liable for any Indebtedness, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Purchaser Transaction Expenses incurred in connection with the consummation of the Transactions, up to aggregate additional Indebtedness during the Interim Period of $4.5 million);

(v)            make or rescind any material election relating to Taxes, settle any claim or Action relating to Taxes, file any amended Tax Return or claim for refund, take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP, or change its jurisdiction of Tax residency; provided, that Purchaser may, without the consent of the Company, change the accounting treatment of Purchaser’s issued and outstanding warrants with respect to the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements;

(vi)            take any action or agree to take any action which would have the effect of changing the classification of the Purchaser, or a Subsidiary, under the ES Legislation, except that:

(1)            if any requirement to report under the ES Legislation falls during the Interim Period, Purchaser shall report, by the applicable deadline, on the basis that during the relevant financial period Purchaser and/or its Subsidiaries, as is relevant, did not carry on any relevant activity as such term is defined in the ES Legislation, and shall consult with the Company as to the prescribed information to be filed;

(2)            Purchaser shall promptly inform the Company of any communication received by Purchaser and/or its Subsidiaries, its directors, shareholder(s) or registered agent from the TIA and shall consult with the Company and shall give the Company the opportunity to comment as to any reply or any other actions to be taken in response to such communication;

(vii)            amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(viii)            terminate, waive or assign any material right under any material agreement to which it is a party;

(ix)            establish any Subsidiary or enter into any new line of business;

(x)            revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting Purchaser’s outside auditors; provided that Purchaser may, without the consent of the Company, change the accounting treatment of Purchaser’s issued and outstanding warrants with respect to the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements;

(xi)            waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xii)            acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xiii)            make any capital expenditures (excluding, for the avoidance of doubt, incurring any Purchaser Transaction Expenses);

(xiv)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xv)            subject to the restrictions contained in Section 5.22, voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1 million individually or $5 million in the aggregate (excluding the incurrence of any Purchaser Transaction Expenses);

(xvi)            sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii)            hire any employees or adopt, sponsor, contribute to or otherwise incur any Liability (contingent or otherwise) under any Benefit Plans, Foreign Plans, any benefit plan sponsored by an ERISA Affiliate of Purchaser, or any other benefit or compensation plan, Contract, program, policy, or arrangement;

(xviii)            enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix)            enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any transaction or Contract with any officer, director, manager, employee, consultant or security holder of Purchaser or any of their Affiliates; or (xx) authorize or agree to do any of the foregoing actions.

5.4            Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Merger to maintain the listing of the Purchaser Units, the Purchaser Class A Shares and the Purchaser Public Warrants on NASDAQ; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on NASDAQ only the Purchaser Ordinary Shares and the Purchaser Public Warrants. It is understood and agreed that any actions or inactions taken by Purchaser, based on advice by its legal counsel or auditors, in connection with the accounting treatment of Purchaser’s issued and outstanding warrants, or any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements shall not be a breach of the requirements of this Section 5.4.

5.5            No Solicitation.

(a)            For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, a transaction (other than the transactions contemplated by this Agreement or with the approval of Purchaser) concerning the sale of (x) all or any material part of the business or assets of such Person or (y) any material amount of the shares or other equity interests or profits of such Person, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Purchaser.

(b)            During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal with respect to such Party, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to an Acquisition Proposal, other than to promptly inform such Person or group that it is subject to an exclusivity agreement that prohibits it from engaging or participating in any discussions with respect to any Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal; provided, however, any Change in Recommendation by Purchaser’s board of directors in accordance with Section 5.9 shall not be a breach of this Section 5.5(b).

5.6            No Trading. The Company acknowledges and agrees that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NASDAQ promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.7            Efforts.

(a)            Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to receive all applicable Consents of Governmental Authorities needed to consummate the transactions contemplated by this Agreement and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement; provided, that nothing in this Agreement shall be deemed to provide Purchaser and its Representatives with the right to obtain information regarding (or, other than as explicitly required by this Agreement or any Ancillary Document, require any action on behalf of) any of the equityholders of any of the Target Companies that is not otherwise related to any of the Target Companies or the transactions contemplated by this Agreement or any Ancillary Document.

(b)            In furtherance and not in limitation of Section 5.7(a). to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at Purchaser’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and use its commercially reasonable efforts to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any substantive communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)            As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority challenging any of the transactions contemplated by this Agreement as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or Actions which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority challenging the transactions contemplated by this Agreement, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d)            Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.8            Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings; provided, that nothing in this Agreement shall be deemed to provide Purchaser and its Representatives with the right to obtain information regarding (or, other than as explicitly required by this Agreement or any Ancillary Document, require any action on behalf of) any of the equityholders of the Company that is not otherwise related to any of the Target Companies or the transactions contemplated by this Agreement or any Ancillary Document.

5.9            The Registration Statement.

(a)            As promptly as practicable after the date of this Agreement, Purchaser and the Company shall jointly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and Purchaser shall (at the sole cost and expense of Purchaser) file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Securities to be issued under this Agreement to the holders of securities of the Company prior to the Merger Effective Date, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from Purchaser shareholders for the matters to be acted upon at the Special Meeting and providing the Public Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving the following proposals (or such other proposals as may be agreed upon from time to time between the Company and Purchaser) (A) the adoption and approval of this Agreement and the Transactions by the holders of Purchaser Shares in accordance with Purchaser’s Organizational Documents, the Cayman Act and the rules and regulations of the SEC and NASDAQ, (B) the adoption of the Amended Purchaser Charter, (C) the adoption and approval of a new equity incentive plan for Purchaser in substantially the form of Exhibit J or as the Company and Purchaser otherwise mutually agree on pursuant to Section 5.15 (the “Purchaser Equity Plan”), (D) the appointment of the members of the Post-Closing Purchaser Board, in each case in accordance with Section 5.14 hereof, (E) such other matters (if any) as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (E), collectively, the “Purchaser Shareholder Approval Matters”, and the approvals described in clauses (A) through (B), the “Required Purchaser Shareholder Approval Matters”), and (F) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(b)            Purchaser, acting through its board of directors (or a committee thereof), shall (i) make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement and (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Purchaser Shareholder Approval Matters, and (iii) use its commercially reasonable efforts to secure the approval of the Purchaser Shareholder Approval Matters; provided, however, that Purchaser’s board of directors may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, its recommendation (a “Change in Recommendation”) if it determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by Purchaser’s board of directors of its fiduciary obligations to Purchaser’s shareholders under applicable Law. If on the date for which the Special Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval Matters, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Meeting. In connection with the Registration Statement, Purchaser will, with the agreement of the Company prior to any such filing (such agreement not to be unreasonably withheld, conditioned or delayed), file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law, Purchaser’s Organizational Documents, the Cayman Act and the rules and regulations of the SEC and NASDAQ. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c)            Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall, with the agreement of the Company prior to filing any such amendment or supplement (such agreement not to be unreasonably withheld, conditioned or delayed), amend or supplement the Registration Statement and Purchaser shall (at the sole cost and expense of Purchaser), with the agreement of the Company prior to any such filing (such agreement not to be unreasonably withheld, conditioned or delayed), file the Registration Statement, as so amended or supplemented, with the SEC and to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(d)            Purchaser shall respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any proposed written or material oral responses to such comments.

(e)            As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s shareholders and, Purchaser shall call the Special Meeting in accordance with the Cayman Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(f)            Purchaser shall comply with all applicable Laws, any applicable rules and regulations of NASDAQ, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Meeting and the Redemption.

(g)            For the avoidance of doubt, the Company shall not be required by this Section 5.9 to take, or cause to be taken, any action in response to comments of the SEC staff made in connection with the Registration Statement, that would or could reasonably be expected to result in (x) any material and lasting change in the business of the Target Companies as contemplated under the Business Plan as of the date of this Agreement or (y) any Target Company being required to hold, obtain or apply for any material Permit from any Government Authority other than those set forth in Schedule 4.10 of the Company Disclosure Schedules.

5.10            Required Company Shareholder Approval; Series A SPA and Company Shareholders Agreement Waivers. As promptly as reasonably practicable (and in any event within one Business Day) following the Registration Statement “clearing” comments from the SEC and becoming effective, the Company shall duly seek unanimous written consent of its shareholders or duly call and convene a meeting of its shareholders, for the purposes of obtaining the requisite shareholders’ consent for the adoption and approval of this Agreement and the Transactions (including approval of the Merger and the adoption of the amended and restated memorandum and articles of association of the Surviving Company in the form of Exhibit G), in accordance with the Company’s Organizational Documents and the Cayman Act (such consent, either obtained at a meeting of the Company’s shareholders or in writing, the “Required Company Shareholder Approval”). The Company, acting through its board of directors (or a committee thereof), shall not withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, its recommendation that the Company’s shareholders vote in favor of the approval of this Agreement and the Transactions. As promptly as practicable after the date of this Agreement, the Company shall seek the Series A SPA and Company Shareholders Agreement Waivers and use its commercially reasonable effort to obtain all such waivers prior to the Registration Statement “clearing” comments from the SEC and becoming effective.

5.11            Required Merger Sub Shareholder Approval. Subject to Purchaser Shareholder adoption and approval of this Agreement and the Transactions at the Special Meeting, prior to the Merger Effective Date, the Purchaser shall execute and deliver a unanimous written consent as the sole shareholder of Merger Sub for the approving the Merger and the adoption of the amended and restated memorandum and articles of association of the Surviving Company substantially in the form of Exhibit G), in accordance with the Merger Sub's Organizational Documents and the Cayman Act (such consent in writing, the “Required Merger Sub Shareholder Approval”).

5.12            Public Announcements.

(a)            The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Purchaser and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)            The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review and comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which shall be provided to the Company for reviewing and comment promptly following the execution of this Agreement); provided, however, if the Company does not approve of the Form 8-K on or prior to the date such filing is required to be made pursuant to Federal Securities Laws, the failure to secure the approval of the Company shall not prevent Purchaser from making such filing in accordance with Federal Securities Laws. Prior to Closing, Purchaser and the Company shall prepare a current report on Form 8-K to be filed by Purchaser announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Filing”), provided, however, if the Company does not approve of the Form 8-K on or prior to the date such filing is required to be made pursuant to Federal Securities Laws, the failure to secure the approval of the Company shall not prevent Purchaser from making such filing in accordance with Federal Securities Laws. Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) the Closing Filing prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing Date (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing or the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in the Interim Period in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.13            Confidential Information.

(a)            The Company, agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.13(a) and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. The Company shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of Purchaser disclosed to such Person until such information ceases to be a Trade Secret and (z) the Company and its Representatives shall be permitted to retain copies of Purchaser Confidential Information to the extent required by internal compliance policies or applicable Laws or to satisfy requirements of a Governmental Authority.

(b)            Purchaser and Merger Sub hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser, Merger Sub or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.13(a) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser and Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by Federal Securities Laws, as advised by outside counsel and after giving the Company a reasonable opportunity under the circumstances to review such disclosure and considering in good faith any comments made by the Company regarding such disclosure, (y) Purchaser and Merger Sub shall, and shall cause their respective Representatives to, treat and hold in strict confidence any Trade Secret of any Target Company disclosed to such Person until such information ceases to be a Trade Secret and (z) Purchaser, Merger Sub and their respective Representatives shall be permitted to retain copies of Company Confidential Information to the extent required by internal compliance policies or applicable Laws or to satisfy requirements of a Governmental Authority.

(c)            For the avoidance of doubt, the obligations set forth in this Section 5.13 are in addition to and shall not supersede any continuing obligations under any confidentiality agreement between or among the Parties.

5.14            Post-Closing Board of Directors and Executive Officers.

(a)            The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of the individuals listed on Schedule 5.14(a) of the Company Disclosure Schedules. At or prior to the Closing, Purchaser will provide each director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.

(b)            The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that, effective as of the Closing, the executive officers of Purchaser will consist of the individuals listed on Schedule 5.14(b) of the Company Disclosure Schedules.

5.15            Purchaser Equity Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the board of directors of Purchaser shall approve and adopt the Purchaser Equity Plan, substantially in the form of Exhibit J or as the Company and Purchaser otherwise mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Purchaser, as applicable), and in the manner prescribed under applicable Laws, effective as of the Closing Date, reserving for grant thereunder the number of Purchaser Class A Ordinary Shares set forth on Section 5.15 of the Company Disclosure Schedules.

5.16            Indemnification of Directors and Officers.

(a)            From and after the Closing Date, the Surviving Company and Purchaser shall jointly and severally indemnify and hold harmless (i) each present and former director and officer of the Target Company, Purchaser or Merger Sub, and (ii) in addition, solely with respect to the Target Company, named senior executives of the Target Company (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the relevant Target Company, Purchaser or Merger Sub, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (each, a “Claim”), to the fullest extent that the relevant Target Company, Purchaser or Merger Sub, respectively, would have been permitted under applicable Law and subject to the limitations of its respective Organizational Documents and indemnification agreements, if any, in effect from time to time at or prior to the Closing to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). After the Closing Date, in the event that any D&O Indemnified Party becomes involved in any capacity in any Action based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Closing Date, the D&O Indemnified Party may retain counsel reasonably satisfactory to them after consultation with Purchaser; provided, however, that Purchaser shall have the right to assume the defense thereof with counsel reasonably satisfactory to the D&O Indemnified Parties.

(b)            Prior to the Merger Effective Date, Purchaser shall use its commercially reasonable efforts to purchase and obtain, as of the Closing Date a “tail” insurance policy, to the extent available on commercially reasonable terms and at an aggregate cost of no higher than 330% of the annual premium of Purchaser’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement, extending coverage for an aggregate period of six (6) years (or such other coverage period as mutually agreed by Purchaser and the Company) providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by the Purchaser’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Purchaser; provided, however, that to the extent a policy as permitted by this Section 5.16(c) is purchased by Purchaser, the aggregate cost of such policy shall be deemed a Purchaser Transaction Expense but shall in no case be included in the calculation of Excess Purchaser Indebtedness and Liability Amount.

(c)            Notwithstanding the foregoing (i) none of the Surviving Company or Purchaser shall be obligated to indemnify a D&O Indemnified Party with respect to any amount in relation to a Claim of any type whatsoever to the extent such Claim (or part thereof) has been paid to the D&O Indemnified Party (or paid directly to a third party on a D&O Indemnified Party’s behalf) by any directors and officers, or other type, of insurance maintained by any of the Surviving Company or Purchaser, and (ii) no D&O Indemnified Party shall settle any Claim without the prior written consent of the Surviving Company and Purchaser (which consents shall not be unreasonably withheld, conditioned or delayed), nor shall any of the Surviving Company or Purchaser: (A) settle any Claim without either (x) the written consent of all D&O Indemnified Parties against whom such Claim was made (which consents shall not be unreasonably withheld, conditioned or delayed), or (y) obtaining an unconditional general release from all liability arising out of the proceeding to which the Claim relates for all D&O Indemnified Parties without admission nor finding of wrongdoing as a condition of such settlement, or (B) be liable to a D&O Indemnified Party for any amounts paid in settlement of any threatened or pending Claim effected without its prior written consent (which consents shall not be unreasonably withheld, conditioned or delayed).

(d)            On or prior to the Closing Date, Purchaser shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Purchaser with, or for the benefit of, the D&O Indemnified Parties, which indemnification agreements shall continue to be effective following the Closing Date. To the extent applicable, on or prior to the Closing Date, Purchaser shall countersign such indemnification agreements with respect to any D&O Indemnified Party that was a director or officer of Purchaser prior to the Merger for the purposes of acknowledging the termination of any applicable indemnification agreements between such D&O Indemnified Party and Purchaser.

(e)            The provisions of this Section 5.16 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and representatives.

5.17            Section 16 Matters.

(a)            Prior to the Closing Date, the Parties shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Purchaser Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to Purchaser, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.18            Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption shall first be used to pay (i) the Purchaser Transaction Expenses, (ii) any loans owed by Purchaser to Sponsor for the payment of Purchaser Transaction Expenses and other administrative costs and expenses incurred by or on behalf of Purchaser prior to the Closing Date and (iii) the Company Transaction Expenses. Such amounts, as well as any expenses that are required or permitted to be paid by delivery of Purchaser Securities, will be paid at the Closing; provided, however, that in the case of clauses (i) and (ii) above, such funding shall be subject to the limitations set forth in Section 5.22. Any remaining cash will be transferred to a Target Company or Purchaser and used for working capital and general corporate purposes.

5.19            Tax Matters.

(a)            Each Party (i) shall use its respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its Knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment, (ii) shall report the Merger consistently with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code and (iii) acknowledges and agrees that it is not a condition to the Closing that the Merger qualifies as a “reorganization” within the meaning of Section 368(a).

(b)            In the event the SEC requests or requires tax opinions, each Party shall use best efforts to execute and deliver customary tax representation letters (not to be inconsistent with this Agreement or the other Ancillary Documents) as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

(c)            Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.20            280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that are contingent (within the meaning of Section 280G of the Code) on the transactions contemplated by this Agreement and that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder) (the “Section 280G Payments”), then, prior to the Closing the Company shall, or shall cause the applicable Affiliate to, use commercially reasonable best efforts to (i) solicit and obtain from each individual who is, as of the Closing Date, a “disqualified individual” a waiver of such disqualified individual’s rights, subject to the approval described in clause (ii) below, to some or all of such payments or benefits (the “ Waived 280G Benefits”) so that any remaining payments or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), and (ii) with respect to each individual who executes the waiver described in clause (i), submit to a vote in the manner required under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A-7 of Treasury Regulations § 1.280G-1), the right of any such “disqualified individual” to receive the Waived 280G Benefits. In connection with the foregoing, Purchaser (a) will, no later than ten (10) Business Days prior to the Closing Date, provide the Company with any contract, agreement or plan entered into by the Purchaser (or at the direction of the Purchaser) and a disqualified individual (or reasonably be expected to be entered into at or prior to the Closing Date) the (the “Purchaser Arrangements”) to determine whether any payments made or to be made, or benefits granted or to be granted, pursuant to such Purchaser Arrangements could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and (b) shall cooperate with the Company in good faith to provide the Company with information necessary for the Company to make such determination and for the Company to prepare the required disclosure at least five (5) Business Days prior to the Company obtaining the waivers and soliciting the vote as set forth in this Section 5.20. At least one (1) Business Day prior to the Closing Date, the Company shall deliver to Purchaser documents evidencing the results of such vote. If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits shall not be made or provided. At least three (3) Business Days prior to soliciting such waivers and soliciting such shareholder approval as contemplated in this Section 5.20, the Company shall provide to Purchaser drafts of such waivers and such shareholder approval materials (including the calculations and analysis supporting such documentation)for Purchaser’s review and reasonable opportunity to comment, and the Company shall in good faith consider any such comments. Nothing contained in this Section 5.20 shall be deemed to require (i) the Company to obtain a waiver from any “disqualified individual” or (ii) any specific outcome of the vote described in this Section 5.20.

5.21            Financials. As soon as reasonably practicable after the date of this Agreement, and in any case prior to the date of filing of the Registration Statement, except to the extent such failure is due to Purchaser’s failure to comply with its obligations pursuant to Section 5.9, the Company shall deliver to Purchaser the PCAOB Audited Financial Statements and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of the Company that are required to be included in the Registration Statement. The Company and Purchaser shall each use its reasonable best efforts (a) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any Target Company or Purchaser, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by Purchaser with the SEC in connection with the Transactions and (b) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

5.22            Purchaser Working Capital Funding Obligations; Purchaser Liability Limitations.

(a)            During the Interim Period, Purchaser shall fund its ordinary working capital expenses from cash on hand, and if such amount is insufficient, shall cause Sponsor or its Affiliates (excluding the Purchaser or any of its Subsidiaries) to fund such working capital expenses in accordance with the terms of the Letter Agreement Amendment.

(b)            As of the date of this Agreement through the expiration of the Interim Period, Purchaser and Merger Sub shall not incur an aggregate amount of Indebtedness, Purchaser Transaction Expenses (whether due before, on or after the Closing) (including deferred underwriting fees, but expressly excluding any D&O tail insurance policy costs pursuant to Section 5.16(b)) or other Liabilities in excess of $4,500,000 (the “Purchaser Debt and Liability Cap”), without the prior written consent of the Company; provided, however, in the event the aggregate amount of such Indebtedness, Purchaser Transaction Expenses or other Liabilities incurred by Purchaser for purposes of funding working capital exceeds the Purchaser Debt and Liability Cap, Purchaser shall cause Sponsor or its Affiliates (other than the Purchaser or any of its Subsidiaries) to fund such excess amount in accordance with the terms of the Letter Agreement Amendment. If the Sponsor or its Affiliates (other than the Purchaser or any of its Subsidiaries) fail to fund all or any portion of such excess amount, the Company may, but shall not be required, to elect by providing written notice to the Purchaser after the Purchaser Closing Statement is delivered to the Company and prior to Closing to treat such unfunded amount as the Excess Purchaser Indebtedness and Liability Amount.

5.23            Amendment to Disclosure Schedules.

(a)            Purchaser may from time to time prior to Closing, by written notice to the Company, supplement or amend the Purchaser Disclosure Schedules (including adding new Sections to the Purchaser Disclosure Schedule related to the provisions of this Agreement that do not contemplate qualification by the Purchaser Disclosure Schedule) with new or updated information with respect to matters that occur or arise after the Execution Date to correct any disclosed item or matter that would constitute a breach of a representation or warranty of Purchaser or Merger Sub in Article II or Article III as of the Closing Date (such new or updated information being “New Purchaser Information”); provided, however, New Purchaser Information shall not include information that is updated is in the Ordinary Course of Business of Purchaser during the Interim Period and does not violate the covenants in Section 5.3(b). For purposes of determining whether the Company’s conditions set forth in Section 7.2 have been fulfilled, the Purchaser Disclosure Schedule shall be deemed to exclude the New Purchaser Information.

(b)            The Company may from time to time prior to Closing, by written notice to the Purchaser, supplement or amend the Company Disclosure Schedules (including adding new Sections to the Company Disclosure Schedule related to the provisions of this Agreement that do not contemplate qualification by the Company Disclosure Schedule) with new or updated information with respect to matters that occur or arise after the Execution Date to correct any disclosed item or matter that would constitute a breach of a representation or warranty of the Company in Article IV as of the Closing Date (such new or updated information being “New Company Information”); provided, however, New Company Information shall not include information that is updated is in the Ordinary Course of Business of the Company during the Interim Period and does not violate the covenants in Section 5.2(b). For purposes of determining whether the Company’s conditions set forth in Section 7.3 have been fulfilled, the Purchaser Disclosure Schedule shall be deemed to exclude the New Purchaser Information.

ARTICLE VI
SURVIVAL

6.1            Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) Article X.

ARTICLE VII
CLOSING CONDITIONS

7.1            Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Closing shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a)            Required Purchaser Shareholder Approval. The Required Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Special Meeting in accordance with the Proxy Statement shall have been approved by the Required Purchaser Shareholder Approval.

(b)            Required Company Shareholder Approval. The Required Company Shareholder Approval shall have been obtained.

(c)            Required Merger-Sub Shareholder Approval. The Purchaser as sole shareholder of Merger Sub prior to the Merger Effective Date shall have approved the Merger and the adoption of the amended and restated memorandum and articles of the Surviving Company in the form of Exhibit G, which approval shall be required in accordance with Section 5.11 if the Required Purchaser Shareholder Approval has been obtained as described in Section 7.1(a).

(d)            Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions set forth on Schedule 7.1(c) shall have been obtained or made.

(e)            No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f)            Net Tangible Assets. Immediately prior to the Closing, after giving effect to the Redemption, Purchaser shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(g)            Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(h)            NASDAQ Listing. The Purchaser’s Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(i)            Foreign Private Issuer. The Company shall not have received evidence that Purchaser will not qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

7.2            Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligation of the Company to consummate the Closing is subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)            Representations and Warranties. All of the representations and warranties of Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) with respect to the Purchaser Fundamental Representations, any failures to be true and correct in all material respects, and (iii) for all other representations and warranties of Purchaser and Merger Sub, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser or Merger Sub.

(b)            Agreements and Covenants. Purchaser and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by such party on or prior to the Closing Date.

(c)            Minimum Cash. The aggregate cash available to Purchaser at the Closing from the Trust Account after giving effect to the redemptions of any shares of Purchaser Class A Shares for holders that timely exercise and do not waive their redemptions rights in respect of the Transaction, but before giving effect to the consummation of the Closing and the payment of any outstanding Purchaser Transaction Expenses, Company Transaction Expenses and Indebtedness permitted under this Agreement, shall equal or exceed $17,500,000.

(d)            Certain Ancillary Documents. Each of the Purchaser Lock-Up Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing Date.

(e)            Closing Deliveries.

(i)            Officer Certificate. Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) with respect to Purchaser.

(ii)            Secretary Certificate. Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Merger Effective Date), (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is a party or otherwise bound.

(iii)            Good Standing. Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization.

(iv)            Registration Rights Agreement. The Company and Purchaser shall have received a duly executed copy of the Registration Rights Agreement, duly executed by Purchaser.

(v)            Purchaser Charter Amendment. At or prior to Closing, Purchaser shall have amended and restated the memorandum and articles of association of Purchaser in substantially the form attached as Exhibit H hereto (the “Amended Purchaser Charter”).

7.3            Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 7.1. the obligations of Purchaser to consummate the Closing are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a)            Representations and Warranties. All of the representations and warranties of the Company, Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Purchaser or Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date shall be true and correct on and as of the Closing Date as if made on the Closing Date, in each case except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) with respect to the Company and Purchaser Fundamental Representations, any failures to be true and correct in all material respects and (iii) for all other representations and warranties of the Company, Purchaser, and Merger Sub, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, Purchaser, or Merger Sub, as applicable.

(b)            Agreements and Covenants. The Company, Purchaser, and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)            Waiver and Release under Series A SPA and Company Shareholders Agreement. The Company shall have obtained and delivered to Purchaser a waiver and release as it relates to potential claims by any shareholder of the Company under (i) that certain Series A Preferred Share and Warrant Purchase Agreement dated April 22, 2021, by and among Saire Cayman, Zhencheng, Tyche, Fengyuan Capital, Fargo I, KeyMan, Tospring, EVERSUNNY, SUN Zeyu BVI and certain other parties and (ii) that certain Amended and Restated Shareholders Agreement of the Company dated August 31, 2021, including any predecessor agreement thereto, substantially in the form attached hereto as Exhibit I hereto (collectively, the “Series A SPA and Company Shareholders Agreement Waivers”).

(d)            Company Minimum Cash. At Closing, the Company Closing Cash minus Company Indebtedness shall be at least $1,000,000.

(e)            Certain Ancillary Documents. Each of the Company Lock-Up Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing Date.

(f)            Closing Deliveries.

(i)            Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a). 7.3(b) and 7.3(c) with respect to the Company. Purchaser shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a). 7.3(b) and 7.3(c) with respect to Purchaser and Merger Sub, as applicable.

(ii)            Secretary Certificates. The Company and Purchaser shall each have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders, as applicable, authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is a party or otherwise bound.

(iii)            Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization, to the extent that good standing certificates or similar documents are generally available in such jurisdiction. Purchaser shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Purchaser and Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s and Merger Sub’ jurisdiction of organization, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdiction.

(iv)            Registration Rights Agreement. Purchaser shall have received a copy of the Registration Rights Agreement, duly executed by Purchaser and each Company shareholder party thereto.

(g)            Purchaser Charter Amendment. At or prior to the Closing, the board of directors of the Purchaser and its requisite shareholders have adopted and approved, and the Purchaser has filed and made effective the Amended Purchaser Charter.

7.4            Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, Purchaser or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement in all material respects.

ARTICLE VIII
TERMINATION AND EXPENSES

8.1            Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)            by mutual written consent of Purchaser and the Company;

(b)            by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by March 31, 2022 (the “Outside Date”), provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Purchaser or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)            by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Purchaser or Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)            by written notice by the Company to Purchaser, if (i) there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the twentieth day after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b) from being satisfied;

(e)            by written notice by Purchaser to the Company, if (i) there has been a breach by the Company, Purchaser, or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the twentieth (20th) day after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time Purchaser or Merger Sub is in uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(f)            by written notice by either Purchaser or the Company to the other if the Special Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;

(g)            by written notice by Purchaser to the Company if the PCAOB Audited Financial Statements have not been delivered to Purchaser on or prior to October 15, 2021; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if at such time Purchaser is in uncured breach of its obligations pursuant to Section 5.9 of this Agreement and such uncured breach would result in a failure of the Company’s ability to deliver the PCAOB Audited Financial Statements; or

(h)            by written notice by the Company to Purchaser, if Purchaser’s board of directors has made a Change in Recommendation.

8.2            Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party, any of their respective Affiliates or any of their and their Affiliates’ respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.11(a), 5.12, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, (ii) nothing herein shall relieve any Party from Liability for any Fraud against such Party prior to termination of this Agreement, and (iii) nothing herein shall relieve the Company, Purchaser or Merger Sub from Liability for willful breach (in each case of clauses (i), (ii) and (iii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1 and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.6), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3            Fees and Expenses. Subject to Section 9.1 unless otherwise provided for in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and Purchaser shall pay, or cause to be paid, all unpaid Purchaser Transaction Expenses and (b) if the Closing occurs, then Purchaser shall pay, or cause to be paid, all unpaid Company Transaction Expenses and all unpaid Purchaser Transaction Expenses, subject in the case of Purchaser Transaction Expenses, to the limitations set forth in Section 5.22.

ARTICLE IX
WAIVERS AND RELEASES

9.1            Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and Merger Sub hereby represents and warrants that it understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of Purchaser Class A Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with a shareholder vote to amend Purchaser’s Organizational Documents to modify the substance or timing of Purchaser’s obligation to provide holders of Purchaser Class A Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of Purchaser Class A Shares if Purchaser does not complete a Business Combination within 18 months from the closing of the IPO or with respect to any other provision relating to the rights of holders of Purchaser Class A Shares, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within 18 months after the closing of the IPO (subject to further extension by amendment to Purchaser’s Organizational Documents), (c) with respect to any interest earned on the amounts held in the Trust Account, up to $50,000 of interest to pay dissolution expenses and any amounts necessary to pay for any income taxes, and (d) to Purchaser after the consummation of a Business Combination, in each case, subject to the Trust Agreement. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither of the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. Notwithstanding anything herein to the contrary, (A) the Company and its Affiliates may commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser, Merger Sub or their respective Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser, Merger Sub or their respective Representatives, against assets or funds held outside of the Trust Account (including any funds released from the Trust Account and assets that are acquired with such funds); provided that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behaves or in lieu of them) to have any claim against the Trust Account or any amounts contained therein, and (B) nothing herein shall limit or prohibit the Company or any of its Affiliates from pursuing a claim against Purchaser or Merger Sub for specific performance or other equitable relief. This Section 9.1 shall survive termination of this Agreement for any reason.

ARTICLE X
MISCELLANEOUS

10.1            Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser or Merger Sub at or prior to the Closing, to:

Jianwei Li

Chairman & Co-Chief Executive Officer

437 Madison Avenue, 27th Floor

New York, New York 10022

(732) 910-9692

Jianwei@zhenchengcap.com

with a copy (which will not constitute notice) to:

David C. Buck

Kayleigh McNelis

Sidley Austin LLP

1000 Louisiana, Suite 5900

Houston, Texas 77002

Tel: (713) 494-4500

dbuck@sidley.com

kmcnelis@sidley.com

and

Suzanne Correy

Maples and Calder (Cayman) LLP

PO Box 309

Ugland House, Grand Cayman, KY1-1104

Cayman Islands.

Tel: +1 345 814 5434

suzanne.correy@maples.com

If to the Company at or prior to the Closing, to:

Ian Zou

CFO, Vice President

SAITECH Limited

c/o Sustainable Available Innovative Pte. Ltd.

20 EMERALD HILL ROAD, SINGAPORE, 229302

+86 186 1174 3705

zoujian@sai.tech

with a copy (which will not constitute notice) to:

Chris A. Ferazzi

Michael J. Blankenship

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002

Tel: (713) 651-2600

CFerazzi@winston.com

MBlankenship@winston.com

and

George Weston

Harney Westwood & Riegels LP,

Craigmuir Chambers,

PO Box 71, Road Town, Tortola VG1110, British Virgin Islands.

Tel: +1 284 852 4333|

george.weston@harneys.com

If to Purchaser or the Company after the Closing, to:

Ian Zou

CFO, Vice President

SAITECH Limited

c/o Sustainable Available Innovative Pte. Ltd.

20 EMERALD HILL ROAD, SINGAPORE, 229302

+86 186 1174 3705

zoujian@sai.tech

with a copy (which will not constitute notice) to:

Chris A. Ferazzi

Michael J. Blankenship

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002

Tel: (713) 651-2600

CFerazzi@winston.com

MBlankenship@winston.com

and

George Weston

Harney Westwood & Riegels LP,

Craigmuir Chambers,

PO Box 71, Road Town, Tortola VG1110, British Virgin Islands.

Tel: +1 284 852 4333|

george.weston@harneys.com

10.2            Binding Effect: Assignment. Subject to Section 10.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party, by operation of Law or otherwise, without the prior written consent of Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3            Third Parties. Except for the rights of the D&O Indemnified Parties set forth in Section 5.15, of Sidley Austin LLP (“Sidley”) set forth in Section 10.14(a) and Winston & Strawn LLP (“Winston”) set forth in Section 10.14(b), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party. For the avoidance of doubt, no shareholder of Purchaser after the Closing (in his, her or its capacity as such) is a third party beneficiary of this Agreement or shall have any rights hereunder.

10.4            Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of Delaware, without regard to the conflict of laws principles thereof, except that the Merger, the internal affairs of Purchaser and any provisions of this Agreement that are expressly or otherwise required to be governed by the Cayman Act, shall be governed by the Laws of the Cayman Islands (without giving effect to choice of law principles thereof) in respect of which the Parties irrevocably submit to the non-exclusive jurisdiction of the Courts of the Cayman Islands. Subject to the immediately preceding sentence, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.5            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6            Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.7            Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.8            Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser and the Company.

10.9            Waiver. Each of Purchaser and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.10            Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.11            Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if’ and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if’; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information at least two (2) Business Days prior to the date of this Agreement.

10.12            Counterparts. This Agreement may be executed and delivered (including by facsimile, e-mail or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.13            No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee or other Representative of any past, present or future equity holder of any Party or of any Affiliate or successor or assignee thereof (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law; provided that, the Company can seek recourse against Sponsor if the Sponsor breaches its obligations under the Letter Agreement Amendment, solely to the extent of its payment obligations thereunder.

10.14            Legal Representation.

(a)            The Parties agree that, notwithstanding the fact that Sidley may have, prior to Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Sidley will be permitted in the future, after the Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and Purchaser hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Sidley’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Purchaser and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Sidley of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Sidley with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Purchaser or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)            The Parties agree that, notwithstanding the fact that Winston may have, prior to the Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Winston will be permitted in the future, after the Closing, to represent the shareholders or holders of other equity interests of the Company on or prior to the Closing or any of their respective directors, members, partners, officers, employees or Affiliates (other than Purchaser or the Surviving Company) (collectively, the “Company Shareholder Group”) in connection with matters in which such Persons are adverse to Purchaser or the Surviving Company, including any disputes arising out of, or related to, this Agreement. The Company and Purchaser hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Winston’s future representation of any member of the Company Shareholder Group in which the interests of such Person are adverse to the interests of Purchaser and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Winston of any member of the Company Shareholder Group. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company and the Company Shareholder Group shall be deemed the client of Winston with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company Shareholder Group, shall be controlled by the Company Shareholder Group and shall not pass to or be claimed by Purchaser or the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by Purchaser, the Surviving Company or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XI
DEFINITIONS

11.1            Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any charge, claim, demand, notice of noncompliance or violation, action, complaint, petition, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Company Lock-Up Agreements, the Purchaser Lock-Up Agreements, the Company Shareholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Employment Agreements and the Amended Purchaser Charter and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Audited Financial Statements” means the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the audited consolidated balance sheets of the Target Companies as of the Balance Sheet Date and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the year then ended.

“Balance Sheet Date” means December 31, 2020.

“Benefit Plans” of any Person means any deferred compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, profit sharing, pension, or retirement plan and each other employee benefit plan, program, agreement or arrangement (whether written or unwritten), including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA (whether or not subject to ERISA), maintained, sponsored or contributed to, or required to be contributed to, by a Person for the benefit of any current or former employee or individual service provider of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Hong Kong or the Cayman Islands are authorized to close for business.

“Business Plan” means the version of the business plan as posted as of the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives.

“Cayman Act” means the Companies Act (as Revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit; provided, however, Closing Company Cash shall not include Digital Assets.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Purchaser, Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by any Target Company, Purchaser, Merger Sub or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party, other than from any Target Company, Purchaser, Merger Sub or their respective Representatives, without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Financials” means the Audited Financial Statements and the Interim Financial Statements.

“Company Fundamental Representations” means the representations and warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Capitalization), 4.4 (Subsidiaries) and 4.22 (Finders and Brokers).

“Company Lock-Up Agreements” means (a) the Lock-Up Agreement to be entered into at Closing by Energy Science Artist Holding Limited, LilOrange Holding Limited, Eternal Selead Technology Holding Limited, Haonan Technology Holding Limited, Shiningsunny Holding Limited and Make World Better Limited, the form of which shall be substantially in the form of Exhibit A-2 hereto, and (b) the Lock-Up Agreements to be entered into at Closing by all other shareholders of the Company immediately prior to Closing, the form of which shall be substantially in the form of Exhibit A-3 hereto.

“Company Ordinary Shares” means collectively the Class A Ordinary Shares and the Class B Ordinary Shares, each with a par value of $0.0001 per share.

“Company Shares” means collectively, the Company Ordinary Shares and the Company Preferred Shares.

“Company Transaction Expenses” means all fees and expenses of any of the Target Companies, Purchaser or Merger Sub (and not otherwise expressly allocated to Purchaser pursuant to the terms of this Agreement or any Ancillary Document) incurred or payable as of the Closing Date in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Target Companies, Purchaser or Merger Sub, (b) all bonuses, change in control payments, retention payments, severance payments or similar payments payable in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, and the amount of the employer portion of any employment Taxes payable with respect to such payments, and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Target Company, Purchaser or Merger Sub pursuant to this Agreement or any Ancillary Document.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means (a) the ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the share then in issue and conferring the rights to vote at all general meetings of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any applicable Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemics, pandemics or disease outbreaks, including the CARES Act and Families First Act, for similarly situated companies.

“Digital Asset Market Value” means as of the date of the Company Closing Statement, the market value equivalent of Digital Assets set forth on the Company Closing Statement calculated based on the mechanism set forth on Schedule 11.1-B of the Company Disclosure Schedules.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with any other Person, would be, at any relevant time, deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“ES Legislation” means The International Tax Co-operation (Economic Substance) Act (As Revised) of the Cayman Islands and all regulations and guidance notes issued thereunder.

“Excess Purchaser Indebtedness and Liability Amount” means the amount, if any, by which the aggregate outstanding Purchaser Indebtedness, unpaid Purchaser Transaction Expenses and other unpaid Liabilities immediately prior to the Closing exceeds $4,500,000.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Ratio” means a number equal to the Merger Consideration divided by $10 and divided by the number of Company Ordinary Shares issued and outstanding as of immediately prior to the Merger Effective Date.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by any Target Company primarily for the benefit of employees of any Target Company residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, other than (i) any of the foregoing maintained or to which contributions are required by a Governmental Authority and (ii) any Benefit Plan.

“Founder” means Energy Science Artist Holding Limited.

“Fraud” means, with respect to a Party, actual fraud by such Party (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction) with regard to the representations and warranties (as modified by the Disclosure Schedules), agreements and covenants made by such Party in this Agreement or schedules and certificates delivered by such Party pursuant to this Agreement, which involves a knowing and intentional misrepresentation by such Party with respect to such representations, warranties, agreements or covenants or a knowing and intentional concealment of facts with respect to such representations, warranties, agreements or covenants, with the intent of inducing any other Party to act or refrain from acting in reliance upon it including entering into this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department, division, commission or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute resolving panel or body.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than those incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (h) all obligations described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, intellectual property rights in Software, and other intellectual property.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Target Companies consisting of the consolidated balance sheets of the Target Companies as of the Interim Balance Sheet Date and the related consolidated income statements for the six months then ended.

“Interim Balance Sheet Date” means June 30, 2021.

“Internet Assets” means any domain name registrations.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of April 28, 2021, and filed with the SEC on April 30, 2021.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the individuals set forth on Schedule 11.1-A of the Company Disclosure Schedules or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter, (ii) Purchaser, the actual knowledge of the individuals set forth on Schedule 11.1-A of the Purchaser Disclosure Schedules or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter or (iii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter or (B) if a natural person, the actual knowledge of such Party or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter; provided that, for the avoidance of doubt, other than such reasonable inquiry with direct reports, no such individual will be under any express or implied duty to investigate.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (on voting, sale, transfer or disposition), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect after the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole or (b) the ability of such Person and its Affiliates to consummate the transactions contemplated by this Agreement; provided, however, that any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, events, occurrences, changes or effects) shall not be taken into account when determining whether a Material Adverse Effect pursuant to clause (a) above has occurred: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by any acts of God, terrorism, war (whether or not declared) or natural disaster or any worsening thereof; (v) any epidemic, pandemic, plague or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 Measures or any changes or prospective changes in such COVID-19 Measures or changes or prospective changes in the interpretation, implementation or enforcement thereof; (vi) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vii) with respect to Purchaser, the consummation and effects of the Redemption; (viii) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, works councils or other labor organizations, customers, suppliers or partners; (ix) any actions taken at the written request (including e-mail or other forms of electronic communications) or with the written consent of Purchaser (including e-mail or other forms of electronic communications); (x) any changes or prospective changes after the date of this Agreement in applicable Law (or interpretations, implementation or enforcement thereof), excluding GAAP or any other accounting principles (or authoritative interpretations thereof); (xi) any change in the price or relative value of any digital currency or cryptocurrency, or any other blockchain-based tokens or assets, including Bitcoin or EOS; (xii) any change in existence or legality of any digital currency or cryptocurrency, or any other blockchain-based token or asset, or any halt or suspension in trading of any such digital currency or cryptocurrency on any exchange, in each case including Bitcoin or EOS (except that this clause (xii) shall not exclude any changes in existence, public availability, legality, or trading volume of any digital currency or cryptocurrency, or any other blockchain-based token or asset, or any halt or suspension in trading of any such digital currency or cryptocurrency on any exchange, in each case including Bitcoin or EOS, which, reasonably foreseeably result from actions taken by the Target Companies); or (xiii) any change to block structure, methods and rules for adding transactions to the blockchain, methods for processing and adding new blocks, mining or staking rewards, or algorithms, in each case as embodied in the applicable blockchain (except that this clause (xiii) shall not exclude any changes to block structure, methods and rules for adding transactions to the blockchain, methods for processing and adding new blocks, mining or staking rewards, or algorithms, in each case as embodied in the applicable blockchain which, reasonably foreseeably result from actions taken by the Target Companies); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), (iv), (v), (x), (xi) and (xii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts and operates its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser, but for the avoidance of doubt, the conditions to closing under Section 7.1(a) (Required Purchaser Shareholder Approval and Section 7.2(c) (Minimum Cash) as they relate to the foregoing shall continue to apply.

“Merger Consideration” means an aggregate value equal to (i) Two Hundred Twenty-Eight Million U.S. Dollars ($228,000,000), plus if the Company makes the election provided under Section 5.22(b), the Excess Purchaser Indebtedness and Liability Amount.

“Merger Sub Ordinary Shares” means the ordinary shares, par value $1.00 per share, of Merger Sub.

“NASDAQ” means the NASDAQ Capital Market.

“Ordinary Course of Business” means (i) any actions that are contemplated by or consistent with the Business Plan, (ii) any reasonable actions or omission in response to or otherwise related to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID- 19 Measures, (iii) any actions taken with respect to setting up, preparing the operations of or reorganizing the Company or any of its Subsidiaries in accordance with, contemplated by or in furtherance of the Business Plan, this Agreement or any Ancillary Document and (iv) any other action reasonably deemed necessary in the good faith determination of the management or directors of the Company in connection with the operations of the Target Companies or the furtherance of the Transactions or the Business Plan.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its memorandum and articles of association or similar organizational documents, in each case, as amended. With respect to Purchaser, Organizational Documents shall also include the Trust Agreement.

“Patents” means any patents and patent applications (including any divisional, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Audited Financial Statements” means the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the audited consolidated balance sheets of the Target Companies as of the Balance Sheet Date and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the year then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Target Companies’ use or occupancy of such real property for the operation of their business, (d) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (e) licenses of Intellectual Property in the ordinary course of business, (f) Liens arising under this Agreement or any Ancillary Document, or (g) with respect to digital currency or cryptocurrency, or any other blockchain-based tokens or assets (including Bitcoin and EOS), Liens that result from any existing or future encumbrance or restriction (on voting, sale, transfer or disposition) that is inherent in the existing (or any future) structure, governance, or Software underlying such digital currency, cryptocurrency, token or blockchain (including any such encumbrance or restriction resulting from any change in such digital currency, cryptocurrency, token or blockchain, such as changes made through governance processes associated therewith), in each case other than such encumbrances or restrictions that are the direct and intended result of the affirmative vote or action occurring after the date of this Agreement by a Target Company.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Purchaser Charter” means the Amended and Restated Memorandum and Articles of Association of Purchaser in effect under the Cayman Act; provided, that references herein to the Purchaser Charter for periods after the Merger Effective Date shall mean the Amended Purchaser Charter.

“Purchaser Class A Shares” means the Class A ordinary shares, par value $0.0001 per share, of Purchaser, as provided for and fully described in the Purchaser Charter.

“Purchaser Class B Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser, as provided for and fully described in the Purchaser Charter. For purposes clarification, the Purchaser Class B Shares prior to the Closing mean the Class B ordinary shares, par value $0.0001 per share, of Purchaser being converted into Class A Shares at the Merger Effective Time in accordance with the existing Purchaser Charter, and the Purchaser Class B Shares after the Merger Effective Time mean the Class B ordinary shares, par value $0.0001 per share, issued pursuant to the Amended Purchaser Charter.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Purchaser, Merger Sub or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to by the Company, Purchaser, Merger Sub or any of their respective Representatives, was previously known by such receiving party, other than from Purchaser or its Representatives, without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Fundamental Representations” means the representations and warranties contained in Sections 2.1 (Organization and Standing), 2.2 (Authorization; Binding Agreement), 2.5 (Capitalization), 2.16 (Finders and Brokers), 3.1 (Organization and Standing), 3.2 (Authorization; Binding Agreement), 3.5 (Capitalization) and 3.10 (Finders and Brokers).

“Purchaser Lock-up Agreements” means the Lock-Up Agreements to be entered into at Closing by the Sponsor and the other Affiliates of Purchaser who are party to the Sponsor Support Agreement, the form of which shall be substantially in the form attached as Exhibit A-1 hereto.

“Purchaser Preference Shares” means preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by Purchasers’ board of directors.

“Purchaser Private Shares” means an aggregate of 224,780 Purchaser Class A Shares issued to Sponsor in a private placement at the time of the consummation of the IPO (including the issuance of Purchaser Class A Shares in connection with the underwriters’ partial exercise of an overallotment option), at a purchase price of $10.00 per share.

“Purchaser Public Warrants” means the warrants that were included as part of each Purchaser Unit, entitling the holder thereof to purchase one (1) Purchaser Class A Share per whole warrant at a purchase price of $11.50 per share.

“Purchaser Shares” means, collectively, the Purchaser Class A Shares, the Purchaser Class B Shares and the Purchaser Preference Shares.

“Purchaser Securities” means the Purchaser Units, the Purchaser Private Shares and the Purchaser Warrants, as appropriate.

“Purchaser Transaction Expenses” means all fees and expenses of Purchaser or Merger Sub (and not otherwise expressly allocated to any of the Target Companies pursuant to the terms of this Agreement or any Ancillary Document) incurred or payable as of the Closing Date in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, along with any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO payable upon consummation of a Business Combination, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, financial printer, proxy solicitor, or other agents or service providers of Purchaser, travel and entertainment incurred by Purchaser, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Purchaser pursuant to this Agreement or any Ancillary Document.

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriters) consisting of one (1) Purchaser Class A Share and one-half (1/2) of one Purchaser Public Warrant.

“Reference Time” means the close of business of the Company on the Business Day prior to the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Related Person” has the meaning under Item 404 of Regulation S-K promulgated under the Securities Act.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Purchaser Shareholder Approval” means the approval by the requisite majorities of the issued and outstanding shares of Purchaser in accordance with the Organizational Documents of Purchaser.

“Restructuring” means the restructuring of the Company’s Subsidiaries, including the creation of new Subsidiaries and termination of control documents between the WFOE and the VIEs, all as more specifically described in the Restructuring Plan provided by the Company to Purchaser.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933.

“Series A SPA and Company Shareholders Agreement Waivers” has the meaning set forth in Section 7.3(c).

“Software” means any computer software programs, including all source code, object code, and documentation related thereto.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries (excluding Purchaser and Merger Sub).

“Tax” means any U.S. federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary liability for any of the aforementioned.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“TIA” means the Cayman Islands Tax Information Authority.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential, provide material competitive advantage, and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of April 28, 2021, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Trust Agreement.

“TUG Registration Rights Agreement” means the Registration Rights Agreement, dated as of April 28, by and among Purchaser, Sponsor and the other “Holders” named therein.

“VIEs” means collectively, Beijing Saire Technology Co., Ltd., a company organized under the laws of the Republic of China (“BST”), and Xinjiang Silicon Substrate Heating Power Co., Ltd., a company organized under the laws of the Republic of China and wholly owned subsidiary of BST.

“Warrant Agreement” means that certain Warrant Agreement, dated as of April 28, 2021 by and between VStock Transfer, LLC and Purchaser.

“WOFE” means Hangzhou Dareruohan Technology Co., Ltd., a wholly foreign owned enterprise incorporated under the laws of the Republic of China and wholly owned subsidiary of Silicon Asset Investment, Limited, a company incorporated under the Laws of Hong Kong.

11.2            Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	5.5(a)
Agreement	Preamble
Alternative Transaction	5.5(a)
Amended Purchaser Charter	7.2(e)
Antitrust Laws	5.7(b)
Business Combination	9.1
Claim	5.15(a)
Closing	1.1(a)
Closing Date	1.1(a)
Closing Filing	5.11(b)
Closing Press Release	5.11(b)
Company	Preamble

Term	Section
Company Benefit Plan	4.184.18(a)
Company Class A Ordinary Shares	4.3(a)
Company Class B Ordinary Shares	4.3(a)
Company Closing Statement	1.2(b)
Company Disclosure Schedules	Article IV
Company IP	4.13(c)
Company IP Licenses	4.13(a)
Company Letter of Transmittal	1.6(a)
Company Material Contract	4.12(a)
Company Permits	4.10
Company Ordinary Shares	4.3(a)
Company Preferred Shares	4.3(a)
Company Real Property Leases	4.16(b)
Company Registered IP	4.13(a)
Company Series A Preferred Shares	4.3(a)
Company Series Angel Preferred Shares	4.3(a)
Company Series Pre-A Preferred Shares	4.3(a)
Company Series Seed Preferred Shares	4.3(a)
Company Shareholder Support Agreement	Recitals
D&O Indemnified Parties	5.15(a)
Digital Assets	4.24
Dissenting Company Shares	1.5
Enforceability Exceptions	2.2
Exchange Agent	1.6(a)
Federal Securities Laws	5.6
Intended Tax Treatment	Recitals
Interim Period	5.1(a)
IRS	4.18(c)
Labor Laws	4.17(a)
Letter of Transmittal	1.6(a)
Lost Certificate Affidavit	1.6(e)
Material Software	4.13(b)
Merger	Recitals
Merger Documents	1.1(b)
Merger Effective Date	1.1(b)
Merger Sub	Preamble
New Company Information	5.23(b)
New Purchaser Information	5.23(a)
Non-Recourse Parties	10.13
OFAC	2.17(c)
Outside Date	8.1(b)
Party(ies)	Preamble
PII	4.14(a)
Post-Closing Purchaser Board	5.13(a)

Term	Section
Proxy Statement	5.9(a)
Public Certifications	2.6(a)
Public Shareholders	9.1
Purchaser	Preamble
Purchaser Arrangements	5.19
Purchaser Closing Statement	1.2(a)
Purchaser Disclosure Schedules	Article II
Purchaser Equity Plan	5.9(a)
Purchaser Financials	2.6(c)
Purchaser Material Contracts	2.13(a)
Purchaser Recommendation	2.2
Purchaser Shareholder Approval Matters	5.9(a)
Redemption	5.9(a)
Registration Statement	5.9(a)
Released Claims	9.1
Registration Rights Agreement	Recitals
Required Purchaser Shareholder Approval Matters	5.9(a)
SEC Reports	2.6(a)
Section 280G Payments	5.19
Shareholder Certificates	1.6(c)
Sidley	10.13
Signing Filing	5.11(b)
Signing Press Release	5.11(b)
Special Meeting	5.9(a)
Specified Courts	10.4
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Surviving Company	1.1(a)
Target Support Agreements	Recitals
Transactions	Recitals
Transmittal Documents	1.6(c)
Waived 280G Benefits	5.19
Winston	10.3
Withholding Party	1.3

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

TRADEUP GLOBAL CORPORATION

By:	/s/ Huang Lei
Name: Huang Lei
Title: Co-Chief Executive Officer

Merger Sub:

TGC MERGER SUB

By:	/s/ Huang Lei
Name: Huang Lei
Title: Co-Chief Executive Officer

[Signature Page to Business Combination Agreement]

The Company:

SAITECH LIMITED

By:	/s/Li Risheng
Name: Li Risheng
Title: Director

[Signature Page to Business Combination Agreement]

Exhibit A-1

Form of Lock-Up Agreement (Sponsor, Affiliates and Other Parties)

Final Form

[__], 2021

SAI.TECH Global Corporation

c/o

ICS Corporate Services (Cayman) Limited

3-212 Governors Square, 23 Lime Tree Bay Avenue

P.O. Box 30746, Seven Mile Beach

Grand Cayman KY1-1203, Cayman Islands

Re: Lock-Up Agreement for Company Shares

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement (as may be amended, restated or supplemented from time to time, the “Business Combination Agreement”) entered into by and among SAI.TECH Global Corporation (f/k/a TradeUp Global Corporation), a Cayman Islands exempted company incorporated with limited liability with company number 370735 (together with its successors, “Purchaser”), TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability with company number 380624 and a direct wholly owned subsidiary of Purchaser (“Merger Sub”) and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability with company number 371049 (the “Company”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity and becoming a wholly owned subsidiary of Purchaser.

In order to induce Purchaser and the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned shareholder of Purchaser (the “Shareholder”) 1 hereby agrees with Purchaser as follows:

1.	Subject to the exceptions set forth herein, the Shareholder agrees not to, without the prior written consent of the board of directors of Purchaser, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, (A) any Class A Ordinary Shares, par value $0.0001 per share, of Purchaser (the “Purchaser Class A Ordinary Shares”), (B) any Class B Ordinary Shares, par value $0.0001 per share, of Purchaser outstanding prior to the Merger (the “Prior Purchaser Class B Ordinary Shares”) that will be converted into Purchaser Class A Ordinary Shares at the Merger Effective Date, or (C) any securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares, in each case, held by it immediately after the Merger Effective Date (as defined in the Business Combination Agreement) (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until (a) for one-half of the Lock-up Shares, the earlier of (x) the date on which the volume weighted average trading price of the Purchaser Class A Ordinary Shares exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the Closing Date and (y) date of the first anniversary of the Closing Date and (b) for one-half of the Lock-up Shares, the earlier of (x) the date on which the volume weighted average trading price of the Purchaser Class A Ordinary Shares exceeds $17.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the Closing and (y) date of the first anniversary of the Closing Date (the “Lock-Up Period”).

1 Parties that will sign the Form of Lock-up Agreement (Sponsor) will include: TradeUp Global Sponsor LLC, Michael Davidov, Tao Jiang and David Xianglin Li.

2.	The restrictions set forth in paragraph 1 shall not apply to:

(i)	(A) to another entity that is an affiliate of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned via dividend or share repurchase;

(ii)	Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(iii)	transactions relating to Purchaser Class A Ordinary Shares or other securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares acquired in open market transactions after the Merger Effective Date;

(iv)	the exercise of stock options or warrants to purchase Purchaser Class A Ordinary Shares or the vesting of share awards of Purchaser Class A Ordinary Shares and any related transfer of Purchaser Class A Ordinary Shares to Purchaser in connection therewith (a) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (b) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or share awards, or as a result of the vesting of such Purchaser Class A Ordinary Shares, it being understood that all Purchaser Class A Ordinary Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

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(v)	surrender of Company Ordinary Shares (as defined in the Business Combination Agreement) or other securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares for cancellation pursuant to any contractual arrangement in effect at the Merger Effective Date;

(vi)	the entry, by the Shareholder, at any time after the Merger Effective Date, of any trading plan providing for the sale of Purchaser Class A Ordinary Shares by the Shareholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Purchaser Class A Ordinary Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(vii)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Purchaser’s shareholders having the right to exchange their Purchaser Class A Ordinary Shares for cash, securities or other property; and

(viii)	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, which change prevents the Merger from qualifying as either a “reorganization” pursuant to Section 368(a) of the Code or a transaction governed by Section 351 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (iii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Shareholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3.	The Lock-Up Period shall terminate upon the earlier of (i) the date of the first anniversary following the Closing Date, or (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public shareholders of Purchaser having the right to exchange their Purchaser Class A Ordinary Shares for cash securities or other property.

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4.	In furtherance of the foregoing, Purchaser, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

5.	This Letter Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred herein or the documents or instrument referred to herein, which collectively supersedes all prior agreements and the understandings between the parties hereto with respect to the subject matter contained herein. This Letter Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the undersigned Shareholder and Purchaser (and with respect to Purchaser, only with the written consent of a majority of its directors, which shall include a majority of its independent directors).

6.	This Letter Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Letter Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

7.	This Letter Agreement and any action, proceeding, claim or dispute (whether in contract, tort or otherwise) (each, an “Action”) that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the laws (both substantive and procedural) of the State of Delaware, without regard to the conflicts of law principles thereof. All Actions arising out of or relating to this Letter Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Letter Agreement by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

8.	This Letter Agreement shall become effective on the date hereof and terminate on the earlier of (i) the expiration of the Lock-up Period, (ii) termination of the Business Combination Agreement, and (iii) the liquidation of Purchaser.

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9.	This Letter Agreement hereby supersedes Section 5(a) of the Letter Agreement, dated April 28, 2021, among TradeUP Global Corporation, TradeUP Global Sponsor LLC and certain security holders named therein.

Capitalized terms used herein but not defined shall be defined as set forth in the Business Combination Agreement.

[Signature pages follow]

5

IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.

Very truly yours,

Signature:

Name:

Title:

[Signature Page to Lock-Up Agreement]

Acknowledged and agreed by:

TradeUp Global Corporation

Signature:

Name:

Title:

[Signature Page to Lock-Up Agreement]

Exhibit A-2

Form of Lock-Up Agreement (Founder and Management)

Final Form

[__], 2021

SAI.TECH Global Corporation

c/o

ICS Corporate Services (Cayman) Limited

3-212 Governors Square, 23 Lime Tree Bay Avenue

P.O. Box 30746, Seven Mile Beach

Grand Cayman KY1-1203, Cayman Islands

Re: Lock-Up Agreement for Company Shares

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement (as may be amended, restated or supplemented from time to time, the “Business Combination Agreement”) entered into by and among SAI.TECH Global Corporation (f/k/a TradeUp Global Corporation), a Cayman Islands exempted company incorporated with limited liability with company number 370735 (together with its successors, “Purchaser”), TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability with company number 380624 and a direct wholly owned subsidiary of Purchaser (“Merger Sub”) and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability with company number 371049 (the “Company”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity and becoming a wholly owned subsidiary of Purchaser.

In order to induce Purchaser to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned shareholder of the Surviving Company (as defined in the Business Combination Agreement) (the “Shareholder”)1 hereby agrees with Purchaser as follows:

1.	Subject to the exceptions set forth herein, the Shareholder agrees not to, without the prior written consent of the board of directors of Purchaser, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, (A) any Class A Ordinary Shares, par value $0.0001 per share, of Purchaser (the “Purchaser Class A Ordinary Shares”), (B) any Class B Ordinary Shares, par value $0.0001 per share, of Purchaser (the “Purchaser Class B Ordinary Shares”), or (C) any securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares, in each case, held by it immediately after the Merger Effective Date (as defined in the Business Combination Agreement) (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until (a) for one-half of the Lock-up Shares, the earlier of (x) the date on which the volume weighted average trading price of the Purchaser Class A Ordinary Shares exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the Closing Date and (y) date of the first anniversary of the Closing Date and (b) for one-half of the Lock-up Shares, the earlier of (x) the date on which the volume weighted average trading price of the Purchaser Class A Ordinary Shares exceeds $17.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the Closing and (y) date of the first anniversary of the Closing Date (the “Lock-Up Period”).

1 Parties that will sign the Form of Lock-up Agreement (Company Founders and Management) will include: Energy Science Artist Holding Limited, LilOrange Holding Limited, Eternal Selead Technology Holding Limited, Haonan Technology Holding Limited, Shiningsunny Holding Limited and Make World Better Limited.

2.	The restrictions set forth in paragraph 1 shall not apply to:

(i)	(A) to another entity that is an affiliate of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned via dividend or share repurchase;

(ii)	Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(iii)	transactions relating to Purchaser Class A Ordinary Shares, Purchaser Class B Ordinary Shares or other securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares acquired in open market transactions after the Merger Effective Date;

(iv)	the exercise of stock options or warrants to purchase Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares or the vesting of share awards of Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares and any related transfer of Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares to Purchaser in connection therewith (a) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (b) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or share awards, or as a result of the vesting of such Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares, it being understood that all Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

2

(v)	surrender of Company Ordinary Shares (as defined in the Business Combination Agreement) or other securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares for cancellation pursuant to any contractual arrangement in effect at the Merger Effective Date;

(vi)	the entry, by the Shareholder, at any time after the Merger Effective Date, of any trading plan providing for the sale of Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares by the Shareholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(vii)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Purchaser’s shareholders having the right to exchange their Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares for cash, securities or other property; and

(viii)	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, which change prevents the Merger from qualifying as either a “reorganization” pursuant to Section 368(a) of the Code or a transaction governed by Section 351 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (iii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Shareholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3

3.	The Lock-Up Period shall terminate upon the earlier of (i) the date of the first anniversary of the Closing Date, or (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public shareholders of Purchaser having the right to exchange their Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares for cash securities or other property.

4.	In furtherance of the foregoing, Purchaser, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

5.	This Letter Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred herein or the documents or instrument referred to herein, which collectively supersedes all prior agreements and the understandings between the parties hereto with respect to the subject matter contained herein. This Letter Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the undersigned Shareholder and Purchaser (and with respect to Purchaser, only with the written consent of a majority of its directors, which shall include a majority of its independent directors).

6.	This Letter Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Letter Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

7.	This Letter Agreement and any action, proceeding, claim or dispute (whether in contract, tort or otherwise) (each, an “Action”) that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the laws (both substantive and procedural) of the State of Delaware, without regard to the conflicts of law principles thereof. All Actions arising out of or relating to this Letter Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Letter Agreement by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

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8.	This Letter Agreement shall become effective on the date hereof and terminate on the earlier of (i) the expiration of the Lock-up Period, (ii) termination of the Business Combination Agreement, and (iii) the liquidation of Purchaser.

Capitalized terms used herein but not defined shall be defined as set forth in the Business Combination Agreement.

[Signature pages follow]

5

IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.

Very truly yours,

[Shareholder]

Signature:	/s/

Name:

Title:

[Signature Page to Lock-Up Agreement]

Acknowledged and agreed by:

TradeUp Global Corporation

Signature:	/s/

Name:

Title:

[Signature Page to Lock-Up Agreement]

Exhibit A-3

Form of Lock-Up Agreement (Other Company Shareholders)

Final Form

[__], 2021

SAI.TECH Global Corporation

c/o

ICS Corporate Services (Cayman) Limited

3-212 Governors Square, 23 Lime Tree Bay Avenue

P.O. Box 30746, Seven Mile Beach

Grand Cayman KY1-1203, Cayman Islands

Re: Lock-Up Agreement for Company Shares

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement (as may be amended, restated or supplemented from time to time, the “Business Combination Agreement”) entered into by and among SAI.TECH Global Corporation (f/k/a TradeUp Global Corporation), a Cayman Islands exempted company incorporated with limited liability with company number 370735 (together with its successors, “Purchaser”), TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability with company number 380624 and a direct wholly owned subsidiary of Purchaser (“Merger Sub”) and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability with company number 371049 (the “Company”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity and becoming a wholly owned subsidiary of Purchaser.

In order to induce Purchaser to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned shareholder of the Surviving Company (as defined in the Business Combination Agreement) (the “Shareholder”)1 hereby agrees with Purchaser as follows:

1.	Subject to the exceptions set forth herein, the Shareholder agrees not to, without the prior written consent of the board of directors of Purchaser, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, (A) any Class A Ordinary Shares, par value $0.0001 per share, of Purchaser (the “Purchaser Class A Ordinary Shares”), (B) any Class B Ordinary Shares, par value $0.0001 per share, of Purchaser (the “Purchaser Class B Ordinary Shares”), or (C) any securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares, in each case, held by it immediately after the Merger Effective Date (as defined in the Business Combination Agreement) (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) for a period of one-hundred eighty (180) days commencing from the Closing Date (as defined in the Business Combination Agreement) (the “Lock-Up Period”).

1 Parties that will sign the Form of Lock-up Agreement (Other Company Shareholders) will include: Lancer Venture Holding Limited, Tospring Technology Limited, Gongqingcheng Fargo I Venture Capital Partnership (Limited Partnership), EVERSUNNY ONE Limited, Suzhou Chaotou Island Venture Capital Center (Limited Partnership), Tyche Overseas Investment Company Limited, Nanjing Amino Equity Investment Fund LLP, Amino AI Academy (Nanjing) Co., Ltd, ZenGolden L.P., and PatternBase Inc.

2.	The restrictions set forth in paragraph 1 shall not apply to:

(i)	(A) to another entity that is an affiliate of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned via dividend or share repurchase;

(ii)	Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(iii)	transactions relating to Purchaser Class A Ordinary Shares, Purchaser Class B Ordinary Shares or other securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares acquired in open market transactions after the Merger Effective Date;

(iv)	the exercise of stock options or warrants to purchase Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares or the vesting of share awards of Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares and any related transfer of Purchaser Class A Ordinary Shares to Purchaser in connection therewith (a) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (b) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or share awards, or as a result of the vesting of such Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares, it being understood that all Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(v)	surrender of Company Ordinary Shares (as defined in the Business Combination Agreement) or other securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares for cancellation pursuant to any contractual arrangement in effect at the Merger Effective Date;

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(vi)	the entry, by the Shareholder, at any time after the Merger Effective Date, of any trading plan providing for the sale of Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares by the Shareholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(vii)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Purchaser’s shareholders having the right to exchange their Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares for cash, securities or other property; and

(viii)	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, which change prevents the Merger from qualifying as either a “reorganization” pursuant to Section 368(a) of the Code or a transaction governed by Section 351 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (iii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Shareholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3.	The Lock-Up Period shall terminate upon the earlier of (i) the expiration of one-hundred eighty (180) days after the Closing Date, or (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public shareholders of Purchaser having the right to exchange their Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares for cash securities or other property.

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4.	In furtherance of the foregoing, Purchaser, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

5.	This Letter Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred herein or the documents or instrument referred to herein, which collectively supersedes all prior agreements and the understandings between the parties hereto with respect to the subject matter contained herein. This Letter Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the undersigned Shareholder and Purchaser (and with respect to Purchaser, only with the written consent of a majority of its directors, which shall include a majority of its independent directors).

6.	This Letter Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Letter Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

7.	This Letter Agreement and any action, proceeding, claim or dispute (whether in contract, tort or otherwise) (each, an “Action”) that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the laws (both substantive and procedural) of the State of Delaware, without regard to the conflicts of law principles thereof. All Actions arising out of or relating to this Letter Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Letter Agreement by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

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8.	This Letter Agreement shall become effective on the date hereof and terminate on the earlier of (i) the expiration of the Lock-up Period, (ii) termination of the Business Combination Agreement, and (iii) the liquidation of Purchaser.

Capitalized terms used herein but not defined shall be defined as set forth in the Business Combination Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.

Very truly yours,

[Shareholder]

Signature:	/s/

Name:

Title:

[Signature Page to Lock-Up Agreement]

Acknowledged and agreed by:

TradeUp Global Corporation

Signature:	/s/

Name:

Title:

[Signature Page to Lock-Up Agreement]

Exhibit B

Form of Letter Agreement Amendment

EXECUTION COPY

September 27, 2021

TradeUp Global Corporation

437 Madison Ave., 27th Floor

New York, New York 10022

RE: Letter Agreement Amendment

Ladies and Gentlemen:

This letter amends (this “Letter Agreement Amendment”) that certain letter agreement, dated April 28, 2021, by and among Tradeup Global Corporation (the “Company”), TradeUp Global Sponsor LLC (“Sponsor”), Sponsor, and David X. Li, Tao Jiang and Michael Davidov (each an “Insider and collectively, the “Insiders”) (the “Letter Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).

This Letter Agreement Amendment is being entered into simultaneously with, among other documents, that certain Business Combination Agreement, dated the date hereof (the “Combination Agreement”), by and among the Company, TGC Merger Sub, a wholly owned subsidiary of the Company (“Merger Sub”), and SAITECH Limited (“Target”), pursuant to which, among other things, Merger Sub would merge with and into Target, with Target being the surviving company and becoming a wholly owned subsidiary of the Company (the “Merger”), subject to the terms and conditions set forth in the Combination Agreement.

In order to induce the Target to enter into the Combination Agreement and proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company, Sponsor and Insiders hereby agree as follows:

1.            By execution of this Letter Agreement Amendment, Sponsor hereby consents to the Company’s entry into the Combination Agreement as required pursuant to Paragraph 3 of the Letter Agreement.

2.            If a Closing of the Combination Agreement occurs, Paragraph 5 of the Letter Agreement will be deleted as of the Merger Effective Date, and instead Sponsor and the Insiders shall be subject to the terms of the Purchaser Lock-Up Agreements in the form attached to the Combination Agreement, which shall be executed and delivered by Sponsor and each of the Insiders in connection with the Closing in accordance with the terms of the Combination Agreement.

3.            The Letter Agreement is hereby amended to add a new Paragraph 19 relating to Sponsor funding obligations:

“19.      Sponsor Funding Obligations.

(a)            If as of the date hereof, the cash on hand at the Company as of such date is insufficient to fund the Company’s ordinary working capital expenses of the Company and Merger Sub though the earlier of Closing or the termination of the Combination Agreement in accordance with its terms, then Sponsor shall fund (or cause its Affiliates (other than the Company or any Subsidiary of the Company) to fund) any such shortfall in working capital. Subject to the limitations set forth in Paragraph 19(b) below. funding may be made at the election of the Purchaser in equity, debt or convertible debt; provided that, (i) any such working capital funding for additional equity or convertible debt shall (A) not exceed $1,200,000 and (B) shall be for the issuance of Class A Ordinary Shares of Purchaser at a price or conversion price of US$10.00 per share (with the result that any debt convertible shall be converted immediately prior to the Closing into that number of shares of Class A Ordinary Shares of the Company equal to the quotient obtained by dividing the outstanding indebtedness balance immediately prior to Closing divided by 10), and (ii) in the case of any debt funding (whether convertible or non-convertible), such Indebtedness shall bear simple interest at a rate not to exceed 2% per annum.

(b)            If from the date of this Agreement through the earlier of Closing or the termination of the Combination Agreement is Agreement, the Company and Merger Sub incur Indebtedness, Purchaser Transaction Expenses (whether due before, on or after the Closing) (including deferred underwriting fees, but expressly excluding any D&O tail insurance costs pursuant to Section 5.16(b) of the Combination Agreement) or other Liabilities incurred by Purchaser or Merger Sub for purposes of funding working capital that in the aggregate exceeds the Purchaser Debt and Liability Cap, without the prior express written consent of Target, then Sponsor shall fund (or cause its Affiliates (other than the Company or any Subsidiary of the Company) to fund) such excess amount in Sponsor’s election either by (i) a cash contribution by Sponsor (for no additional equity interests) or (ii) advancing funds in the form of debt obligations that (A) will bear simple interest at a rate not to exceed 2% and (B) if a Closing occurs, such debt will remain an obligation of the Company, but Sponsor (or its Affiliates, as applicable) shall forfeit that number of Class A Ordinary Shares and or Class B Ordinary Shares of the Company immediately prior to Closing equal to the quotient obtained by dividing the outstanding indebtedness balance immediately prior to Closing divided by 10.”

4.            Target shall be an express intended third party beneficiary of the amendments set forth in this Letter Agreement Amendment, with full power to enforce the terms and provisions hereof against Sponsor and the Insiders, as applicable.

5.            This Letter Agreement Amendment may be executed in any number of original or electronic counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

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6.            Except as amended herein, all terms and conditions of the Letter Agreement shall continue in full force and effect.

[Signature Page Follows]

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Sincerely,

TRADEUP GLOBAL SPONSOR LLC

By:	/s/ Jianwei Li
Name:	Jianwei Li
Title:	Manager

/s/ David X. Li
David X. Li

/s/ Tao Jiang
Tao Jiang

/s/ Michael Davidov
Michael Davidov

ACKNOWLEDGED AND AGREED:

TRADEUP GLOBAL CORPORATION

By:	/s/ Hung Lei
Name:	Huang Lei
Title:	Co-Chief Executive Officer

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Exhibit C

Form of Company Shareholder Support Agreement

Execution Version

SUPPORT AGREEMENT

(SAITECH LIMITED SHAREHOLDERS)

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 27, 2021, by and among SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability (the “Company”), TradeUP Global Corporation, a Cayman Islands exempted company incorporated with limited liability (the “Purchaser”), TradeUP Global Sponsor LLC, a Cayman Islands exempted limited liability company (“Sponsor”), and the undersigned parties who hold Subject Shares (the “Shareholders”).

WHEREAS, the Company, Purchaser, and TGC Merger Sub, a Cayman Islands exempted company (the “Merger Sub”), are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented, the “Business Combination Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement) pursuant to which, among other things, Merger Sub will be merged with and into Company, with the Company being the surviving entity and becoming a wholly owned subsidiary of Purchaser; and

WHEREAS, each Shareholder is, as of the date of this Agreement, the sole legal owner of the number of Company Class A Ordinary Shares, Company Class B Ordinary Shares and Company Preferred Shares set forth opposite such Shareholder’s name on Schedule A hereto (such Company Class A Ordinary Shares, Company Class B Ordinary Shares and Company Preferred Shares, together with any other Company Shares acquired by such Shareholder after the date of this Agreement and during the term of this Agreement, including upon conversion of Company Shares, exercise of options or settlement of restricted share units, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, Purchaser has requested that each Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and the Business Combination Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of Each Shareholder

Each Shareholder hereby represents and warrants, severally and not jointly, to the Company and Purchaser as follows:

1.1            Organization and Standing; Authorization. Such Shareholder, (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if the Shareholder is not a natural person, (i) has been duly organized and is validly existing and in good standing under the Laws of the Cayman Islands, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, (iii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iv) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. If the Shareholder is not a natural person, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of such Shareholder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

1.2            Binding Agreement. This Agreement has been or shall be when delivered, duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Shareholder subject to the Enforceability Exceptions.

1.3            Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Shareholder is required to be obtained or made in connection with the execution, delivery or performance by such Shareholder of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Shareholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Shareholder will not (a) conflict with or violate any provision of the Organizational Documents of such Shareholder, if applicable, (b) conflict with or violate any Law, Order or Consent applicable to such Shareholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Shareholder under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Shareholder, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Shareholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

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1.5            Subject Shares. As of the date of this Agreement, such Shareholder has beneficial ownership of the Subject Shares set forth opposite such Shareholder’s name on Schedule A hereto, and all such Subject Shares are owned by such Shareholder free and clear of all liens or encumbrances, other than liens or encumbrances pursuant to this Agreement, the Organizational Documents of the Company or applicable federal or state securities laws. Such Shareholder does not legally own any shares of the Company other than the Subject Shares. Such Shareholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement, the Organizational Documents, or the Company Shareholder Support Agreement of the Company.

1.6            Business Combination Agreement. Such Shareholder understands and acknowledges that Purchaser and the Company are entering into the Business Combination Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement. Such Shareholder has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

ARTICLE II

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to the Shareholders and the Company as follows:

2.1            Organization and Standing. Purchaser is an exempted company with limited liability duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

2.2            Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, subject to the Enforceability Exceptions.

2.3            Governmental Approvals. No Consent of or with any Governmental Authority on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

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2.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by Purchaser will not (a) conflict with or violate any provision of Organizational Documents of Purchaser, (b) conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Purchaser, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to the Shareholders and Purchaser as follows:

3.1            Organization and Standing. The Company is an exempted company with limited liability duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

3.2            Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and shareholders of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

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3.3            Governmental Approvals. No Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

3.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not (a) conflict with or violate any provision of Organizational Documents of the Company, (b) conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE IV

Agreement to Vote; Certain Other Covenants of the Shareholders

Each Shareholder covenants and agrees during the term of this Agreement as follows:

4.1            Agreement to Vote.

(a)            In Favor of Merger. At any meeting of the shareholders of the Company called to seek the Required Company Shareholder Approval, or at any adjournment thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement, any other Ancillary Documents, the Merger, or any other Transaction is sought (including in accordance with Section 5.10 of the Business Combination Agreement), such Shareholder shall (i), if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the Required Company Shareholder Approval or, if there are insufficient votes in favor of granting the Required Company Shareholder Approval, in favor of the adjournment such meeting of the shareholders of the Company to a later date but not past the Outside Date.

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(b)            Against Other Transactions. At any meeting of shareholders of the Company or at any adjournment thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which such Shareholder’s vote, consent or other approval is sought, such Shareholder shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Business Combination Agreement and the Merger), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any public offering of any shares of the Company, any of its material Subsidiaries, or, in case of a public offering only, a newly-formed holding company of the Company or such material Subsidiaries, other than in connection with the Transactions, (ii) any Acquisition Proposal relating to an Alternative Transaction with respect to the Company or any of its material Subsidiaries, and (iii) other than any amendment to Organizational Documents of the Company permitted or required under Sections 1.1(d) and 5.10 of the Business Combination Agreement, any amendment of Organizational Documents of the Company or other proposal or transaction involving the Company or any of its Subsidiaries, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Business Combination Agreement or any other Ancillary Document, the Merger, or any other Transaction or change in any manner the voting rights of any class of the Company’s share capital.

(c)            Revoke Other Proxies. Such Shareholder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of the Company.

4.2            No Transfer. Other than (x) pursuant to this Agreement, (y) upon the consent of Purchaser or (z) to an Affiliate of such Shareholder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to Purchaser, agreeing to be bound by this Agreement to the same extent as such transferring Shareholder was with respect to such transferred Subject Shares), from the date of this Agreement until the date of termination of this Agreement, such Shareholder shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), other than pursuant to the Merger, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement or the voting and other arrangements under the Organizational Documents of the Company, (iii) take any action that would make any representation or warranty of such Shareholder herein untrue or incorrect, or have the effect of preventing or disabling such Shareholder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying such Shareholder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Shareholder agrees with, and covenants to, Purchaser and the Company that such Shareholder shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

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4.3            Waiver of Dissenters’ Rights. Such Shareholder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Act and any other similar statute in connection with the Merger and the Business Combination Agreement.

4.4            New Shares. In the event that prior to the Closing (i) any Company Shares or other securities are issued or otherwise distributed to a Shareholder pursuant to any stock dividend or distribution, or any change in any of the Company Shares or other share capital of the Company by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (ii) a Shareholder acquires legal or beneficial ownership of any Company Shares after the date of this Agreement, including upon exercise of options or settlement of restricted share units or (iii) a Shareholder acquires the right to vote or share in the voting of any Company Share after the date of this Agreement (collectively, the “New Securities”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

4.5            Termination. This Agreement shall terminate upon the earliest of (i) the Merger Effective Date (provided, however, that upon such termination, Section 4.3, this Section 4.5, Section 4.6 and Article V, shall survive indefinitely) and (ii) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

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4.6            Additional Matters. Such Shareholder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Purchaser or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of the Company or the Cayman Act) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Merger or any other Transaction.

ARTICLE V

General Provisions

5.1            Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitute the entire agreement of the parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

5.2            Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Purchaser in accordance with Section 10.1 of the Business Combination Agreement and to such Shareholder at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

5.3            Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by the Laws of the Delaware (without giving effect to choice of law principles thereof).

5.4            Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by all parties. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable without the prior written consent of the Company and Purchaser (to be withheld or given in their sole discretion).

5.5            No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever.

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5.6            Miscellaneous. The provisions of Article X (other than the first sentence of Section 10.4) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

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IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

ENERGY SCIENCE ARTIST HOLDING LIMITED

Signature:
Name: Li Risheng
Title:

[Signature Page to Target Support Agreement]

LILORANGE HOLDING LIMITED

Signature:
Name:
Title:

[Signature Page to Target Support Agreement]

ETERNAL SELEAD TECHNOLOGY HOLDING LIMITED

Signature:
Name:
Title:

[Signature Page to Target Support Agreement]

HAONAN TECHNOLOGY HOLDING LIMITED

Signature:
Name:
Title:

[Signature Page to Target Support Agreement]

SHININGSUNNY HOLDING LIMITED

Signature:
Name:
Title:

[Signature Page to Target Support Agreement]

ZENGOLDEN L.P.

Signature:
Name:
Title:

[Signature Page to Target Support Agreement]

PATTERNBASE INC.

Signature:
Name:
Title:

[Signature Page to Target Support Agreement]

MAKE WORLD BETTER LIMITED

Signature:
Name:
Title:

[Signature Page to Target Support Agreement]

TRADEUP GLOBAL CORPORATION

Signature:
Name: Jianwei Li
Title: Chairman and Co-Chief Executive Officer

[Signature Page to Target Support Agreement]

SAITECH LIMITED

Signature:
Name:
Title:

[Signature Page to Target Support Agreement]

Schedule A

Name of Holder	Number of Company Class B Ordinary Shares	Number of Company Class A Ordinary Shares	Number of Company Preferred Shares
Energy Science Artist Holding Limited	72,000,000	0	0
LilOrange Holding Limited	0	7,999,600	0
Eternal Selead Technology Holding Limited	0	5,000,800	0
Haonan Technology Holding Limited	0	5,000,800	0
Shiningsunny Holding Limited	0	1,019,200	0
ZenGolden L.P.	0	0	12,012,948
PatternBase Inc.	0	0	4,138,915
Make World Better Limited	0	8,979,600	0

Address for Notice:

[___]

Sch A-1

Exhibit D

Form of Sponsor Support Agreement

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 27, 2021, by and among SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability (the “Company”), TradeUP Global Corporation, a Cayman Islands exempted company incorporated with limited liability (the “Purchaser”), TradeUP Global Sponsor LLC, a Cayman Islands exempted limited liability company (“Sponsor”), and the undersigned parties who hold Subject Shares subject to the Letter Agreement (as defined herein)(such parties, the “Insiders” and together with the Sponsor, the “Founder Holders”).

WHEREAS, the Company, Purchaser, and TGC Merger Sub, a Cayman Islands exempted company (the “Merger Sub”), are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented, the “Business Combination Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement) pursuant to which, among other things, Merger Sub will be merged with and into Company, with the Company being the surviving entity and becoming a wholly owned subsidiary of Purchaser; and

WHEREAS, each Founder Holder is, as of the date of this Agreement, the sole legal owner of the number of (i) outstanding Class B ordinary shares of the Purchaser (“Purchaser Class B Shares”) and (ii) outstanding Class A ordinary shares of the Purchaser (“Purchaser Class A Shares”) set forth opposite such Founder Holder’s name on Schedule A hereto, and such Founder Holders do not own any outstanding Units of Purchaser (the “Units”), each consisting of one Purchaser Class A Share and one-half of one redeemable warrant exercisable for one Purchaser Class A Share (the “Purchaser Public Warrants”) (such Purchaser Class B Shares and Purchaser Class A Shares owned by the Founder Holders, together with any other Purchaser Class B Shares or Purchaser Class A Shares acquired by a Founder Holder after the date of this Agreement and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, Purchaser and the Company have requested that each Founder Holder enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and the Business Combination Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of Each Founder Holder

Each Founder Holder hereby represents and warrants, severally and not jointly, to the Company and the Purchaser as follows:

1.1            Organization and Standing; Authorization. Such Founder Holder, (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if the Founder Holder is not a natural person, (i) has been duly organized and is validly existing and in good standing under the Laws of the Cayman Islands, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, (iii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iv) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. If the Founder Holder is not a natural person, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of such Founder Holder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

1.2            Binding Agreement. This Agreement has been or shall be when delivered, duly and validly executed and delivered by such Founder Holder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Sponsor, enforceable against such Founder Holder in accordance with its terms, subject to the Enforceability Exceptions.

1.3            Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Founder Holder is required to be obtained or made in connection with the execution, delivery or performance by such Founder Holder of this Agreement or the consummation by such Founder Holder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Founder Holder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Founder Holder will not (a) conflict with or violate any provision of the Organizational Documents of such Founder Holder, if applicable, (b) conflict with or violate any Law, Order or Consent applicable to such Founder Holder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Founder Holder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Founder Holder under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Founder Holder, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Founder Holder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

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1.5            Subject Shares. As of the date of this Agreement, such Founder Holder has beneficial ownership of the Subject Shares set forth opposite such Founder Holder’s name on Schedule A hereto, and all such Subject Shares are owned by such Founder Holder free and clear of all liens or encumbrances, other than liens or encumbrances pursuant to this Agreement, the Organizational Documents of Purchaser or applicable federal or state securities laws. Such Founder Holder does not legally own any Purchaser Shares other than the Subject Shares. Such Founder Holder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the Organizational Documents of the Purchaser.

1.6            Business Combination Agreement. Such Founder Holder understands and acknowledges that Purchaser and the Company are entering into the Business Combination Agreement in reliance upon Such Founder Holder’s execution and delivery of this Agreement. Such Founder Holder has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

ARTICLE II

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to the Founder Holders and the Company as follows:

2.1            Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

2.2            Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, subject to the Enforceability Exceptions.

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2.3            Governmental Approvals. No Consent of or with any Governmental Authority on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

2.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by Purchaser will not (a) conflict with or violate any provision of Organizational Documents of Purchaser, (b) conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Purchaser, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to the Founder Holders and Purchaser as follows:

3.1            Organization and Standing. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

3.2            Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and shareholders of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

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3.3            Governmental Approvals. No Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

3.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not (a) conflict with or violate any provision of Organizational Documents of the Company, (b) conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

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ARTICLE IV

Agreement to Vote; Certain Other Covenants of the Founder Holders

Each Founder Holder covenants and agrees with the Company during the term of this Agreement as follows:

4.1            Agreement to Vote.

(a)            In Favor of Merger. At any meeting of the shareholders of Purchaser called to seek the Required Purchaser Shareholder Approval with respect to the Purchaser Shareholder Approval Matters, or at any adjournment thereof, or in connection with any written consent of the shareholders of Purchaser or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement, any other Ancillary Documents, the Merger, or any other Transaction is sought, each Founder Holder shall (i), if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the Required Purchaser Shareholder Approval or, if there are insufficient votes in favor of granting the Required Purchaser Shareholder Approval, in favor of the adjournment such meeting of the shareholders of Purchaser to a later date but not past the Outside Date.

(b)            Against Other Transactions. At any meeting of shareholders of Purchaser or at any adjournment thereof, or in connection with any written consent of the shareholders of Purchaser or in any other circumstances upon which such Founder Holder’s vote, consent or other approval is sought, such Founder Holder shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Business Combination Agreement and the Merger), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Purchaser or any public offering of any shares of Purchaser, any of its material Subsidiaries, or, in case of a public offering only, a newly-formed holding company of Purchaser or such material Subsidiaries, other than in connection with the Transactions, (ii) any Acquisition Proposal relating to an Alternative Transaction with respect to Purchaser, and (iii) other than any amendment to Organizational Documents of Purchaser permitted under Section 2.2 and Section 2.3 of the Business Combination Agreement (and required as the Amended Purchaser Charter as a condition to closing under Section 7.2(e)(v) and Section 7.3(f) of the Business Combination Agreement), any amendment of Organizational Documents of Purchaser or other proposal or transaction involving Purchaser or any of its Subsidiaries, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by Purchaser of, prevent or nullify any provision of the Business Combination Agreement or any other Ancillary Document, the Merger, or any other Transaction or change in any manner the voting rights of any class of Purchaser’s share capital.

(c)            Revoke Other Proxies. Such Founder Holder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of Purchaser.

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4.2            No Transfer. Other than (x) pursuant to this Agreement, (y) upon the consent of the Company or (z) to an Affiliate of such Founder Holder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to Purchaser, agreeing to be bound by this Agreement to the same extent as such Founder Holder was with respect to such transferred Subject Shares), from the date of this Agreement until the date of termination of this Agreement, such Founder Holder shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), other than pursuant to the Merger, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement or the voting and other arrangements under the Organizational Documents of Purchaser, (iii) take any action that would make any representation or warranty of such Founder Holder herein untrue or incorrect, or have the effect of preventing or disabling such Founder Holder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying such Founder Holder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Founder Holder agrees with, and covenants to, Purchaser and the Company that such Founder Holder shall not request that Purchaser register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.3            Waiver of Rights of Class B Ordinary Shares of the Company. Such Founder Holder hereby irrevocably waives the anti-dilution adjustments set forth in Section 17.3 of Purchaser’s Amended and Restated Memorandum and Articles of Association in connection with the issuance of Class A ordinary shares and Class B ordinary shares of the Purchaser pursuant to the Business Combination Agreement or any other issuance of equity interests or securities exchangeable for, or convertible into, such equity interests by the Purchaser during the Interim Period.

4.4            Waiver of Dissenters’ Rights. Such Founder Holder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Act and any other similar statute in connection with the Merger and the Business Combination Agreement.

4.5            No Redemption. Such Founder Holder irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, such Founder Holder shall not elect to cause Purchaser to redeem any Subject Shares now or at any time legally or beneficially owned by such Founder Holder, or submit or surrender any of its Subject Shares for redemption, in connection with the transactions contemplated by the Business Combination Agreement or otherwise.

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4.6            New Shares. In the event that prior to the Closing (i) any Purchaser Shares or other securities are issued or otherwise distributed to such Founder Holder pursuant to any stock dividend or distribution, or any change in any of the Purchaser Shares or other share capital of Purchaser by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (ii) such Founder Holder acquires legal or beneficial ownership of any Purchaser Shares after the date of this Agreement, including upon exercise of options or settlement of restricted share units or (iii) such Founder Holder acquires the right to vote or share in the voting of any Purchaser Share after the date of this Agreement (collectively, the “New Securities”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

ARTICLE V

Additional Agreements of the Parties

5.1            Letter Agreement. Each Founder Holder and Purchaser hereby agree that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary that certain letter agreement dated April 28, 2021 by and among the Founder Holders and Purchaser (the “Letter Agreement”), except as otherwise provided for under this Agreement, the Business Combination Agreement or any Ancillary Document.

5.2            Mutual Release.

(a)            Founder Holder Release. Sponsor, on its own behalf and on behalf of each of its Affiliates (other than Purchaser or any of Purchaser’s Subsidiaries), and each other Founder Holder on its own behalf, and each of its and their successors, assigns and executors (each, a “Sponsor Releasor”), effective as at the Merger Effective Date, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Company, Purchaser, their respective Subsidiaries and each of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Sponsor Releasee”), from (i) any and all obligations or duties the Company, Purchaser or any of their respective Subsidiaries has prior to or as of the Merger Effective Date to such Sponsor Releasor or (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Sponsor Releasor has prior to or as of the Merger Effective Date, against any Sponsor Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Merger Effective Date (except in the event of fraud on the part of a Sponsor Releasee); provided, however, that nothing contained in this Section 5.2(a) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Business Combination Agreement, the Ancillary Documents, or Purchaser’s Organizational Documents, (ii) for indemnification or contribution, in any Sponsor Releasor’s capacity as an officer or director of Purchaser, (iii) arising under any then-existing insurance policy of Purchaser, (iv) pursuant to a contract and/or Purchaser policy, to reimbursements for reasonable and necessary business expenses incurred and documented prior to the Merger Effective Date, or (v) for any claim for fraud.

8

(b)            Company Release. Each of the Company, Purchaser and their respective Subsidiaries and each of its and their successors, assigns and executors (each, a “Company Releasor”), effective as at the Merger Effective Date, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge each Founder Holder and its respective successors, assigns, heirs, executors, officers, directors, partners, members, managers and employees (in each case in their capacity as such) (each, a “Company Releasee”), from (i) any and all obligations or duties such Company Releasee has prior to or as of the Merger Effective Date to such Company Releasor, (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Company Releasor has, may have or might have or may assert now or in the future, against any Company Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Merger Effective Date (except in the event of fraud on the part of a Company Releasee); provided, however, that nothing contained in this Section 5.2(b) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Business Combination Agreement or the Ancillary Documents, or (ii) for any claim for fraud.

5.3            Termination. This Agreement shall terminate upon the earliest of (i) the Merger Effective Date (provided, however, that upon such termination, Section 5.3, Section 6.2, this Section 6.3, Section 6.4, Section 7.1 and Section 7.2 shall survive indefinitely) and (ii) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

5.4            Additional Matters. Each Founder Holder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Purchaser or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of Purchaser or the Cayman Act) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Merger or any other Transaction.

ARTICLE VI

General Provisions

6.1            Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and Purchaser in accordance with Section 10.1 of the Business Combination Agreement and to such Founder Holder at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

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6.2            Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by the Laws of the Cayman Islands (without giving effect to choice of law principles thereof).

6.3            Miscellaneous. The provisions of Article X (other than the first sentence of Section 10.4) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

10

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

SAITECH LIMITED

Signature:	/s/ Li Risheng
Name:	Li Risheng
Title:	Director

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

TRADEUP GLOBAL CORPORATION

Signature:	/s/ Huang Lei
Name:	Huang Lei
Title:	Co-Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

TRADEUP GLOBAL SPONSOR LLC

Signature:	/s/ Jianwei Li
Name:	Jianwei Li
Title:	Manager

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

MICHAEL DAVIDOV

/s/ Michael Davidov

TAO JIANG

/s/ Tao Jiang

DAVID XIANGLIN LI

/s/ David Xianglin Li

[Signature Page to Sponsor Support Agreement]

Schedule A

Name of Founder Holder	Number of Purchaser Class B Shares	Number of Purchaser Class A Shares	Number of Purchaser Public Warrants
TradeUP Global Sponsor LLC	212,247	1,074,780	0
Michael Davidov	20,000	0	0
Tao Jiang	20,000	0	0
David Xianglin Li	20,000	0	0

Addresses for Notice:

TradeUP Global Sponsor LLC
c/o TradeUP Global Corporation
437 Madison Avenue, 27th Floor
New York, New York 10022
Attn: Jianwei Li
Email: Jianwei@zhenchengcap.com

MICHAEL DAVIDOV

c/o TradeUP Global Corporation

437 Madison Avenue, 27th Floor

New York, New York 10022

Attn: Michael Davidov

Email: michaeldavidov@gmail.com

TAO JIANG

c/o TradeUP Global Corporation

437 Madison Avenue, 27th Floor

New York, New York 10022

Attn: Tao Jiang

Email: jiangtao@csdn.net

DAVID XIANGLIN LI

c/o TradeUP Global Corporation

437 Madison Avenue, 27th Floor

New York, New York 10022

Attn: David Xianglin Li

Email: Davidx.li@yahoo.com

Sch A-1

Exhibit E

Forms of Employment Agreements

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 27, 2021, by and between TradeUp Global Corporation, a Cayman Islands exempted company incorporated with limited liability with company number 370735 (the “Company”) and Risheng Li (the “Executive”), to be effective as of the Merger Effective Date (the “Effective Date”), as such term is defined in that certain Business Company Agreement, dated the date hereof, by and among the Company, TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability with company number 380624 and wholly owned subsidiary of the Company, and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability with company number 371049 (the “Target”) (the “Merger Agreement”). In the event the Closing (as defined in the Merger Agreement) does not occur for any reason, this Agreement will be void ab initio and of no force or effect.

WHEREAS, the Executive possesses certain experience and expertise that qualifies the Executive to provide the direction and leadership required by the Company, including with respect to the Target and its Subsidiaries; and

WHEREAS, the Company desires to continue to employ the Executive as Chief Executive Officer of the Company following the Closing and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.	Employment

1.1            Position. Effective as of the Effective Date, the Executive will be employed by the Company, on a full-time basis, as its Chief Executive Officer. In addition, for so long as the Executive is employed by the Company, the Executive will serve as a director or officer of one or more of the Company’s Subsidiaries as may be required from time to time, in each case, without further compensation. Effective immediately upon termination of the Executive’s employment for any reason, the Executive will be deemed to have resigned from all such positions and offices the Executive may then hold at the Company or any of its Subsidiaries.

1.2            Duties. The Executive agrees to perform the duties of the Executive’s position and such other duties as may reasonably be assigned to the Executive by the Board from time to time. The Executive also agrees that, while employed by the Company, the Executive will devote the Executive’s full business time and best efforts, business judgment, skill and knowledge to the advancement of the business interests of the Company and its Subsidiaries and to the discharge of the Executive’s duties and responsibilities for them; provided, that the Executive’s service as a director, trustee or committee member of civic or charitable organizations or of any for-profit organization which is not in the same competitive space as the Company or its Subsidiaries or for those entities with whom Executive has a pre-existing relationship, which are listed on Exhibit A hereto will not be in violation of the foregoing, in each case, to the extent such service does not interfere in any material respect with the effective discharge of the Executive’s duties and responsibilities hereunder, create a conflict of interest or violate the Executive’s obligations under Section 3 hereof.

1.3            Compliance with Policy. The Executive agrees that, while employed by the Company, the Executive will comply with all applicable policies, practices and procedures, and codes of ethics or business conduct of the Company or any of its Subsidiaries, as in effect from time to time.

2.	Compensation and Benefits

During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Subsidiaries, the Company will provide the Executive the following compensation and benefits:

2.1            Base Salary. From and after the Effective Date, the Company will pay the Executive a base salary at the rate of US$200,000 per year, payable in accordance with the ordinary payroll practices of the Company and subject to adjustment from time to time by the Board in its discretion (as adjusted from time to time, the “Base Salary”).

2.2            Annual Bonus. The Executive will be eligible to earn an annual bonus (the “Annual Bonus”) for each fiscal year completed during the Executive’s employment hereunder, in a target amount of fifty percent (50%) of the Base Salary (for the first year, only with respect to the Base Salary payable from and after the Effective Date). The actual amount of any Annual Bonus will be determined by the Board in its discretion, based on financial, operational, individual and/or other targets established by the Board. In order to be eligible to receive any Annual Bonus hereunder, the Executive must be employed through the date such Annual Bonus is paid, except as otherwise provided in Section 5.2.

2.3            Employee Benefits. The Executive will be entitled to participate in all employee benefit plans as in effect from time to time for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

2.4            Vacations. The Executive will be eligible to accrue vacation time in accordance with the policies of the Company as in effect from time to time, which vacation time will be in addition to any holidays observed by the Company. Vacation may be taken at such times and intervals as the Executive determines, subject to the business needs of the Company. Vacation otherwise will be subject to the policies of the Company as in effect from time to time.

2.5            Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities hereunder, subject to any expense reimbursement policies of the Company as in effect from time to time and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive’s right to payment or reimbursement hereunder will be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year will not affect the expenses eligible for payment or reimbursement in any other calendar year; (ii) payment or reimbursement will be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to payment or reimbursement will not be subject to liquidation or exchange for any other benefit.

3.	Confidential Information and Restricted Activities

3.1            Confidential Information. During the course of the Executive’s employment with the Company, the Executive has learned and will continue to learn of Confidential Information and has developed and will continue to develop Confidential Information on behalf of the Company and its Subsidiaries. The Executive agrees not to use or disclose to any Person (except as required or permitted by applicable law or for the proper performance of the Executive’s regular duties and responsibilities for the Company) any Confidential Information obtained by the Executive incident to the Executive’s employment or any other association with the Company or any of its Subsidiaries (including, for the avoidance of doubt, any such information acquired with respect to the Executive’s employment with SAITECH Limited or its Subsidiaries prior to the Effective Date). The Executive agrees that this restriction will continue to apply after the Executive’s employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity; and (ii) the Executive will not be held criminally or civilly liable under any federal, national, provincial, state or local trade secret law for disclosing a trade secret (A) in confidence to a national, federal, provincial, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed under seal in a lawsuit or other proceeding, provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if the Executive unlawfully accesses or discloses trade secrets by unauthorized means.

3.2            Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Subsidiaries, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, will be the sole and exclusive property of the Company. The Executive agrees to safeguard all Documents and to surrender to the Company, at the time the Executive’s employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control. The Executive also agrees to disclose to the Company, at the time the Executive’s employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary to obtain access to any Confidential Information or Company information that the Executive has password-protected on any computer equipment, network or system of the Company or any of its Subsidiaries.

3.3            Assignment of Rights to Intellectual Property. The Executive will promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, without limitation, the execution and delivery of instruments of further assurance or confirmation and the provision of good faith testimony in person or by declaration or affidavit) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to secure, prosecute and enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company or any of its Subsidiaries for time spent in complying with these obligations. All copyrightable works that the Executive creates during the Executive’s employment will be considered “work made for hire” and will, upon creation, be owned exclusively by the Company.

3.4            Restricted Activities. The Executive agrees to the following restrictions on the Executive’s activities during and, to the extent applicable, after the Executive’s employment, and further agrees that such restrictions are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Subsidiaries:

(a)            Non-Competition. While the Executive is employed by the Company and for a period of twenty-four (24) months following the termination of the Executive’s employment for any reason (collectively, the “Restricted Period”), the Executive will not, directly or indirectly, whether as an owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with, undertake any planning to compete with, or assist or encourage any other Person in competing with or undertaking any planning to compete with, the Company or any of its Subsidiaries. Specifically, but without limiting the foregoing, the Executive agrees not to work for or provide services to, in any capacity, whether with or without compensation, any Person that is engaged in any business anywhere that is competitive with the business of the Company or any of its Subsidiaries, as conducted or in active planning at any time during the Executive’s employment with the Company. Notwithstanding the foregoing, in no event shall ownership of five percent (5%) or less of the outstanding securities of any class of any issuer whose securities are registered or listed on any securities exchange or recognized securities market anywhere in the world so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as an equity holder thereof.

(b)            Non-Solicitation of Business Partners. During the Restricted Period, the Executive will not, directly or indirectly, and will not assist or encourage any other Person to, (i) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its Subsidiaries to terminate, diminish or otherwise change in any manner adverse to the Company or any of its Subsidiaries his, her or its relationship with any of them; or (ii) seek to persuade any such customer, vendor, supplier or business partner, or any prospective customer, vendor, supplier or business partner of the Company or any of its Subsidiaries, to conduct with anyone else any business or activity that such Person conducts or could conduct with the Company or any of its Subsidiaries.

(c)            Non-Solicitation of Employees and Other Service Providers. During the Restricted Period, except as required for the proper performance of the Executive’s regular duties and responsibilities hereunder, the Executive will not, directly or indirectly, and will not assist or encourage any other Person to, hire or engage any employee of the Company or any of its Subsidiaries. While the Executive is employed by the Company, except as required for the proper performance of the Executive’s regular duties and responsibilities hereunder, the Executive will not, directly or indirectly, and will not assist or encourage any other Person to, (i) solicit for hiring or engagement any employee of the Company or any of its Subsidiaries or seek to persuade any such employee to discontinue employment; or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Subsidiaries to terminate, diminish or otherwise change in any manner adverse to the Company or any of its Subsidiaries his, her or its relationship with any of them.

3.5            Enforcement. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 3, that the Executive has not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement, and that the Executive has entered into this Agreement knowingly and voluntarily. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Subsidiaries, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further agrees that, were the Executive to breach any of the covenants contained in this Section 3, the damage to the Company and its Subsidiaries would be irreparable. The Executive therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any such covenants, without having to post bond. In the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Subsidiaries will have the right to enforce all of the Executive’s obligations to that Subsidiary under this Agreement, including, without limitation, pursuant to this Section 3. No claimed breach of this Agreement or other violation of law attributed to the Company or any of its Subsidiaries, or change in the nature or scope of the Executive’s employment or other relationship with the Company or any of its Subsidiaries, will operate to excuse the Executive from the performance of the Executive’s obligations under this Section 3.

4.	Termination of Employment

The Executive’s employment under this Agreement will continue until terminated pursuant to this Section 4.

4.1            In General. The Executive’s employment may be terminated by the Company or by the Executive at any time upon sixty (60) days’ prior written notice to the other party; provided, however, that the Board may elect to waive such notice period or any portion thereof, in which case the Company will continue to pay the Base Salary for that portion of the notice period so waived.

4.2            Termination by the Company for Cause. Notwithstanding the provisions of Section 4.1, the Company may terminate the Executive’s employment immediately for Cause upon written notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following, as determined by the Board in its reasonable judgment: (i) the Executive’s material failure to perform (other than by reason of disability), or substantial misconduct in the performance of, the Executive’s duties and responsibilities for the Company or any of its Subsidiaries which causes material harm to the Company; (ii) the Executive’s material and demonstrable breach of any provision of Section 3 or of any other confidentiality, invention assignment, or other restrictive covenant obligation set forth in any written agreement by and between the Executive and the Company or any of its Subsidiaries; (iii) the Executive’s material and demonstrable breach of any other provision of this Agreement or any other written agreement by and between the Executive and the Company or any of its Subsidiaries; (iv) the Executive’s material violation of any applicable policy or code of conduct of the Company or any of its Subsidiaries which violation causes material reputational or financial harm to the Company; or (v) the Executive’s indictment for, or plea of nolo contendere to, any felony or any crime involving moral turpitude. Notwithstanding anything to the contrary in the foregoing, a circumstance otherwise giving rise to Cause pursuant to the foregoing clause (i), (ii), (iii) or (iv), if capable of cure, will not constitute Cause if cured by the Executive within ten (10) days following the Company’s notice to the Executive thereof; provided, however, that the Company will not be required to provide any such notice or opportunity to cure with respect to any subsequent substantially similar or related conduct.

4.3            Resignation by the Executive for Good Reason. Notwithstanding the provisions of Section 4.1, the Executive may terminate the Executive’s employment for Good Reason upon written notice to the Company setting forth in reasonable detail the nature of the circumstances constituting Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the Executive’s consent: (i) a material reduction in Base Salary, other than an across-the-board reduction applicable to similarly situated executives of the Company; (ii) a permanent relocation of the Executive’s principal place of business that increases the Executives commute by more than sixty (60) miles in a single direction; or (iii) a material diminution of Executive’s duties, authorities or responsibilities; provided, in each case, that (x) the Executive provides the Company with written notice of the circumstance constituting Good Reason within twenty (20) days following the Executive’s first knowledge thereof, (y) the Company fails to cure such circumstance within twenty (20) days following the receipt of such notice and (z) the Executive actually terminates employment within twenty (20) days following the expiration of such cure period.

4.4            Death and Disability. The Executive’s employment will terminate automatically in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during the Executive’s employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of the Executive’s duties and responsibilities for the Company and its Subsidiaries (notwithstanding the provision of any reasonable accommodation) for a period of ninety (90) days during any period of three hundred sixty-five (365) consecutive days. If any question arises as to whether the Executive is disabled to the extent that the Executive is unable to perform substantially all of the Executive’s duties and responsibilities hereunder, the Executive will, at the Company’s request, submit to a medical examination by a physician selected by the Company, and to whom the Executive or the Executive’s guardian, if any, has no reasonable objection, to determine whether the Executive is so disabled, and such determination will be conclusive of the issue for purposes of this Agreement. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s good faith, reasonable determination of the issue will be binding on the Executive.

5.	Other Matters Related to Termination

5.1            Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company will pay the Executive (i) the Base Salary for the final payroll period of the Executive’s employment, through the date the Executive’s employment terminates (the “Termination Date”); (ii) compensation at the rate of the Base Salary for any vacation time accrued in accordance with the policies of the Company but not used as of the Termination Date; and (iii) reimbursement, in accordance with Section 2.5 hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the Termination Date, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the Termination Date and that such expenses are reimbursable under Company policies then in effect (all of the foregoing, the “Final Compensation”). Except as otherwise provided in the foregoing clause (iii), the Final Compensation will be paid to the Executive immediately upon termination of employment.

5.2            Severance Payments. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, subject to the provisions of Section 5.3, the Company will pay the Executive, in addition to the Final Compensation, severance payments as provided in this Section 5.2 (collectively, the “Severance Payments”).

(a)            Termination Other than in Connection with a Change of Control. Except as otherwise provided in Section 5.2(b), the Severance Payments will include (i) payment in an amount equal to twelve months Base Salary, payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company over the twelve (12) months following the Termination Date; (ii) payment of any earned but unpaid Annual Bonus for the fiscal year preceding the year in which the termination occurs, payable at the same time bonuses otherwise are paid to active employees of the Company; and (iii) payment of premiums for continued health benefits under the Company’s health plans for Executive and his dependants, payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company until the earlier of (A) twelve (12) months following the Termination Date and (B) the first date on which the Executive becomes eligible to receive health insurance coverage from another employer.

(b)            Termination in Connection with a Change of Control. Notwithstanding the provisions of Section 5.2(a), in the event such termination occurs within the three (3) months prior to or twelve (12) months following the date of a Change of Control (and in the case of a termination by the Company without Cause that occurs prior to such Change of Control, solely to the extent such termination results from the request of another party to the Change of Control transaction), the Severance Payments will include (i) payment in an amount equal to (A) fifteen (15) months’ Base Salary plus (B) the target amount of the Annual Bonus for the fiscal year in which the termination occurs, payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company over the fifteen (15) months following the Termination Date; (ii) payment of any earned but unpaid Annual Bonus for the fiscal year preceding the year in which the termination occurs, payable at the same time bonuses otherwise are paid to active employees of the Company; (iii) payment of premiums for continued health benefits under the Company’s health plans for Executive and his dependants, payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company until the earlier of (A) fifteen (15) months following the Termination Date and (B) the first date on which the Executive becomes eligible to receive health insurance coverage from another employer; and (iv) notwithstanding anything to the contrary in the Company’s incentive equity plans or any applicable award agreement, the Executive’s equity awards under such plans that are outstanding and unvested as of the Termination Date will become fully vested effective as of the Release Date (as defined below).

5.3            Conditions to and Timing of the Severance Payments. Any obligation of the Company to provide the Severance Payments is conditioned on the Executive signing and returning to the Company, without revocation, a timely and effective separation agreement containing a general release of claims and other customary terms in a form reasonably satisfactory to the Company (the “Release”). The Release must become effective, if at all, by the sixtieth (60th) calendar day following the Termination Date (the date the Release so becomes effective, the “Release Date”). Provided the foregoing conditions are satisfied, the first installment of the Severance Payments will be paid on the Company’s next regular payroll date at least five (5) business days following the Release Date, the amount of which will be retroactive to the Termination Date.

5.4            Benefits Termination. Except for any right the Executive may have under COBRA or other applicable law to continue participation in the Company’s group health and dental plans at the Executive’s own cost, the Executive’s participation in all employee benefit plans will terminate in accordance with the terms of the applicable benefit plans based on the Termination Date, without regard to any continuation of the Base Salary or other payment to the Executive following such termination, and the Executive will not be eligible to earn vacation or other paid time off following such termination.

5.5            Survival. The provisions of this Agreement will survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the Executive’s obligations under Section 3. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other will cease, except as otherwise expressly provided in this Agreement.

6.	Certain Definitions

For purposes of this Agreement, the following definitions apply:

“Board” means the board of directors of the Company or any committee thereof, as applicable.

“Change of Control” has the meaning ascribed to such term in the Company’s 2021 Equity Incentive Plan.

“Code” means the Internal Revenue Code of 1986, as amended, together with the regulations and guidance promulgated thereunder.

“Confidential Information” means any and all information of the Company and its Subsidiaries that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Subsidiaries from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain other than through the Executive’s breach of the Executive’s obligations under this Agreement or any other agreement between the Executive and the Company or any of its Subsidiaries.

“Intellectual Property” means all Inventions conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate either to the business of the Company or any of its Subsidiaries or to any prospective activity of the Company or any of its Subsidiaries or that result from any work performed by the Executive for the Company or any of its Subsidiaries or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Subsidiaries.

“Invention” means any invention, discovery, design, development, improvement, method, process, procedure, plan, project, system, technique, strategy, information, composition, know-how, work, concept or idea, or any modification or derivative of any of the foregoing (whether or not patentable or copyrightable or constituting a trade secret).

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

7.	No Conflicting Agreements

The Executive hereby represents and warrants that the signing of this Agreement and the performance of the Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or by which the Executive is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Executive’s obligations hereunder. The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

8.	Miscellaneous

8.1            Notices. Any notices provided for in this Agreement will be in writing and will be effective when delivered in person or sent by the United States mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service, and addressed to the Executive at the Executive’s last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

8.2            Withholding. All payments made by the Company under this Agreement will be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

8.3            Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Subsidiaries (for the avoidance of doubt, following the Closing, including Target) or to any Person with whom the Company hereafter effects a reorganization, consolidation or merger, or to whom the Company hereafter transfers all or substantially all of its properties or assets. This Agreement will inure to the benefit of and be binding upon the Executive and the Company and each of their respective successors, executors, administrators, heirs and permitted assigns.

8.4            Severability. If any portion or provision of this Agreement is declared illegal or unenforceable to any extent by a court of competent jurisdiction, to any extent, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

8.5            Other Matters. This Agreement sets forth the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, relating to the same. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision herein. This Agreement may be executed in counterparts (and may be delivered by email or other electronic means), each of which will be an original and all of which together will constitute one and the same instrument. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. The Executive and the Company agree to submit to the exclusive jurisdiction of the courts of or in the State of Delaware in connection with any dispute arising out of or otherwise related to this Agreement or the Executive’s employment with the Company, in whole or in part, and agree that any such dispute will be brought and maintained solely in such courts.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRADEUP GLOBAL CORPORATION

By:	/s/ Huang Lei
Name:	Huang Lei
Title:	Co-Chief Executive Officer

Accepted and agreed:

/s/ Risheng Li
Risheng Li

[Signature Page to Employment Agreement]

Exhibit A

Certain Permitted Activities

NONE

[Exhibit A]

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 27, 2021, by and between TradeUp Global Corporation, a Cayman Islands exempted company incorporated with limited liability with company number 370735 (the “Company”) and Jian Zou (the “Executive”), to be effective as of the Merger Effective Date (the “Effective Date”), as such term is defined in that certain Business Company Agreement, dated the date hereof, by and among the Company, TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability with company number 380624 and wholly owned subsidiary of the Company, and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability with company number 371049 (the “Target”) (the “Merger Agreement”). In the event the Closing (as defined in the Merger Agreement) does not occur for any reason, this Agreement will be void ab initio and of no force or effect.

WHEREAS, the Executive possesses certain experience and expertise that qualifies the Executive to provide the direction and leadership required by the Company, including with respect to the Target and its Subsidiaries; and

WHEREAS, the Company desires to continue to employ the Executive as Chief Financial Officer of the Company following the Closing and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.	Employment

1.1            Position. Effective as of the Effective Date, the Executive will be employed by the Company, on a full-time basis, as its Chief Financial Officer. In addition, for so long as the Executive is employed by the Company, the Executive will serve as a director or officer of one or more of the Company’s Subsidiaries as may be required from time to time, in each case, without further compensation. Effective immediately upon termination of the Executive’s employment for any reason, the Executive will be deemed to have resigned from all such positions and offices the Executive may then hold at the Company or any of its Subsidiaries.

1.2            Duties. The Executive agrees to perform the duties of the Executive’s position and such other duties as may reasonably be assigned to the Executive by the Board, Chief Executive Officer or other authorized officer of the Company from time to time. The Executive also agrees that, while employed by the Company, the Executive will devote the Executive’s full business time and best efforts, business judgment, skill and knowledge to the advancement of the business interests of the Company and its Subsidiaries and to the discharge of the Executive’s duties and responsibilities for them; provided, that the Executive’s service as a director, trustee or committee member of civic or charitable organizations or of any for-profit organization which is not in the same competitive space as the Company or its Subsidiaries or for those entities with whom Executive has a pre-existing relationship, which are listed on Exhibit A hereto will not be in violation of the foregoing, in each case, to the extent such service does not interfere in any material respect with the effective discharge of the Executive’s duties and responsibilities hereunder, create a conflict of interest or violate the Executive’s obligations under Section 3 hereof.

1.3            Compliance with Policy. The Executive agrees that, while employed by the Company, the Executive will comply with all applicable policies, practices and procedures, and codes of ethics or business conduct of the Company or any of its Subsidiaries, as in effect from time to time.

2.	Compensation and Benefits

During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Subsidiaries, the Company will provide the Executive the following compensation and benefits:

2.1            Base Salary. From and after the Effective Date, the Company will pay the Executive a base salary at the rate of US$200,000 per year, payable in accordance with the ordinary payroll practices of the Company and subject to adjustment from time to time by the Board in its discretion (as adjusted from time to time, the “Base Salary”).

2.2            Annual Bonus. The Executive will be eligible to earn an annual bonus (the “Annual Bonus”) for each fiscal year completed during the Executive’s employment hereunder, in a target amount of twenty-five percent (25%) of the Base Salary (for the first year, only with respect to the Base Salary payable from and after the Effective Date). The actual amount of any Annual Bonus will be determined by the Board in its discretion, based on financial, operational, individual and/or other targets established by the Board. In order to be eligible to receive any Annual Bonus hereunder, the Executive must be employed through the date such Annual Bonus is paid, except as otherwise provided in Section 5.2.

2.3            Employee Benefits. The Executive will be entitled to participate in all employee benefit plans as in effect from time to time for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

2.4            Vacations. The Executive will be eligible to accrue vacation time in accordance with the policies of the Company as in effect from time to time, which vacation time will be in addition to any holidays observed by the Company. Vacation may be taken at such times and intervals as the Executive determines, subject to the business needs of the Company. Vacation otherwise will be subject to the policies of the Company as in effect from time to time.

2.5            Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities hereunder, subject to any expense reimbursement policies of the Company as in effect from time to time and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive’s right to payment or reimbursement hereunder will be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year will not affect the expenses eligible for payment or reimbursement in any other calendar year; (ii) payment or reimbursement will be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to payment or reimbursement will not be subject to liquidation or exchange for any other benefit.

3.	Confidential Information and Restricted Activities

3.1            Confidential Information. During the course of the Executive’s employment with the Company, the Executive has learned and will continue to learn of Confidential Information and has developed and will continue to develop Confidential Information on behalf of the Company and its Subsidiaries. The Executive agrees not to use or disclose to any Person (except as required or permitted by applicable law or for the proper performance of the Executive’s regular duties and responsibilities for the Company) any Confidential Information obtained by the Executive incident to the Executive’s employment or any other association with the Company or any of its Subsidiaries (including, for the avoidance of doubt, any such information acquired with respect to the Executive’s employment with SAITECH Limited or its Subsidiaries prior to the Effective Date). The Executive agrees that this restriction will continue to apply after the Executive’s employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity; and (ii) the Executive will not be held criminally or civilly liable under any federal, national, provincial, state or local trade secret law for disclosing a trade secret (A) in confidence to a federal, national, provincial state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed under seal in a lawsuit or other proceeding, provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if the Executive unlawfully accesses or discloses trade secrets by unauthorized means.

3.2            Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Subsidiaries, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, will be the sole and exclusive property of the Company. The Executive agrees to safeguard all Documents and to surrender to the Company, at the time the Executive’s employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control. The Executive also agrees to disclose to the Company, at the time the Executive’s employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary to obtain access to any Confidential Information or Company information that the Executive has password-protected on any computer equipment, network or system of the Company or any of its Subsidiaries.

3.3            Assignment of Rights to Intellectual Property. The Executive will promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, without limitation, the execution and delivery of instruments of further assurance or confirmation and the provision of good faith testimony in person or by declaration or affidavit) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to secure, prosecute and enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company or any of its Subsidiaries for time spent in complying with these obligations. All copyrightable works that the Executive creates during the Executive’s employment will be considered “work made for hire” and will, upon creation, be owned exclusively by the Company.

3.4            Restricted Activities. The Executive agrees to the following restrictions on the Executive’s activities during and, to the extent applicable, after the Executive’s employment, and further agrees that such restrictions are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Subsidiaries:

(a)            Non-Competition. While the Executive is employed by the Company and for a period of twenty-four (24) months following the termination of the Executive’s employment for any reason (collectively, the “Restricted Period”), the Executive will not, directly or indirectly, whether as an owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with, undertake any planning to compete with, or assist or encourage any other Person in competing with or undertaking any planning to compete with, the Company or any of its Subsidiaries. Specifically, but without limiting the foregoing, the Executive agrees not to work for or provide services to, in any capacity, whether with or without compensation, any Person that is engaged in any business anywhere that is competitive with the business of the Company or any of its Subsidiaries, as conducted or in active planning at any time during the Executive’s employment with the Company. Notwithstanding the foregoing, in no event shall ownership of five percent (5%) or less of the outstanding securities of any class of any issuer whose securities are registered or listed on any securities exchange or recognized securities market anywhere in the world so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as an equity holder thereof.

(b)            Non-Solicitation of Business Partners. During the Restricted Period, the Executive will not, directly or indirectly, and will not assist or encourage any other Person to, (i) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its Subsidiaries to terminate, diminish or otherwise change in any manner adverse to the Company or any of its Subsidiaries his, her or its relationship with any of them; or (ii) seek to persuade any such customer, vendor, supplier or business partner, or any prospective customer, vendor, supplier or business partner of the Company or any of its Subsidiaries, to conduct with anyone else any business or activity that such Person conducts or could conduct with the Company or any of its Subsidiaries.

(c)            Non-Solicitation of Employees and Other Service Providers. During the Restricted Period, except as required for the proper performance of the Executive’s regular duties and responsibilities hereunder, the Executive will not, directly or indirectly, and will not assist or encourage any other Person to, hire or engage any employee of the Company or any of its Subsidiaries. While the Executive is employed by the Company, except as required for the proper performance of the Executive’s regular duties and responsibilities hereunder, the Executive will not, directly or indirectly, and will not assist or encourage any other Person to, (i) solicit for hiring or engagement any employee of the Company or any of its Subsidiaries or seek to persuade any such employee to discontinue employment; or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Subsidiaries to terminate, diminish or otherwise change in any manner adverse to the Company or any of its Subsidiaries his, her or its relationship with any of them.

3.5            Enforcement. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 3, that the Executive has not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement, and that the Executive has entered into this Agreement knowingly and voluntarily. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Subsidiaries, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further agrees that, were the Executive to breach any of the covenants contained in this Section 3, the damage to the Company and its Subsidiaries would be irreparable. The Executive therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any such covenants, without having to post bond. In the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Subsidiaries will have the right to enforce all of the Executive’s obligations to that Subsidiary under this Agreement, including, without limitation, pursuant to this Section 3. No claimed breach of this Agreement or other violation of law attributed to the Company or any of its Subsidiaries, or change in the nature or scope of the Executive’s employment or other relationship with the Company or any of its Subsidiaries, will operate to excuse the Executive from the performance of the Executive’s obligations under this Section 3.

4.	Termination of Employment

The Executive’s employment under this Agreement will continue until terminated pursuant to this Section 4.

4.1            In General. The Executive’s employment may be terminated by the Company or by the Executive at any time upon sixty (60) days’ prior written notice to the other party; provided, however, that the Board may elect to waive such notice period or any portion thereof, in which case the Company will continue to pay the Base Salary for that portion of the notice period so waived.

4.2            Termination by the Company for Cause. Notwithstanding the provisions of Section 4.1, the Company may terminate the Executive’s employment immediately for Cause upon written notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following, as determined by the Board in its reasonable judgment: (i) the Executive’s material failure to perform (other than by reason of disability), or substantial misconduct in the performance of, the Executive’s duties and responsibilities for the Company or any of its Subsidiaries which causes material harm to the Company; (ii) the Executive’s material and demonstrable breach of any provision of Section 3 or of any other confidentiality, invention assignment, or other restrictive covenant obligation set forth in any written agreement by and between the Executive and the Company or any of its Subsidiaries; (iii) the Executive’s material and demonstrable breach of any other provision of this Agreement or any other written agreement by and between the Executive and the Company or any of its Subsidiaries; (iv) the Executive’s material violation of any applicable policy or code of conduct of the Company or any of its Subsidiaries which violation causes material reputational or financial harm to the Company; or (v) the Executive’s indictment for, or plea of nolo contendere to, any felony or any crime involving moral turpitude. Notwithstanding anything to the contrary in the foregoing, a circumstance otherwise giving rise to Cause pursuant to the foregoing clause (i), (ii), (iii) or (iv), if capable of cure, will not constitute Cause if cured by the Executive within ten (10) days following the Company’s notice to the Executive thereof; provided, however, that the Company will not be required to provide any such notice or opportunity to cure with respect to any subsequent substantially similar or related conduct.

4.3            Resignation by the Executive for Good Reason. Notwithstanding the provisions of Section 4.1, the Executive may terminate the Executive’s employment for Good Reason upon written notice to the Company setting forth in reasonable detail the nature of the circumstances constituting Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the Executive’s consent: (i) a material reduction in Base Salary, other than an across-the-board reduction applicable to similarly situated executives of the Company; (ii) a permanent relocation of the Executive’s principal place of business that increases the Executives commute by more than sixty (60) miles in a single direction; or (iii) a material diminution of Executive’s duties, authorities or responsibilities; provided, in each case, that (x) the Executive provides the Company with written notice of the circumstance constituting Good Reason within twenty (20) days following the Executive’s first knowledge thereof, (y) the Company fails to cure such circumstance within twenty (20) days following the receipt of such notice and (z) the Executive actually terminates employment within twenty (20) days following the expiration of such cure period.

4.4            Death and Disability. The Executive’s employment will terminate automatically in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during the Executive’s employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of the Executive’s duties and responsibilities for the Company and its Subsidiaries (notwithstanding the provision of any reasonable accommodation) for a period of ninety (90) days during any period of three hundred sixty-five (365) consecutive days. If any question arises as to whether the Executive is disabled to the extent that the Executive is unable to perform substantially all of the Executive’s duties and responsibilities hereunder, the Executive will, at the Company’s request, submit to a medical examination by a physician selected by the Company, and to whom the Executive or the Executive’s guardian, if any, has no reasonable objection, to determine whether the Executive is so disabled, and such determination will be conclusive of the issue for purposes of this Agreement. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s good faith, reasonable determination of the issue will be binding on the Executive.

5.	Other Matters Related to Termination

5.1            Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company will pay the Executive (i) the Base Salary for the final payroll period of the Executive’s employment, through the date the Executive’s employment terminates (the “Termination Date”); (ii) compensation at the rate of the Base Salary for any vacation time accrued in accordance with the policies of the Company but not used as of the Termination Date; and (iii) reimbursement, in accordance with Section 2.5 hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the Termination Date, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the Termination Date and that such expenses are reimbursable under Company policies then in effect (all of the foregoing, the “Final Compensation”). Except as otherwise provided in the foregoing clause (iii), the Final Compensation will be paid to the Executive immediately upon termination of employment.

5.2            Severance Payments. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, subject to the provisions of Section 5.3, the Company will pay the Executive, in addition to the Final Compensation, severance payments as provided in this Section 5.2 (collectively, the “Severance Payments”).

(a)            Termination Other than in Connection with a Change of Control. Except as otherwise provided in Section 5.2(b), the Severance Payments will include (i) payment in an amount equal to twelve (12) months’ Base Salary, payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company over the twelve (12) months following the Termination Date; (ii) payment of any earned but unpaid Annual Bonus for the fiscal year preceding the year in which the termination occurs, payable at the same time bonuses otherwise are paid to active employees of the Company; and (iii) payment of premiums for continued health benefits under the Company’s health plans for Executive and his dependants, payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company until the earlier of (A) twelve (12) months following the Termination Date and (B) the first date on which the Executive becomes eligible to receive health insurance coverage from another employer.

(b)            Termination in Connection with a Change of Control. Notwithstanding the provisions of Section 5.2(a), in the event such termination occurs within the three (3) months prior to or twelve (12) months following the date of a Change of Control (and in the case of a termination by the Company without Cause that occurs prior to such Change of Control, solely to the extent such termination results from the request of another party to the Change of Control transaction), the Severance Payments will include (i) payment in an amount equal to (A) fifteen (15) months’ Base Salary plus (B) the target amount of the Annual Bonus for the fiscal year in which the termination occurs, payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company over the fifteen (15) months following the Termination Date; (ii) payment of any earned but unpaid Annual Bonus for the fiscal year preceding the year in which the termination occurs, payable at the same time bonuses otherwise are paid to active employees of the Company; (iii) payment of premiums for continued health benefits under the Company’s health plans for Executive and his dependants, payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company until the earlier of (A) fifteen (15) months following the Termination Date and (B) the first date on which the Executive becomes eligible to receive health insurance coverage from another employer; and (iv) notwithstanding anything to the contrary in the Company’s incentive equity plans or any applicable award agreement, the Executive’s equity awards under such plans that are outstanding and unvested as of the Termination Date will become fully vested effective as of the Release Date (as defined below).

5.3            Conditions to and Timing of the Severance Payments. Any obligation of the Company to provide the Severance Payments is conditioned on the Executive signing and returning to the Company, without revocation, a timely and effective separation agreement containing a general release of claims and other customary terms in a form reasonably satisfactory to the Company (the “Release”). The Release must become effective, if at all, by the sixtieth (60th) calendar day following the Termination Date (the date the Release so becomes effective, the “Release Date”). Provided the foregoing conditions are satisfied, the first installment of the Severance Payments will be paid on the Company’s next regular payroll date at least five (5) business days following the Release Date, the amount of which will be retroactive to the Termination Date.

5.4            Benefits Termination. Except for any right the Executive may have under COBRA or other applicable law to continue participation in the Company’s group health and dental plans at the Executive’s own cost, the Executive’s participation in all employee benefit plans will terminate in accordance with the terms of the applicable benefit plans based on the Termination Date, without regard to any continuation of the Base Salary or other payment to the Executive following such termination, and the Executive will not be eligible to earn vacation or other paid time off following such termination.

5.5            Survival. The provisions of this Agreement will survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the Executive’s obligations under Section 3. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other will cease, except as otherwise expressly provided in this Agreement.

6.	Certain Definitions

For purposes of this Agreement, the following definitions apply:

“Board” means the board of directors of the Company or any committee thereof, as applicable.

“Change of Control” has the meaning ascribed to such term in the Company’s 2021 Equity Incentive Plan.

“Code” means the Internal Revenue Code of 1986, as amended, together with the regulations and guidance promulgated thereunder.

“Confidential Information” means any and all information of the Company and its Subsidiaries that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Subsidiaries from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain other than through the Executive’s breach of the Executive’s obligations under this Agreement or any other agreement between the Executive and the Company or any of its Subsidiaries.

“Intellectual Property” means all Inventions conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate either to the business of the Company or any of its Subsidiaries or to any prospective activity of the Company or any of its Subsidiaries or that result from any work performed by the Executive for the Company or any of its Subsidiaries or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Subsidiaries.

“Invention” means any invention, discovery, design, development, improvement, method, process, procedure, plan, project, system, technique, strategy, information, composition, know-how, work, concept or idea, or any modification or derivative of any of the foregoing (whether or not patentable or copyrightable or constituting a trade secret).

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

7.	No Conflicting Agreements

The Executive hereby represents and warrants that the signing of this Agreement and the performance of the Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or by which the Executive is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Executive’s obligations hereunder. The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

8.	Miscellaneous

8.1            Notices. Any notices provided for in this Agreement will be in writing and will be effective when delivered in person or sent by the United States mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service, and addressed to the Executive at the Executive’s last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

8.2            Withholding. All payments made by the Company under this Agreement will be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

8.3            Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Subsidiaries (for the avoidance of doubt, following the Closing, including Target) or to any Person with whom the Company hereafter effects a reorganization, consolidation or merger, or to whom the Company hereafter transfers all or substantially all of its properties or assets. This Agreement will inure to the benefit of and be binding upon the Executive and the Company and each of their respective successors, executors, administrators, heirs and permitted assigns.

8.4            Severability. If any portion or provision of this Agreement is declared illegal or unenforceable to any extent by a court of competent jurisdiction, to any extent, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

8.5            Other Matters. This Agreement sets forth the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, relating to the same. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision herein. This Agreement may be executed in counterparts (and may be delivered by email or other electronic means), each of which will be an original and all of which together will constitute one and the same instrument. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. The Executive and the Company agree to submit to the exclusive jurisdiction of the courts of or in the State of Delaware in connection with any dispute arising out of or otherwise related to this Agreement or the Executive’s employment with the Company, in whole or in part, and agree that any such dispute will be brought and maintained solely in such courts.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRADEUP GLOBAL CORPORATION

By:	/s/ Huang Lei
Name:	Hung Lei
Title:	Co-Chief Executive Officer

Accepted and agreed:

/s/ Jian Zou
Jian Zou

[Signature Page to Employment Agreement]

Exhibit A

Certain Permitted Activities

NONE

[Exhibit A]

Exhibit F

Form of Registration Rights Agreement

Final Form

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [__], 2021, by and among: (i) SAI.TECH Global Corporation (f/k/a TradeUP Global Corporation), a Cayman Islands exempted company (together with its successors, “Purchaser”), and (ii) the undersigned parties listed as “Investors” on the signature page hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, on September 27, 2021, (i) Purchaser, (ii) TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability and a direct wholly owned subsidiary of Purchaser (“Merger Sub”), and (iii) SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability (the “Company”), entered into that certain Business Combination Agreement (as may be amended, restated or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger” and the closing of the Merger, the “Closing”), with the Company being the surviving entity and becoming a wholly owned subsidiary of Purchaser;

WHEREAS, Purchaser and TradeUP Global Sponsor LLC, a Cayman Islands exempted limited liability company (the “Sponsor”), and certain other shareholders (collectively with Sponsor, the “Original Holders”) are parties to that certain Registration Rights Agreement, dated as of April 28, 2021 (the “Original Registration Rights Agreement”), which shall be superseded by this Agreement and shall terminate upon the effectiveness hereof at the Closing;

WHEREAS, in connection with the execution of the Business Combination Agreement, certain of the Investors have entered into, or will prior to the Closing enter into, certain other agreements with Purchaser, pursuant to which, among other things, such Investor has agreed not to transfer the merger consideration held by such Investor for a certain period of time after the Closing (each such agreement, as amended from time to time in accordance with the terms thereof, a “Lock-Up Agreement”), in each case pursuant to the terms of such Lock-Up Agreement;

WHEREAS, in connection with the execution of the Business Combination Agreement, Purchaser and the Investors desire to enter into this Agreement, which shall replace the Original Registration Rights Agreement, in order to provide the Investors with registration rights on the terms set forth herein; and

WHEREAS, the parties desire for this Agreement to be effective only upon the consummation of the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Definitions.      Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement. The following capitalized terms used herein have the following meanings:

“Agreement” is defined in the preamble of this Agreement.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Hong Kong or the Cayman Islands are authorized to close for business.

“Closing” is defined in the recitals to this Agreement.

“Company” is defined in the recitals to this Agreement.

“Concurrent Offering” shall have the meaning given in Section 2.1.2.

“Concurrent Purchaser Offering” shall have the meaning given in Section 2.1.2.

“Concurrent Secondary Offering” shall have the meaning given in Section 2.1.2.

“Demanding Holders” shall have the meaning given in Section 2.1.1(b).

“Effectiveness Date” shall have the meaning given in Section 2.1.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and unless the context requires otherwise, the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

“Filing Date” shall have the meaning given in Section 2.1.1(a).

“Founder Shares” shall mean the 1,122,247 Purchaser Class A Shares issued upon conversion of prior Class B ordinary shares of the Purchaser (as designated as such prior to the Merger (the “Prior Class B Shares”) prior to or in connection with the consummation of the Merger (including (i) 850,000 Purchaser Class A Shares issued to the Sponsor prior to the date hereof upon conversion of Prior Class B Shares, (ii) 212,247 issued to the Sponsor in connection with the Merger upon conversion of Prior Class B Shares, and (iii) 60,000 Purchaser Class A Shares in connection with the Merger upon conversion of Prior Class B Shares that were assigned by the Sponsor to certain directors of Purchaser). Accordingly, the term “Founder Shares” shall be deemed to include any Purchaser Class A Shares issuable upon conversion of Prior Class B Shares. For purposes of clarification, Founder Shares do not include any Purchaser Class A Shares issuable upon conversion of Purchaser Class B Shares (as defined in the Business Combination Agreement).

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Investor Indemnified Party” is defined in Section 4.1.

“Investor(s)” is defined in the preamble to this Agreement, and includes any transferee of the Registrable Securities (so long as they remain Registrable Securities) of an Investor permitted under this Agreement and with respect to an Investor, its applicable Lock-Up Agreement.

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“Lock-Up Agreement” is defined in the recitals to this Agreement.

“Maximum Number of Securities” is defined in Section 2.1.2.

“Merger Sub” is defined in the recitals to this Agreement.

“Merger” is defined in the recitals to this Agreement.

“Minimum Demand Threshold” shall mean $10,000,000.

“Original Holders” is defined in the recitals to this Agreement.

“Original Registration Rights Agreement” is defined in the recitals to this Agreement.

“Other Selling Investors” shall have the meaning given in Section 2.1.1(b).

“Piggyback Registration” is defined in Section 2.2.1.

“Pro Rata” is defined in Section 2.1.2.

“Proceeding” is defined in Section 6.9.

“Purchaser” is defined in the recitals to this Agreement.

“Register,” “Registered” and “Registration” mean a registration or offering effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (a) the Founder Shares (including any Purchaser Class A Shares or other equivalent equity security issued or issuable upon the conversion of any Founder Shares or exercisable for Purchaser Class A Shares), (b) the Purchaser Private Shares, (c) the Working Capital Shares and (d) the Ordinary Shares, in each case, set forth on the Schedule to this Agreement, including Ordinary Shares (i) issued or issuable to any Investor in exchange for shares of Purchaser pursuant to the Business Combination Agreement, (ii) issued or issuable pursuant to the exercise of the Purchaser Warrants, (iii) issued or issuable upon conversion of Purchaser Class B Ordinary Shares and (iv) all Purchaser Class A Shares issued or issuable to any holder with respect to such securities by way of a share capitalization or share split, or in connection with a combination of shares, recapitalization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates (or evidence of book entry position) for them not bearing a legend restricting further transfer shall have been delivered by Purchaser and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without volume limitations or the requirement for Purchaser to be current in its Exchange Act reporting. Notwithstanding anything to the contrary contained herein, a Person shall be deemed to be an “Investor holding Registrable Securities” (or words to that effect) under this Agreement only if they are an Investor or a transferee of the applicable Registrable Securities (so long as they remain Registrable Securities) of any Investor permitted under this Agreement and any applicable Lock-Up Agreement.

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“Registration Statement” means a registration statement filed by Purchaser with the SEC in compliance with the Securities Act for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4, F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and unless the context requires otherwise, the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

“Shelf Registrable Securities” shall have the meaning given in Section 2.1.1(b).

“Shelf Registration Statement” shall have the meaning given in Section 2.1.1(a).

“Shelf Underwriting” shall have the meaning given in Section 2.1.1(b).

“Shelf Underwriting Notice” shall have the meaning given in Section 2.1.1(b).

“Shelf Underwriting Request” shall have the meaning given in Section 2.1.1(b).

“Specified Courts” is defined in Section 6.9.

“Sponsor” is defined in the recitals to this Agreement.

“Underwritten Block Trade” shall have the meaning give in Section 2.1.1(b).

“Underwritten Offering” shall mean a Registration in which securities of the Purchaser are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Working Capital Shares” means any loan by the Sponsor or certain of Purchaser’s officers and directors to Purchaser of funds as Purchaser may require, of which up to $1,200,000 of such loans may be convertible into Purchaser Class A Shares at a price of $10.00 per share.

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2.            Registration Rights.

2.1            Demand Registration.

2.1.1            Shelf Registration.

(a)            As soon as practicable but no later than 30 calendar days after the Closing Date (the “Filing Date”), Purchaser shall prepare and file with (or confidentially submit to) the SEC a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “Shelf Registration Statement”) covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 90th Business Day following the Filing Date if the SEC notifies Purchaser that it will “review” such Shelf Registration Statement) and (y) the tenth Business Day after the date Purchaser is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Investor named therein. Purchaser shall maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit all Investors named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. If at any time Purchaser shall have qualified for the use of a Registration Statement on Form S-3, Form F-3 or any other form that permits incorporation of substantial information by reference to other documents filed by Purchaser with the SEC and at such time Purchaser has an outstanding Shelf Registration Statement on Form S-1 or Form F-1, then Purchaser shall use its commercially reasonably efforts to convert such outstanding Shelf Registration Statement on Form S-1 or F-1 into a Shelf Registration Statement on Form S-3 or Form F-3, as applicable.

(b)            Subject to any applicable Lock-up Agreement, an Investor or Investors (the “Demanding Holders”), may make a written demand (a “Shelf Underwriting Request”) from time to time to elect to offer for sale all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, pursuant to an Underwritten Offering pursuant to the Shelf Registration Statement, which written demand shall describe the amount and type of securities to be included in such Underwritten Offering and the intended method(s) of distribution thereof (the “Shelf Underwriting”). As promptly as practicable, but no later than five Business Days after receipt of a Shelf Underwriting Request, Purchaser shall give written notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to the Investors holding other Registrable Securities registered on such Shelf Registration Statement (“Shelf Registrable Securities”). Purchaser and the Demanding Holders, subject to Section 2.1.2, shall include in such Shelf Underwriting (x) the Registrable Securities of the Demanding Holders and (y) the Shelf Registrable Securities of any other Investor of Shelf Registrable Securities which shall have made a written request to Purchaser for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Investor) within ten days after the receipt of the Shelf Underwriting Notice (“Other Selling Investors”). Purchaser shall, as expeditiously as possible (and in any event within 20 Business Days after the receipt of a Shelf Underwriting Request), file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holders or the Other Selling Investors to effect such Shelf Underwriting. Once a Shelf Registration Statement has been declared effective, Investors may request, and Purchaser shall be required to facilitate, an aggregate of four Shelf Underwritings pursuant to this Section 2.1.1(b) with respect to any or all Registrable Securities in any 12 month period; provided, however, that a Shelf Underwriting shall not be counted for such purposes unless all of the Registrable Securities requested by the Demanding Holders and the Other Selling Investors to be included in such Shelf Underwriting have been sold. Notwithstanding the foregoing, if a Demanding Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, “Underwritten Block Trade”) pursuant to a Shelf Registration Statement, then notwithstanding the foregoing time periods, such Demanding Holder only needs to notify Purchaser of the Underwritten Block Trade two Business Days prior to the day such offering is to commence and the other Investors shall not be entitled to notice of such Underwritten Block Trade and shall not be entitled to participate in such Underwritten Block Trade.

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(c)            Notwithstanding anything to the contrary in Sections 2.1.1(a) and 2.1.1(b), the rights granted in this Section 2.1.1 are subject to the following limitations: (i) Purchaser shall not be required to effect more than two Shelf Underwritings (including one Shelf Underwriting Request which shall be reserved for the Sponsor so long as the Sponsor owns Registrable Securities representing at least the Minimum Demand Threshold and has not exercised any Shelf Underwriting Request) for so long as the Shelf Registration Statement is on Form S-1, Form F-1 or any similar long-form registration statement at the request of the Investors in the aggregate; and (ii) if the Purchaser’s board of directors, in its good faith judgment, determines that any registration of Registrable Securities or Shelf Underwriting should not be made or continued because it would materially and adversely interfere with any existing or potential financing, acquisition, corporate reorganization, merger, share exchange or other transaction or event involving Purchaser or any of its subsidiaries or would otherwise result in the public disclosure of information that the Purchaser’s board of directors in good faith has a bona fide business purpose for keeping confidential (a “Valid Business Reason”), then (x) Purchaser may postpone filing or confidentially submitting the Shelf Registration Statement or a prospectus supplement relating to a Shelf Underwriting Request until five Business Days after such Valid Business Reason no longer exists, but in no event for more than 45 days after the date Purchaser’s board of directors determines a Valid Business Reason exists or (y) if the Shelf Registration Statement has been filed or confidentially submitted or a prospectus supplement has been filed relating to a Shelf Underwriting Request, if the Valid Business Reason has not resulted in whole or in part from actions taken or omitted to be taken by Purchaser (other than actions taken or omitted with the consent of the Demanding Holder (not to be unreasonably withheld or delayed)), Purchaser may, to the extent determined in the good faith judgment of the Purchaser’s board of directors to be reasonably necessary to avoid interference with any of the transactions described above, suspend use of or, if required by the SEC, cause such Shelf Registration Statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement until five Business Days after such Valid Business Reason no longer exists, but in no event for more than 45 days after the date Purchaser’s board of directors determines a Valid Business Reason exists (such period of postponement or withdrawal under this clause (ii), the “Postponement Period”). The Company shall give written notice to the Investors of its determination to postpone or suspend use of or withdraw the Shelf Registration Statement and of the fact that the Valid Business Reason for such postponement or suspension or withdrawal no longer exists, in each case, promptly after the occurrence thereof; provided, however, that Purchaser shall not be entitled to more than two Postponement Periods during any 12 month period.

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Each Investor holding Registrable Securities agrees that, upon receipt of any notice from Purchaser that Purchaser has determined to suspend use of, withdraw, terminate or postpone amending or supplementing the Shelf Registration Statement pursuant to clause (ii) above, such Investor will discontinue its disposition of Registrable Securities pursuant to the Shelf Registration Statement (including pursuant to a Shelf Underwriting). If Purchaser shall give any notice of suspension, withdrawal or postponement of the Shelf Registration Statement, Purchaser shall, not later than five Business Days after the Valid Business Reason that caused such suspension, withdrawal or postponement no longer exists (but, with respect to a suspension, withdrawal or postponement pursuant to clause (c)(iii) above, in no event later than 45 days after the date of the suspension, postponement or withdrawal), as applicable, permit use of the Shelf Registration Statement or use its reasonable best efforts to effect the registration under the Securities Act of the Registrable Securities covered by the withdrawn or postponed registration statement in accordance with this Section 2.1 (and any new registration statement shall thereupon be the “Shelf Registration Statement” for all purposes hereof), and following such permission or such effectiveness such registration shall no longer be deemed to be suspended, withdrawn or postponed pursuant to clause (ii) above. An Investor may deliver written notice (an “Opt-Out Notice”) to Purchaser requesting that such Investor not receive notices from Purchaser otherwise required by Section 2.1.1(c); provided, however, that such Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from an Investor (unless subsequently revoked), (i) Purchaser shall not deliver any such notices to such Investor and such Investor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to such Investor’s intended use of an effective Shelf Registration Statement, such Investor will notify Purchaser in writing at least two Business Days in advance of such intended use, and if a notice of a Postponement Period was previously delivered and the related suspension period remains in effect, Purchaser will so notify such Investor, within one Business Day of such Investor’s notification to Purchaser, by delivering to such Investor a copy of such previous notice of the Postponement Period Event, and thereafter will provide such Investor with the related notice of the conclusion of such Postponement Period as required hereby.

2.1.2            Reduction of Offering.  If the managing Underwriter or Underwriters for a Shelf Underwriting advises Purchaser and the Demanding Holders in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Other Selling Investors (if any) desire to sell, taken together with all other Purchaser Class A Shares or other securities which Purchaser desires to sell concurrently (a “Concurrent Purchaser Offering”) and Purchaser Class A Shares or other securities, if any, as to which an Underwritten Offering pursuant to a Registration by Purchaser has been requested concurrently pursuant to written contractual registration rights held by other security holders of Purchaser (a “Concurrent Secondary Offering” and together with Concurrent Purchaser Offering, a “Concurrent Offering”), exceeds the maximum dollar amount or maximum number of shares that can be sold in such offerings without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the following shall be included in such Shelf Underwriting and any Concurrent Offering: (i) first, the Registrable Securities as to which the Demanding Holders have requested the Shelf Underwriting (pro rata in accordance with the number of securities that each applicable Person has requested be included in such registration, regardless of the number of securities held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities that Other Selling Investors have requested be included in such Shelf Underwriting (Pro Rata in accordance with the number of securities that each applicable Person has requested be included in such registration) that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Purchaser Class A Shares or other securities Purchaser desires to sell in the Concurrent Purchaser Offering that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), Purchaser Class A Shares or other securities, if any, to be included in the Concurrent Secondary Offering (Pro Rata in accordance with the number of securities that each applicable Person has requested be included in such registration) that can be sold without exceeding the Maximum Number of Securities. In the event that Purchaser securities that are convertible into Purchaser Class A Shares are included in the offering, the calculations under this Section 2.1.2 shall include such Purchaser securities on an as-converted to Purchaser Class A Share basis.

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2.1.3            Withdrawal.  Any Investor shall have the right in its sole discretion to withdraw from a Shelf Underwriting upon written notification to Purchaser and the Underwriter or Underwriters (if any) of their intention to withdraw prior to the filing of a preliminary prospectus supplement setting forth the terms of the Shelf Underwriting with the SEC; provided, however, if after giving effect to all such withdrawals, the total offering price is not reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, Purchaser shall not be required to proceed with such Shelf Underwriting.

2.2            Piggyback Registration.

2.2.1            Piggyback Rights.  If at any time after the Closing, Purchaser proposes to file a Registration Statement under the Securities Act with respect to the Registration of or an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by Purchaser for its own account or for security holders of Purchaser for their account (or by Purchaser and by security holders of Purchaser), other than the Shelf Registration Statement to be filed pursuant to Section 2.1.1, and other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Purchaser’s existing security holders, (iii) for an offering of debt that is convertible into equity securities of Purchaser, or (iv) for a dividend reinvestment plan, then Purchaser shall (x) give written notice of such proposed filing to Investors holding Registrable Securities as soon as practicable but in no event less than ten days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering or registration, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to Investors holding Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such Investors may request in writing within five days following receipt of such notice (a “Piggyback Registration”). To the extent permitted by applicable securities laws with respect to such registration by Purchaser or another demanding security holder, Purchaser shall use its reasonable best efforts to cause (i) such Registrable Securities to be included in such registration and (ii) the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Purchaser and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Investors holding Registrable Securities proposing to distribute their securities through a Piggyback Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggyback Registration.

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2.2.2            Reduction of Piggyback Registration.  If the managing Underwriter or Underwriters for a Piggyback Registration that is to be an underwritten offering advises Purchaser and Investors holding Registrable Securities proposing to distribute their Registrable Securities through such Piggyback Registration in writing that the dollar amount or number of Purchaser Class A Shares or other Purchaser securities that Purchaser desires to sell, taken together with Purchaser Class A Shares or other Purchaser securities, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the Investors holding Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and Purchaser Class A Shares or other Purchaser securities, if any, as to which registration has been requested pursuant to the written contractual piggyback registration rights of other security holders of Purchaser, exceeds the Maximum Number of Securities, then Purchaser shall include in any such registration:

(a)            If the registration is undertaken for Purchaser’s account: (i) first, Purchaser Class A Shares or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Purchaser Class A Shares or other equity securities for the account of other Persons that Purchaser is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities;

(b)            If the registration is a “demand” registration undertaken at the demand of Persons other than either Demanding Holders under Section 2.1: (i) first, Purchaser Class A Shares or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Purchaser Class A Shares or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), Purchaser Class A Shares or other equity securities for the account of other Persons that Purchaser is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities.

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In the event that Purchaser securities that are convertible into Purchaser Class A Shares are included in the offering, the calculations under this Section 2.2.2 shall include such Purchaser securities on an as-converted to Purchaser Class A Share basis. Notwithstanding anything to the contrary above, to the extent that the registration of an Investor’s Registrable Securities would prevent Purchaser or the demanding shareholders from effecting such registration and offering, such Investor shall not be permitted to exercise Piggyback Registration rights with respect to such registration and offering.

2.2.3            Piggyback Registration Withdrawal.  Any Investor holding Registrable Securities may elect to withdraw such Investor’s request for inclusion of Registrable Securities in any Piggyback Registration by giving written notice to Purchaser of such request to withdraw at least two business days prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration. Purchaser (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement without any liability to the applicable Investor, subject to the next sentence and the provisions of Section 4. Notwithstanding any such withdrawal, Purchaser shall be responsible for and pay all registration expenses incurred in connection with such Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4            Unlimited Piggyback Registration Rights.  For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Shelf Underwriting effected under Section 2.1 hereof.

3.            Registration Procedures.

3.1            Whenever Purchaser is required to effect the registration of any Registrable Securities pursuant to Section 2, Purchaser shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1            Filing Registration Statement.  Purchaser shall use its reasonable best efforts to, as expeditiously as possible, prepare and file with the SEC the Shelf Registration Statement, and all required amendments thereto on any form for which Purchaser then qualifies or which counsel for Purchaser shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable efforts to cause such Registration Statement and required amendments thereto to become effective and use its reasonable efforts to keep it effective for the period required hereby; provided, however, that Purchaser shall have the right to defer the Shelf Registration Statement and Shelf Underwriting for up to 90 days, and any Piggyback Registration for such period as may be applicable to deferment of any demand registration to which such Piggyback Registration relates, in each case if Purchaser shall furnish to Investors requesting to include their Registrable Securities in such registration a certificate signed by the Chief Executive Officer, Chief Financial Officer or Chairman of Purchaser stating that, in the good faith judgment of the Board of Directors of Purchaser, it would be materially detrimental to Purchaser and its shareholders for such Registration Statement to be effected at such time or the filing would require premature disclosure of material information which is not in the interests of Purchaser to disclose at such time; provided further that Purchaser shall not have the right to exercise the right set forth in the immediately preceding proviso more than twice in any 365-day period in respect of a demand registration hereunder.

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3.1.2            Copies.  Purchaser shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to Investors holding Registrable Securities included in such registration, and such Investors’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein, except for such exhibits and documents available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Investors holding Registrable Securities included in such registration or legal counsel for any such Investors may request in order to facilitate the disposition of the Registrable Securities owned by such Investors.

3.1.3            Amendments and Supplements.  Subject to Section 2.1.1(c), Purchaser shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn or until such time as the Registrable Securities cease to be Registrable Securities as defined by this Agreement.

3.1.4            Notification.  After the filing of a Registration Statement, Purchaser shall promptly, and in no event more than five Business Days after such filing, notify Investors holding Registrable Securities included in such Registration Statement of such filing, and shall further notify such Investors promptly and confirm such advice in writing in all events within five Business Days after the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the SEC of any stop order (and Purchaser shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the SEC for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to Investors holding Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the SEC a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, Purchaser shall furnish to Investors holding Registrable Securities included in such Registration Statement and to the legal counsel for any such Investors, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Investors and legal counsel with a reasonable opportunity to review such documents and comment thereon; provided, that such Investors and their legal counsel must provide any comments promptly (and in any event within five Business Days) after receipt of such documents.

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3.1.5            State Securities Laws Compliance.  Purchaser shall use its reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as Investors holding Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Purchaser and do any and all other acts and things that may be necessary or advisable to enable Investors holding Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Purchaser shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or to taxation in any such jurisdiction where it is not then otherwise subject.

3.1.6            Agreements for Disposition.  To the extent required by the underwriting agreement or similar agreements, Purchaser shall enter into reasonable customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc. (“FINRA”) and arranging for the delivery of customary legal opinions and auditor “comfort letters.” The representations, warranties and covenants of Purchaser in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of Investors holding Registrable Securities included in such Registration Statement. No Investor holding Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Investor’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Investor’s material agreements and organizational documents, and with respect to written information relating to such Investor that such Investor has furnished in writing expressly for inclusion in such Registration Statement.

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3.1.7            Cooperation.  The principal executive officer of Purchaser, the principal financial officer of Purchaser, the principal accounting officer of Purchaser and all other officers and members of the management of Purchaser shall reasonably cooperate in any offering of Registrable Securities hereunder, which cooperation shall include the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8            Records.  Purchaser shall make available for inspection by Investors holding Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Investor holding Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of Purchaser, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Purchaser’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement; provided, however, that Purchaser may require execution of a reasonable confidentiality agreement prior to sharing any such information.

3.1.9            Listing.  Purchaser shall use its reasonable best efforts to cause all Registrable Securities that are Purchaser Class A Shares included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by Purchaser are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to Investors holding a majority-in-interest of the Registrable Securities included in such registration.

3.1.10            Selection of Underwriters.  Purchaser shall have the right to select an Underwriter or Underwriters in connection with any Underwritten Offering, which Underwriter or Underwriters shall be subject to consultation with the Demanding Holder.

3.2            Obligation to Suspend Distribution.  Upon receipt of any notice from Purchaser of the happening of any event of the kind described in Section 3.1.4(iv), or in the event that the financial statements contained in the Registration Statement become stale, or in the event that the Registration Statement or prospectus included therein contains a misstatement of material fact or omits to state a material fact due to a bona fide business purpose, each Investor holding Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the Registration Statement is updated so that the financial statements are no longer stale, as applicable, and, if so directed by Purchaser, each such Investor will deliver to Purchaser all copies, other than permanent file copies then in such Investor’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

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3.3            Registration Expenses.  Subject to Section 4, Purchaser shall bear all reasonable costs and expenses incurred in connection with any demand registration pursuant to Section 2.1, any Piggyback Registration pursuant to Section 2.2, and all reasonable expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) Purchaser’s internal expenses (including all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) FINRA fees; (vii) fees and disbursements of counsel for Purchaser and fees and expenses for independent certified public accountants retained by Purchaser (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by Purchaser in connection with such registration; and (ix) the reasonable and documented fees and expenses (up to a maximum of $30,000 in the aggregate in connection with such registration) of one legal counsel selected by Investors holding a majority-in-interest of the Registrable Securities included in such registration for such legal counsel’s review, comment and finalization of the proposed Registration Statement and other relevant documents. Purchaser shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling security holders and Purchaser shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of securities each is selling in such offering.

3.4            Information.  Investors holding Registrable Securities included in any Registration Statement shall provide such information as may reasonably be requested by Purchaser, or the managing Underwriter, if any, in connection with the preparation of such Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the obligation to comply with federal and applicable state securities laws. Investors selling Registrable Securities in any offering must provide all questionnaires, powers of attorney, custody agreements, stock powers, and other documentation reasonably requested by Purchaser or the managing Underwriter. Notwithstanding anything else in this Agreement, Purchaser shall not be obligated to include such Investor’s Registrable Securities to the extent Purchaser has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the second business day prior to the first anticipated filing date of a Registration Statement (or in the case of an Underwritten Offering pursuant to Rule 415, at least two Business Days prior to the time of pricing of the applicable offering).

4.            Indemnification and Contribution.

4.1            Indemnification by Purchaser.  Subject to the provisions of this Section 4.1 below, Purchaser agrees to indemnify and hold harmless each Investor, and each Investor’s officers and directors and each Person, if any, who controls an Investor (within the meaning of the Securities Act) (each, an “Investor Indemnified Party”), from and against claims, suits, actions, or litigation brought by a third party, whether joint or several, that arise out of or are based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or that arise out of or are based upon any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading (“Claim”), and any losses, damages, liabilities, costs (including, without limitation, reasonable and documented attorneys’ fees) and expenses as incurred as a result of such Claim (provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Purchaser, such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that Purchaser will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to Purchaser, in writing, by such selling holder or Investor Indemnified Party expressly for use therein. Purchaser also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each Person who controls such Underwriter (within the meaning of the Securities Act) on substantially the same basis as that of the indemnification provided above in this Section 4.1.

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4.2            Indemnification by Investors Holding Registrable Securities.  Subject to the provisions of this Section 4.2 below, each Investor selling Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Investor, indemnify and hold harmless Purchaser, each of its directors and officers and each other Person, if any, who controls Purchaser (within the meaning of the Securities Act), against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Purchaser by such selling Investor expressly for use therein (provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the indemnifying Investor, such consent not to be unreasonably withheld, delayed or conditioned), and shall reimburse Purchaser, its directors and officers and each other Person, if any, who controls Purchaser (within the meaning of the Securities Act) for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling Investor’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Investor. The selling Investors also shall indemnify any Underwriter, their officers, directors, partners, members and agents and each person who controls such Underwriter (within the meaning of the Securities Act) on substantially the same basis as that of the indemnification provided above in this Section 4.2.

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4.3            Conduct of Indemnification Proceedings.  Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. If such defense is assumed, the Indemnifying Party shall not be subject to any liability for any settlement made by the Indemnified Party without its consent. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (acting reasonably), consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

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4.4            Contribution.

4.4.1            If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2            The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3            The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Investor holding Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Investor from the sale of Registrable Securities which gave rise to such contribution obligation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5.            Rule 144.  As long as any Investor shall own Registrable Securities, Purchaser, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Purchaser after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. Purchaser further covenants that it shall take such further action as any Investor may reasonably request, all to the extent required from time to time to enable such Investor to sell Ordinary Shares held by such Investor without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Investor, Purchaser shall deliver to such Investor a written certification of a duly authorized officer as to whether it has complied with such requirements.

6.            Miscellaneous.

6.1            Other Registration Rights.  Purchaser represents and warrants that, as of the date of this Agreement, no Person, other than the holders of Registrable Securities, has any right to require Purchaser to register any of Purchaser’s share capital for sale or to include Purchaser’s share capital in any Registration filed by Purchaser for the sale of share capital for its own account or for the account of any other Person. Purchaser agrees with the Investors not to enter into any registration rights agreement that would conflict with the rights of the Investors hereunder, including without limitation Sections 2.1.2 and 2.2.2.

6.2            Assignment; No Third Party Beneficiaries.

(a)            This Agreement and the rights, duties and obligations of Purchaser hereunder may not be assigned or delegated by Purchaser in whole or in part, unless Purchaser first provides Investors holding Registrable Securities at least ten Business Days prior written notice; provided, however, that no assignment or delegation by Purchaser will relieve Purchaser of its obligations under this Agreement unless Investors holding a majority-in-interest of the Registrable Securities provide their prior written consent, which consent must not be unreasonably withheld, delayed or conditioned.

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(b)            This Agreement and the rights, duties and obligations of Investors holding Registrable Securities hereunder may be freely assigned or delegated by such Investor in conjunction with and to the extent of any transfer of Registrable Securities by such Investor which is permitted by such Investor’s applicable Lock-Up Agreement; provided, however, that no assignment by any Investor of its rights, duties and obligations hereunder shall be binding upon or obligate Purchaser unless and until Purchaser shall have received (i) written notice of such assignment as provided in Section 6.3 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to Purchaser, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

(c)            This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Investors or of any assignee of the Investors.

(d)            This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2.

6.3            Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser, to:

Jianwei Li

Chairman & Co-Chief Executive Officer

437 Madison Avenue, 27th Floor

New York, New York 10022

(732) 910-9692

Jianwei@zhenchengcap.com

With copies to (which shall not constitute notice):

David C. Buck

Kayleigh McNelis

Sidley Austin LLP

1000 Louisiana, Suite 5900

Houston, Texas 77002

Tel: (713) 494-4500

dbuck@sidley.com

kmcnelis@sidley.com

If to an Investor, to: the address set forth underneath such Investor’s name on the signature page or to such Investor’s address as found in Purchaser’s books and records.

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6.4            Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

6.5            Entire Agreement.  This Agreement (together with the Business Combination Agreement and the Lock-Up Agreements to the extent incorporated herein, and including all agreements entered into pursuant hereto or thereto or referenced herein or therein and all certificates and instruments delivered pursuant hereto and thereto) embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

6.6            Interpretation.  Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

6.7            Amendments; Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written agreement or consent of Purchaser and Investors holding a majority-in-interest of the Registrable Securities; provided, that any amendment or waiver of this Agreement which affects an Investor in a manner materially and adversely disproportionate to other Investors will also require the consent of such Investor. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

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6.8            Remedies Cumulative.  In the event a party fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the other parties may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.9            Governing Law; Jurisdiction.  This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Each party hereto hereby (i) submits to the exclusive jurisdiction of any state or federal court located in the County of New York in the State of New York (or in any appellate court thereof) (the “Specified Courts”) for the purpose of any claim, action, litigation or other legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a “Proceeding”), and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any Proceeding, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 6.3. Nothing in this Section 6.9 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

6.10            WAIVER OF TRIAL BY JURY.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE INVESTORS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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6.11            Termination of Business Combination Agreement.  This Agreement shall be binding upon each party upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. In the event that the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void and be of no further force or effect, and the parties shall have no obligations hereunder.

6.12            Termination of Original Registration Rights Agreement.  Upon the effectiveness hereof on the Closing Date, the Original Registration Rights Agreement shall terminate without further action by Purchaser or the Investors party thereto.

6.13            Counterparts.  This Agreement may be executed in multiple counterparts (including by facsimile or pdf or other electronic document transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

(Remainder of page intentionally left blank)

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IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

TradeUP Global Corporation

By:
Name:
Title:

Investors:

TradeUp Global Sponsor LLC

By:
Name:
Title:

Michael Davidov

Tao Jiang

David Xianglin Li

Energy Science Artist Holding Limited

By:
Name: Li Risheng
Title:

LilOrange Holding Limited

By:
Name:
Title:

Signature Page to Registration Rights Agreement

Eternal Selead Technology Holding Limited

By:
Name:
Title:

Haonan Technology Holding Limited

By:
Name:
Title:

Shiningsunny Holding Limited

By:
Name:
Title:

ZenGolden L.P.

By:
Name:
Title:

Patternbase Inc.

By:
Name:
Title:

Make World Better Limited

By:
Name:
Title:

Signature Page to Registration Rights Agreement

Exhibit G

Form of Surviving Company Memorandum and Articles of Association

Final Form

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

SAITECH Limited

(adopted by special resolution dated [Date] and effective on [date])

Final Form

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

SAITECH Limited

(adopted by special resolution dated [Date] and effective on [date])

1	The name of the Company is SAITECH Limited.

2	The Registered Office of the Company shall be at the offices of ICS Corporate Services (Cayman) Limited, 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member's shares.

5	The share capital of the Company is US$[ ] divided into [ ] shares of a par value of US$0.0001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

SAITECH Limited

(adopted by special resolution dated [Date] and effective on [date])

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"Articles"	means these amended and restated articles of association of the Company.

"Auditor"	means the person for the time being performing the duties of auditor of the Company (if any).

"Company"	means the above named company.

"Directors"	means the directors for the time being of the Company.

"Dividend"	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

"Electronic Record"	has the same meaning as in the Electronic Transactions Act.

"Electronic Transactions Act"	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

"Member"	has the same meaning as in the Statute.

"Memorandum"	means the amended and restated memorandum of association of the Company.

"Ordinary Resolution"	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

"Register of Members"	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

"Registered Office"	means the registered office for the time being of the Company.

"Seal"	means the common seal of the Company and includes every duplicate seal.

"Share"	means a share in the Company and includes a fraction of a share in the Company.

"Special Resolution"	has the same meaning as in the Statute, and includes a unanimous written resolution.

"Statute"	means the Companies Act (As Revised) of the Cayman Islands.

"Subscriber"	means the subscriber to the Memorandum.

"Treasury Share"	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	"written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	"shall" shall be construed as imperative and "may" shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

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(g)	any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term "and/or" is used herein to mean both "and" as well as "or." The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in others. The term "or" shall not be interpreted to be exclusive and the term "and" shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)	the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term "holder" in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. Notwithstanding the foregoing, the Subscriber shall have the power to:

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(a)	issue one Share to itself;

(b)	transfer that Share by an instrument of transfer to any person; and

(c)	update the Register of Members in respect of the issue and transfer of that Share.

3.2	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

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6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1	Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

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8.2	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1	If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

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11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

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14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

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15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

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16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

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17.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o'clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors may call general meetings, and they shall on a Members' requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4	A Members' requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5	The Members' requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

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19.6	If there are no Directors as at the date of the deposit of the Members' requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members' requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20	Notice of General Meetings

20.1	At least five clear days' notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

20.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1	No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

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21.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members' requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10	Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

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21.11	The demand for a poll may be withdrawn.

21.12	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

22	Votes of Members

22.1	Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

22.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6	On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

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22.7	On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23	Proxies

23.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

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24	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26	Directors

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the Subscriber.

27	Powers of Directors

27.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

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28	Appointment and Removal of Directors

28.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30	Proceedings of Directors

30.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

30.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

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30.3	A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5	A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

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30.9	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31	Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32	Directors' Interests

32.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2	A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

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33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34	Delegation of Directors' Powers

34.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

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34.5	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35	Alternate Directors

35.1	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5	Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

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37.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

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39.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

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41	Books of Account

41.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

41.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

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43	Notices

43.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

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(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1	Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2	The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

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45.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

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Dated this [__] day of [___] 2021.

ICS Corporate Services (Cayman) Limited

3-212 Governors Square, 23 Lime Tree Bay Avenue

P.O. Box 30746, Seven Mile Beach

Grand Cayman KY1-1203, Cayman Islands

acting by:

_______________________________

[ ]

_______________________________

[ ]

Witness to the above signature

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Exhibit H

Form of Amended Purchaser Charter

Final Form

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

SAI.TECH Global Corporation

(adopted by Special Resolution dated [•], 2021 and effective on [•], 2021 (Being THE Merger Effective Date immediately after consummation of the merger))

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

SAI.TECH Global Corporation

(adopted by Special Resolution dated [•], 2021 and effective on [•], 2021 (BEING the merger effective date immediately after consummation of the merger))

1	The name of the Company is SAI.TECH Gloabl Corporation.

2	The Registered Office of the Company shall be at the offices of ICS Corporate Services (Cayman) Limited, 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and except as prohibited or limited by the laws of the Cayman Islands, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in any part of the world whether as principal, agent, contractor or otherwise.

4	The Company will not trade in the Cayman Islands with any Person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided, that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands

5	The liability of each Member is limited to the amount unpaid on such Member's shares.

6	The authorized share capital of the Company is US$50,000 divided into 350,000,000 shares of a par value of US$0.0001 each, of which [•][1] shall be designated as Class A ordinary shares, [•][2] shall be designated as convertible Class B ordinary shares, and 10,000,000 preference shares]. Subject to the provisions of the Statue and the Articles, the Company has the power to redeem or purchase any of its shares and to increase or reduce the share capital and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

1 Class B ordinary shares will be limited to the number of shares issuable as Merger Consideration at Closing. Balance of undesignated shares will be allocated as authorized Class A ordinary shares.

2 Class B ordinary shares will be limited to the number of shares issuable as Merger Consideration at Closing. Balance of undesignated shares will be allocated as authorized Class A ordinary shares.

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7	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8	Capitalised terms that are not defined in this Memorandum bear the respective meanings given to them in the Articles.

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

SAI.TECH Global Corporation

(adopted by Special Resolution dated [•], 2021 and effective on [•], 2021 (being the merger effective date immediately after consummation of the merger))

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith, the following words shall have the following meaning:

"Affiliate"	in respect of a Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such Person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural Person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural Person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
"Applicable Law"	means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such Person.

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"Articles"	means these amended and restated articles of association of the Company.
"Audit Committee"	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
"Auditor"	means the Person for the time being performing the duties of auditor of the Company (if any).
"Business Combination Agreement"	means that certain Business Combination Agreement among the Company (f/k/a TradeUp Global Corporation), TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability, and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability, dated as of September 27, 2021.
“Cause”	has the meaning ascribed to such term in Founder’s employment agreement with the Company as in effect from time to time.
“Chairman”	means the chairman of the board of Directors, if any, appointed by the Directors pursuant to Article 31.7.
"Clearing House"	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
"Class A Share"	means a class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
"Class B Share"	means a convertible class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Ordinary Shareholder”	means a holder of Class B Shares and any Permitted Transferee of such holder so long as such Permitted Transferee is a holder of any Class B Shares.
"Company"	means the above named company.
"Company’s Website"	means the website of the Company and/or its web-address or domain name (if any).
"Compensation Committee"	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
"Designated Stock Exchange"	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.

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"Directors"	means the directors for the time being of the Company.
"Dividend"	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
"Electronic Communication"	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.
"Electronic Record"	has the same meaning as in the Electronic Transactions Act.
"Electronic Transactions Act"	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
"Exchange Act"	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.
“Family Members”

means and includes only the following individuals:

(a)   the applicable individual;

(b)   the spouse of the applicable individual (including former spouses);

(c)   the parents of the applicable individual;

(d)   the lineal descendants of the applicable individual, the siblings of the applicable individual; and

(e)   the lineal descendants of a sibling of the applicable individual.

For purposes of the (a) to (e), the descendants of any individual shall include adopted individuals and their issue but only if the adopted individual was adopted prior to attaining age eighteen.

"Founder"	means Li Risheng.
“Incapacity”	means, with respect to an individual, the permanent and total disability of such individual so that such individual is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court or arbitral panel of competent jurisdiction, and such ruling has become final and non-appealable.

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"Independent Director"	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
"Member"	has the same meaning as in the Statute.
"Memorandum"	means the amended and restated memorandum of association of the Company.
“Merger”	has the meaning ascribed to such term in the Business Combination Agreement.
“Merger Effective Date”	has the meaning ascribed to such term in the Business Combination Agreement.
"Nominating and Corporate Governance Committee"	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
"Officer"	means a Person appointed to hold an office in the Company.
"Ordinary Resolution"	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in Person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Ordinary Shares”	means, collectively, the Class A Shares and the Class B Shares.
“Permitted Entity”

means with respect to Founder:

(a)     any Person in respect of which Founder has, directly or indirectly:

(i)    control with respect to the voting of all the Class B Shares held or to be transferred to such Person;

(ii)   the ability to direct or cause the direction of management and policies of such Person or any other Person having the authority referred to in the proceeding clause (a)(i) (whether by contract, as executor, trustee, trust protector or otherwise); or

(iii)  the operational or practical control of such Person, including the right to appoint, designate, remove or replace the Person having the authority referred to in the preceding clauses (a)(i) or (ii) above;

(b)     any trust the beneficiaries of which consist primarily of Founder, his Family Members, and/or any Persons controlled directly or indirectly by such a trust;

(c)     any Person Controlled by a trust described in the immediately preceding clause (b) above; and

(d)     for the avoidance of doubt, Energy Science Artist Holding Limited.

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“Permitted Transferee”

means, with respect to the Class B Ordinary Shareholders, any or all of the following:

(a)       Founder;

(b)       any Founder Permitted Entities;

(c)       any Family Members of Founder;

(d)       any other relative of Founder approved by the Board;

(e)       any transferee by operation of law, including in connection with divorce proceedings;

(f)        any charitable organization, foundation or similar entity;

(g)       in connection with a transfer as a result of, or in connection with the death or Incapacity of Founder, any Family Member of Founder or other designee, in each case, approved by the Directors; and

(h)       the Company;

provided that, (1) as a condition of any transfer to a Permitted Transferee under clauses (c) through (f) above, such Permitted Transferee shall have executed an original, a counterpart of, or a deed of adherence with respect to, a Proxy and Voting Deed; and (ii) in the case of any transfer of Class B Shares pursuant to clauses (b) through (f) above to a Person who at a later time ceases to qualify as a Permitted Transferee under the relevant clause, the Company shall be able to refuse registration of any subsequent transfer of such Class B Shares except back to the Founder or his Permitted Entities, and in the absence of such transfer back to the Founder or his Permitted Entities, the applicable Class B Shares shall automatically convert in accordance with Article 17.4 applied mutatis mutandis.

“Person”	means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, estate, association, joint stock company, unincorporated organization, company or other form of business or legal entity or government authority.

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"Preference Share"	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Proxy and Voting Deed”	means a deed or agreement conveying to Founder voting rights of outstanding Class B Shares.
"Register of Members"	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
"Registered Office"	means the registered office for the time being of the Company.
"Seal"	means the common seal of the Company and includes every duplicate seal.
“Securities Act”	means the U.S. Securities Act of 1933.
"Securities and Exchange Commission"	means the United States Securities and Exchange Commission.
"Share"	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.
"Special Resolution"	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
"Statute"	means the Companies Act (As Revised) of the Cayman Islands.
"Treasury Share"	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	references to any agreement, deed or other instrument (including to these Articles and the Memorandum) is a reference to that agreement or instrument as amended, restated, or novated from time to time;

(d)	"written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	"shall" shall be construed as imperative and "may" shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

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(g)	any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term "and/or" is used herein to mean both "and" as well as "or." The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in others. The term "or" shall not be interpreted to be exclusive and the term "and" shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)	the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(n)	a reference to “$”, “US$”, “USD”, or dollar(s) is a reference to the lawful currency of the United States of America;

(o)	“directly or indirectly” means, except where the context requires otherwise, directly or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning; and

(p)	the term "holder" in relation to a Share means a Person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such Persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a conversion of the Class B Shares set out in the Articles. No holder of Ordinary Shares shall have pre-emptive rights.

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3.2	The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3	Except as set forth otherwise in Article 10(c)(iv), the Directors may provide, out of the unissued shares, for a series of Preference Shares. Before any Preference Shares of any such series are issued, the Directors shall fix, by resolution or resolutions, the following provisions of the Preference Shares thereof, if applicable:

(a)	the designation of such series, the number of Preference Shares to constitute such series and the subscription price thereof if different from the par value thereof;
(b)	whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;
(c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of Preference Shares;
(d)	whether the Preference Shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;
(e)	the amount or amounts payable upon Preference Shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;
(f)	whether the Preference Shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the Preference Shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;
(g)	whether the Preference Shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of Preference Shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

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(h)	the limitations and restrictions, if any, to be effective while any Preference Shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of Preference Shares;
(i)	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of Preference Shares; and
(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

Without limiting the foregoing and subject to Articles 17.3 and 23.1, the voting powers of any series of Preference Shares may include the right, in the circumstances specified in the resolution or resolutions providing for the issuance of such Preference Shares, to elect one or more Directors who shall serve for such term and have such voting powers as shall be stated in the resolution or resolutions providing for the issuance of such Preference Shares. The term of office and voting powers of any Director elected in the manner provided in the immediately preceding sentence of this Article 3.3 may be greater than or less than those of any other Director or class of Directors.

3.4	The powers, preferences and relative, participating, optional and other special rights of each series of Preference Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preference Shares shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

3.5	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2	The Directors may determine that the Company shall maintain one or more branch Registers of Members in accordance with the Statute. The Directors may also determine which Register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

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5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All share certificates shall bear legends required under the Applicable Laws, including the Securities Act All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other Person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5	Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

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7	Transfer of Shares

7.1	Subject to the terms of the Articles, any Member may transfer all or any of his Class A Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Class A Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2	The instrument of transfer of any Class A Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares.

8.2	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

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10	Variation of Rights of Shares

10.1	Subject to Articles 3.1 and 17.3, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one Person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in Person or by proxy may demand a poll.

10.2	The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class or series of shares, except the following:

(a)	separate general meetings of the holders of a call or series of shares may be called only by:

(i)	the Chairman, if any;

(ii)	a majority of all of the Directors (unless otherwise specifically provided by the terms of issue of the shares of such class or series); or

(iii)	with respect to general meetings of the holders of Class B Shares, the Founder.

(b)	except as set forth in clause (a) above, nothing in this Article 10 shall be deemed to give any Member the right to call a class or series meeting; and

(c)	the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third of the issues shares of the class or series and that any holder of shares of the class or series present in person or by proxy may demand a poll.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

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12	Non Recognition of Trusts

No Person shall be recognised by the Company as holding any share upon any trust (other than any trust recognized as a Permitted Entity or Permitted Transferee). The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder. It is understood that a Proxy and Voting Deed shall not be the holding of any share upon a trust.

13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the Person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any Person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the Person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A Person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

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14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the Person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the Person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share (other than a Class B Share) may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any Person the Directors may authorise some Person to execute an instrument of transfer of the Share in favour of that Person.

15.4	A Person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

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15.5	A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all Persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the Person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only Persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2	Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some Person nominated by him registered as the holder of such Share. If he elects to have another Person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that Person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3	A Person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to have some Person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

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17	Rights and Restrictions Attaching to Ordinary Shares

17.1	Except as otherwise included in these Articles (including Articles 17.3 and 23.1), the rights attaching to the Class A Shares and Class B Shares shall have the same rights and powers, and rank pari passu in all respects (including as to dividends, distributions, and upon the occurrence of any liquidation or winding up of the Company), share ratably and be identical in all respects as to all matters, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of the Class A Shares and the Class B Shares, each voting exclusively and as a separate class.

17.2	Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Except as set forth in these Articles (including Articles 17.3, 17.4 and 23.1), holders of Class A Shares and Class B Shares shall at all times vote together as one class on all matters submitted to a vote for Members’ consent. On all matters subject to a vote of the Members, Ordinary Shares shall be entitled to the voting rights as set forth in Article 23.

17.3	In addition to any rights provided by applicable law or otherwise set forth in these Articles, the Company shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Shares, voting exclusively and as a separate class, directly or indirectly, or whether by amendment or through merger, recapitalization, consolidation or otherwise:

(a)	increase the number of authorized Class B Shares;

(b)	issue any Class B Shares or securities convertible into or exchangeable for Class B Shares, other than to Founder or his Affiliates (provided, that his Affiliate shall have executed an original, a counterpart of, or a deed of adherence with respect to, a Proxy and Voting Deed in respect of such Class B Shares);

(c)	create, authorize, issue, or reclassify into, any Preference Shares or any shares in the capital of the Company that carry more than one (1) vote per share;

(d)	reclassify any Class B Shares into any other class of shares or consolidate or combine any Class B Shares without proportionately increasing the number of votes per Class B Share; or

(e)	amend, restate, waive, adopt any provision inconsistent with or otherwise vary or alter any provision of the Memorandum or these Articles relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Shares.

17.4	Optional and Automatic Conversion of Class B Shares:

(a)	each Class B Share is convertible into one (1) Class A Share (as adjusted for share splits, share combinations and similar transactions occurring after the Merger Effective Date) at any time at the option of the holder thereof. In no event shall any Class A Share be convertible into any Class B Shares;

(b)	each Class B Share will automatically convert into one (1) Class A Share (as adjusted for share splits, share combinations and similar transactions occurring after the Merger Effective Date) on the earliest to occur of 5:00 p.m., Cayman Islands time:

(i)	on the first anniversary of Founder’s death or Incapacity; or

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(ii)	on a date determined by the Board during the period commencing 90 days after, and ending 180 days after, the date on which Founder is terminated for Cause (and in the event of a dispute regarding whether there was Cause, Cause will be deemed not to exist unless and until an affirmative ruling regarding such Cause has been made by a court or arbitral panel of competent jurisdiction, and such ruling has become final and non-appealable);

(c)	no Class B Shares shall be issued by the Company after conversion of all Class B Shares into Class A Shares;

(d)	upon any sale, pledge, transfer, assignment or other disposition of Class B Shares by a holder thereof to any Person which is not a Permitted Transferee of such holder, each such Class B Share shall be automatically and immediately converted into one (1) Class A Share (as adjusted for share splits, share combinations and similar transactions occurring after the Acquisition Effective Time); provided that, notwithstanding anything to the contrary in these Articles, any pledge of Class B Shares by a holder thereof that creates a security interest in such Class B Shares pursuant to a bona fide loan or indebtedness transaction shall be permitted (and not result in any such conversion) for so long as Founder or his Affiliates continue to control, directly or indirectly, the exercise of the voting rights of such pledged Class B Shares; provided, further, however, that a foreclosure on such Class B Shares or other similar action by the pledgee will result in automatic and immediate conversion of such Class B Shares into Class A Shares unless the transferee in such foreclosure or similar action qualifies as a Permitted Transferee at such time. For the avoidance of doubt, any sale, pledge, transfer, assignment or disposition of Class B Shares to a Permitted Transferee does not result in automatic conversion into Class A Shares.

17.5	The Company may, from time to time, establish such policies and procedures relating to the conversion of the Class B Shares to Class A Shares, including the issuance of share certificates with respect thereto, as it may deem necessary or advisable.

17.6	The Company shall at all times reserve and keep available out of its authorized but unissued Class A Shares, solely for the purpose of effecting the conversion of the Class B Shares, such number of its Class A Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Shares; and if at any time the number of authorized but unissued Class A Shares shall not be sufficient to effect the conversion of all then-outstanding Class B Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Class A Shares to such numbers of shares as shall be sufficient for such purpose.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution, subject to the rights of the Class B Shares, including under Article 17.3:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

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(c)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount; provided, that in the subdivision the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

(d)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the rights of the Class B Shares, including under Article 17.3(e), the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2	The Company shall in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3	The Directors, the chief executive officer or the Chairman may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4	Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year's annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

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21	Notice of General Meetings

21.1	At least five clear days' notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members (or their proxies) entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by Members (or their proxies) having the right to attend and vote at the meeting, together holding shares entitling the holders thereof to not less than two-thirds of the votes entitled to be cast at such extraordinary meeting.

21.2	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any Person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1	No business shall be transacted at any general meeting unless a quorum of Members is present. The holders of a majority of the Shares being individuals present in Person or by proxy or if a corporation or other non-natural Person by its duly authorised representative or proxy shall be a quorum for all purposes; provided, that the presence in person or by proxy of holders of a majority of the Class B Shares shall be required in any event.

22.2	If provided by the Company, a Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in Person at that meeting.

22.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural Persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

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22.5	The Directors may, at the time prior to the time appointed for the meeting to commence, appoint any Person to act as a chairman of a general meeting or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors (as elected by a majority of the Directors in accordance with Article 31.7) shall preside as chairman at such general meeting. If there is no chairman present, or if the chairman is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting. The voting rights of the Chairman, if a Director, as to the matters to be decided by the Board of Directors shall be the same as other Directors.

22.6	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place (provided, that no special meeting called by the holders of Class B Shares may be adjourned unless a quorum does not exist), but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.7	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise, it shall not be necessary to give any such notice of an adjourned meeting.

22.8	A resolution put to the vote of the meeting shall be decided on a poll.

22.9	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.10	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith (provided, that no special meeting called by a holder of Class B Shares may be adjourned unless a quorum does not exist). A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.11	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1	Subject to any rights or restrictions attached to any Shares, including in Articles 17.3 and 17.4, each Class A Share shall be entitled to one (1) vote on all matters subject to a vote of Members, and each Class B Share shall be entitled to ten (10) votes on all matters subject to a vote of Members.

23.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in Person or by proxy (or, in the case of a corporation or other non-natural Person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other Person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other Person may vote by proxy.

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23.4	No Person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6	Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural Person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural Person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the Person named in the instrument proposes to vote.

24.3	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

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24.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1	Any corporation or other non-natural Person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2	If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such Persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each Person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such Person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Treasury Shares and other shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one Person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2	The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

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28	Powers of Directors

28.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1	The Directors may appoint any Person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.2	The Company may by Ordinary Resolution appoint any Person to be a Director or may by Ordinary Resolution remove any Director.

30	Vacation of Office of Director

Notwithstanding anything in these Articles, the office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

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(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	(i) with respect to any Director (other than Founder), a licensed medical practitioner who has evaluated that Director gives a written opinion to the Company stating he or she has become physically or mentally incapable of acting as a Director (with reasonable accommodations) and may remain so for more than three (3) months, or (ii) with respect to Founder his Incapacity shall have been determined.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the Chairman shall have a second or casting vote.

31.3	A Person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in Person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the Chairman is located at the start of the meeting.

31.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5	A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

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31.8	All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such Person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9	A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors' Interests

33.1	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2	A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3	A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4	No Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

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33.5	A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors' Powers

35.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2	The Directors may establish any committees, local boards or agencies or appoint any Person to be a manager or agent for managing the affairs of the Company and may appoint any Person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3	The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

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35.4	The Directors may by power of attorney or otherwise appoint any Person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5	The Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6	The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly and reasonably incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some Officer or other Person appointed by the Directors for the purpose.

38.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

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38.3	A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law. Notwithstanding anything contained in these Articles, no Dividend shall be made on any Class A Shares unless a Dividend in equal proportion is made on the Class B Shares.

39.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

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39.8	No Dividend or other distribution shall bear interest against the Company.

39.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

41.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

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41.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3	If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8	At least one member of the Audit Committee shall be an "audit committee financial expert" as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The "audit committee financial expert" shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

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43	Notices

43.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)	courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)	post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)	cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)	e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3	A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

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44	Winding Up

44.1	If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1	Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No Person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2	The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

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45.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such Person in respect of any negligence, default, breach of duty or breach of trust of which such Person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Opportunities

49.1	To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer ("Management") shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Company.

49.2	Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

49.3	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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Exhibit I

Form of Waiver and Release

Final Form

WAIVER and RELEASE

This WAIVER AND RELEASE (this “Release”) is made and executed as of the [___], 2021, by and among SAITECH Limited (“Company”) and those Persons identified on the signature pages hereto as a “Shareholder” representing all of the shareholders of Company (each a “Shareholder”, and collectively the “Shareholder”). As set forth in Section 11 below, this Release shall only become effective as of the Closing of the Purchase Agreement (as defined below), and if the Purchase Agreement is terminated prior to any such Closing, this Release shall terminate and be null and void ab initio and shall have no further force and effect.

BACKGROUND

A. Company, TradeUp Global Corporation, a Cayman Islands exempted company incorporated with limited liability with company number 370735 (together with its successors, “Purchaser”), and TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability with company number 380624 and a direct wholly owned subsidiary of Purchaser, have entered into a Business Combination Agreement dated September 27, 2021, (together with the Exhibits and Schedules thereto, the “Purchase Agreement”), pursuant to which, among other things, (i) Merger Sub would be merged with and into the Company, with the Company being the surviving company and becoming a wholly owned subsidiary of Purchaser and (ii) the all of the issued and outstanding shares of capital stock of the Company held by the Shareholders would automatically convert into shares of capital stock of the Purchaser, all on the terms and conditions set forth in the Purchase Agreement.

B. The Purchase Agreement provides, among other things, that the closing of the transactions contemplated thereby is conditioned upon, among other things, the execution and delivery by the Company and the Shareholders of a waiver and release as it relates to potential claims by any Shareholder under (i) that certain Series A Preferred Share and Warrant Purchase Agreement dated April 22, 2021, among the Company, certain subsidiaries of the Company, the Founder Parties (as defined therein) and the Series A Investors (as defined therein) (the “Series A SPA”), and (ii) that certain Amended and Restated Shareholders Agreement of the Company dated September [__], 2021, including any predecessor agreement thereto (the “Company Shareholders Agreement,” and together with the Series A SPA, the “Subject Agreements”), which waiver and release is to only become effective upon a closing of the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereto, each intending to be legally bound, hereby covenant and agree as follows:

1. Background; Defined Terms. The Background provisions set forth above (including, without limitation, the defined terms set forth therein) are hereby incorporated by reference into this Release and made a part hereof as if set forth in their entirety in this Section 1. Capitalized terms used in this Release which are not otherwise defined herein shall have the respective meanings assigned to them in the Purchase Agreement.

2. Acknowledgments; Purchaser as Third Party Beneficiary. Each of the Shareholders, on the one hand, and Company, on the other hand, acknowledges that the execution and delivery of this Release by each of them is a condition to and in consideration of Purchaser’s obligations under the Purchase Agreement, and that Purchaser is relying on this Release in consummating such transactions. This Release shall inure to the benefit of and be enforceable by Purchaser as an intended third party beneficiary hereof.

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3. Release of Company Group. Each Shareholder, for and on behalf of itself, himself or herself and each of their respective heirs, executors, administrators, trustees, Representatives, equity holders, successors and assigns, as applicable, and in consideration for and other good and valuable consideration received by such Shareholder (including the consideration payable under the Purchase Agreement), the receipt and sufficiency of which are hereby acknowledged by the Shareholders, do hereby irrevocably remise, waive, release and forever discharge each of the Company and each of its direct and indirect existing or former Subsidiaries and their respective present and former Representatives, equity holders, successors and assigns (collectively, the “Company Group Released Persons”), of and from any and all, and any and all manner of, claims, controversies, suits, rights, interests, losses, debts, actions, causes of action, claims, cross-claims, counter-claims, demands, charges, debts, obligations, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, and whether known or unknown, suspected or unsuspected, anticipated or unanticipated (collectively, “Claims”), which any of the Shareholders or any of their respective heirs, executors, administrators, trustees, representatives, stockholders, members, equity holders, successors or assigns now have, have ever had or may hereafter have against any of the Company Group Released Parties arising under the Subject Agreements, including with respect to any matter, event, cause, omission or failure under the Subject Agreements occurring prior to, on or after the Closing, such as, any breach or violation by the Company (or any of its present or former Subsidiaries) of any representation, warranty, covenant or agreement set forth in either of the Subject Agreements; provided, however, that nothing contained herein shall operate to remise, release or discharge (a) any Claim arising from or related to any obligations or liabilities of any Acquired Group Released Person or the Purchaser to any Shareholder not arising under, or otherwise attributable to, the Subject Agreements, including any Claim arising from or related to the Purchase Agreement or any of the other agreements (other than the Subject Agreements) to which any of the Target Companies is a party or by which any of them is bound operation and (b) any Claims to the extent such Claims cannot be released as a matter of Law.

4. Waiver of Claims. Each Shareholder, for and on behalf of itself, himself or herself and each of their respective heirs, executors, administrators, trustees, Representatives, equity holders, successors and assigns, as applicable, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action of any kind against any Company Group Related Released Persons, based upon any matter purported to be released hereby.

5. Representations and Warranties.

(a)  Each Shareholder hereto represents and warrants to each of the Company Group Released Persons that it (i) is aware of no other parties having any interest in any Claim or Claims that are the subject of the releases and waivers by such party set forth in Sections 3 and 4 of this Release, (ii) has not sold, transferred, pledged, collateralized, hypothecated, or assigned or attempted to sell, transfer, pledge, collateralize, hypothecate, or assign any right, title, or interest in any such Claims to any Person not a party to this Release, and (iii) has not, in executing this Release, and does not rely upon any representation or statement not contained in this Release made by any other party to this Release or others released herein, or by any of their Representatives with regard to the subject matter, basis or effect of this Release, or otherwise.

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(b)  Each of the parties hereto represents and warrants to the other parties that they have full authority to enter into this Release and by their signatures bind the party on whose behalf they have signed the Release.

(c)  Each of the Shareholders have had the opportunity to consult with counsel and fully understand the terms of this Release and enter into it voluntarily.

6. Scope of Release. Each of the Shareholders acknowledges that it is aware that the laws of certain jurisdictions may provide in substance as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT, HIM OR HER MUST HAVE MATERIALLY AFFECTED ITS, HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each of Shareholders further acknowledges that the releases given herein are certain releases of unknown claims. Accordingly, to the extent that the provisions of any law substantially similar to that which is quoted above is applicable to this Release, the parties knowingly and voluntarily waive such provisions and acknowledge and agree that this Release is an essential and material term of the releases and waivers set forth herein and should be given full force and effect. This waiver includes, but is not limited to, a waiver of the right to a claim of fraudulent inducement to enter into this Release as to such unknown facts and such unknown and unsuspected claims, except that it shall not include a waiver of the right to a claim of misrepresentation as to any of the representations and warranties contained herein.

7. Severability. Whenever possible, each provision of this Release shall be interpreted in such manner as to be valid, binding and enforceable under applicable law, but if any provision of this Release is held to be invalid, void (or voidable) or unenforceable under applicable law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Release and this Release will be interpreted, construed and enforced as if such invalid, void (or voidable) or unenforceable provision had never been contained herein.

8. Waiver; Remedies Cumulative. The rights and remedies of the parties to this Release are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Release or any of the documents referred to in this Release will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Release or any of the documents referred to in this Release can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each party to be charged thereby and by Purchaser; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Release or the documents referred to in this Release.

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9. No Admission. Each of the Shareholders acknowledge and agree that neither this Release nor the furnishing the consideration for this Release shall be deemed or construed at any time to be an admission by any of the Company Group Released Persons of any breach or violation of either of the Subject Agreements.

10. Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Release shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11. Contingent upon Closing of Purchase Agreement. This Release shall only become effective upon a Closing of the Purchase Agreement, and if the Purchaser Agreement is terminated prior to the occurrence of a Closing, this Release shall terminate and be null and void ab initio and shall have no further force and effect.

12. Entire Agreement and Modification. This Release supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Release may not be amended, supplemented, or otherwise modified except by a written agreement executed by each party to be charged under such amendment, supplement or modification, and by Purchaser.

13. Counterparts; Electronic Mail and Facsimile Signatures. This Release may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of E-mail, a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Release as of date first set forth above.

company:

SAITECH LIMITED

By:
Name:
Title:

Signature Page to Waiver and Release

SHAREHOLDERS:

[TO COME]

Signature Page to Waiver and Release

Exhibit J

Form of Purchaser Equity Plan

Final Form

Form of SAI.TECH Global Corporation Incentive Equity Plan

SAI.TECH Global Corporation

2021 Equity Incentive Plan

Adopted by the Board of Directors of SAI.TECH Global Corporation: [ ], 2021

Approved by the Shareholders of SAI.TECH Global Corporation: [ ], 2021

1. General.

(a) Establishment. The SAI.TECH Global Corporation 2021 Equity Incentive Plan (the “Plan”) is hereby established effective as of [ ], 2021, which is the date of the closing of the transactions contemplated by the Business Combination Agreement (the “Effective Date”).

(b) Purpose. The Plan, through the granting of Awards, is intended to help the Company to secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide means by which the eligible recipients may benefit from increases in value of the Ordinary Shares.

(c) Available Awards. The Plan provides for the grant of the following types of Awards: (i) Options, (ii) Share Appreciation Rights, (iii) Restricted Share Awards, (iv) Restricted Share Unit Awards, and (v) Other Awards.

2. Administration.

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan will be granted Awards; (B) when and how each Award will be granted; (C) what type or combination of types of Award will be granted; (D) the provisions of each Award granted (which need not be identical or comparable), including the time or times when a person will be permitted to exercise or otherwise receive an issuance of Ordinary Shares or other payment pursuant to an Award; (E) the number of Ordinary Shares or cash equivalent with respect to which an Award will be granted to each such person; and (F) the Fair Market Value applicable to an Award.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or Ordinary Shares may be issued).

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Ordinary Shares or the share price of Ordinary Shares, for reasons of administrative convenience.

(vi) To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under his or her then-outstanding Award without his or her written consent.

(vii) To amend the Plan in any respect the Board deems necessary or advisable, subject to the limitations, if any, of applicable law; provided, however that shareholder approval will be required for any amendment to the extent required by applicable law. Except as provided in the Plan or an Award Agreement, no amendment of the Plan will materially impair a Participant’s rights under an outstanding Award unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.

(viii) To submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 422 of the Code regarding Incentive Share Options.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one (1) or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one (1) or more Awards without the affected Participant’s consent (X) to maintain the tax qualified status of the Award, (Y) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code or Section 457A of the Code; or (Z) to comply with other applicable laws.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction). Without limiting the generality of the foregoing, the Board specifically is authorized to adopt rules, procedures and sub-plans, regarding, without limitation, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, which may vary according to local requirements.

(xii) To effect, at any time and from time to time, (A) the reduction of the exercise, purchase or strike price of any outstanding Award (including without limitation any Option or SAR); (B) the cancellation of any outstanding Award and the grant in substitution therefor of a new (1) Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit Award, or Other Award under the Plan or another equity plan of the Company, covering the same or a different number of Ordinary Shares, (2) cash and/or (3) other valuable consideration determined by the Board, in its sole discretion; or (C) any other action that is treated as a repricing under generally accepted accounting principles; provided, that any repricing that the Board effectuates shall not require approval of the Company’s shareholders.

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(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify of the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Plan shall be administered by the Board or the Committee (subject to the Board’s discretion) in accordance with the requirements of Rule 16b-3 under the Exchange Act to the extent necessary for such exemption to remain available. The failure of a member of the Board or Committee (as applicable) to qualify as a “non-employee director,” as determined under Rule 16b-3(b)(3) of the Exchange Act, shall not invalidate any Award granted or action taken by the Board or Committee (as applicable) that is otherwise validly granted or taken under the terms of the Plan.

(d) Delegation to an Officer. The Board or any Committee may delegate to one (1) or more Officers the authority to do one (1) or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Awards) and, to the extent permitted by applicable law, the terms of such Awards and (ii) determine the number of Ordinary Shares to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of Ordinary Shares that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on substantially the form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value (pursuant to Section 13(x) below).

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons. The Board’s or any Committee’s decisions and determinations need not be uniform and may be made selectively among Participants in the Board’s or any Committee’s sole discretion. The Board’s or any Committee’s decisions and determinations will be afforded the maximum deference provided by applicable law.

3. Ordinary Shares Subject to the Plan.

(a) Share Reserve. Subject to adjustment in accordance with Section 3(c) and to any adjustment as necessary to implement any Capitalization Adjustments, the Share Reserve on the Effective Date shall be 1,812,663 Ordinary Shares.

In addition, subject to any adjustment as necessary to implement any Capitalization Adjustments, such Share Reserve will automatically increase on January 1st of each year for a period of ten (10) years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to five percent (5%) of the total number of Capital Shares (on a fully-diluted basis) outstanding on December 31st of the preceding year; provided, however that the Board or any Committee may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of Ordinary Shares.

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(b) Aggregate Incentive Share Option Limit. Notwithstanding anything to the contrary in Section 3(a) and subject to any adjustments as necessary to implement any Capitalization Adjustment, the aggregate number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Share Options is 1,812,663 Ordinary Shares.

(c) Reversion of Ordinary Shares to the Share Reserve. If an Award or any portion thereof (i) expires or otherwise terminates without all of the Ordinary Shares covered by such Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than Ordinary Shares), such expiration, termination or cash settlement will not reduce (or otherwise offset) the number of Ordinary Shares that may be available for issuance under the Plan. If any Ordinary Shares issued pursuant to an Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such Ordinary Shares in the Participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Plan. Any Ordinary Shares reacquired by the Company in satisfaction of tax withholding obligations on an Award or as consideration for the exercise or purchase price of an Award will again become available for issuance under the Plan.

(d) Source of Ordinary Shares. The Ordinary Shares issuable under the Plan will be authorized but unissued or reacquired Ordinary Shares, including Ordinary Shares repurchased by the Company on an open market or otherwise.

(e) Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, including without limitation pursuant to the Business Combination Agreement, the Board may grant Awards in substitution for any options or other share or share-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Board deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Share Reserve set forth in Section 3(a) above (nor shall Ordinary Shares subject to a Substitute Award be added to the Ordinary Shares available for Awards under the Plan as provided in Section 3(c) above), except that Ordinary Shares acquired by exercise of substitute Incentive Share Options will count against the maximum number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Share Options under Section 3(b) of the Plan.

(f) Class of Ordinary Shares. Substitute Awards and other Awards, in either case, granted under the Plan shall be for Class A Ordinary Shares.

4. Eligibility and Non-Employee Director Limitation.

(a) Eligible Award Recipients. Subject to the terms of the Plan and applicable law, Awards may be granted to Employees, Directors and Consultants.

(b) Service Recipient Stock. Notwithstanding anything herein to the contrary, no Award under which a Participant may receive Ordinary Shares may be granted to an Employee, Director, or Consultant of any Affiliate of the Company if such Ordinary Shares do not constitute “service recipient stock” for purposes of Section 409A of the Code with respect to such Employee, Director or Consultant and such Ordinary Shares are required to constitute “service recipient stock” for such Award to comply with, or be exempt from, Section 409A of the Code.

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(c) Non-Employee Director Compensation Limitation. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) US$750,000 total in value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, US$1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 4(c) shall apply commencing with the first calendar year that begins following the Effective Date. For avoidance of doubt, compensation will count towards this limit for the calendar year it was granted or earned, and not later when distributed, in the event it is deferred.

5. Provisions Relating to Options and Share Appreciation Rights.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. The provisions of separate Options or SARs need not be identical or comparable; provided, however, that each Award Agreement for Options or SARs will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term. No Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

(b) Exercise Price. The exercise or strike price of each Option or SAR shall be determined by the Board and set forth in the Award Agreement which, unless otherwise determined by the Board, may be a fixed or variable price determined by reference to the Fair Market Value of the Ordinary Shares over which such Award is granted; provided, however, that (i) no Option or SAR may be granted to a U.S. Participant with an exercise or strike price per Ordinary Share which is less than one hundred percent (100%) of the Fair Market Value of an Ordinary Share subject to the Option or SAR on the date of grant, without compliance with Section 409A of the Code or the Participant’s consent, (ii) the exercise or strike price of each Option or SAR granted to a Participant that is not a U.S. Participant shall comply with applicable law, and (iii) an Option or SAR may be granted with an exercise or strike price lower than that set forth herein if such Option or SAR is granted pursuant to an assumption or substitution for an option or share appreciation right granted by another company, whether in connection with an acquisition of such company or otherwise, and in a manner consistent with the provisions of Section 409A of the Code and other applicable law. Notwithstanding the foregoing, no Option or SAR may be granted with an exercise or strike price lower than the par value of the Ordinary Shares. Each SAR will be denominated in Ordinary Share equivalents.

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Company in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The purchase price of Ordinary Shares acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. Any Ordinary Shares that are not fully paid will be subject to the forfeiture provisions in the Company’s Memorandum and Articles of Association (as amended and/or restated from time to time). The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. Subject to applicable law, the permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

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(ii) pursuant to a “cashless exercise” program (developed under Regulation T as promulgated by the U.S. Federal Reserve Board or similar regulations in other applicable jurisdictions, if required for compliance with the laws of the relevant jurisdiction) that, prior to the issuance of the Ordinary Share, is subject to the Option results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of Ordinary Shares that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (A) at the time of exercise the Ordinary Shares are publicly traded, (B) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (C) such delivery would not violate any applicable law or agreement restricting the redemption of the Ordinary Shares, (D) any certificated shares are endorsed or accompanied by an executed assignment separate from the certificate, and (E) such Ordinary Shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery as may be required by the Company;

(iv) if an Option is a Nonstatutory Share Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of Ordinary Shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Ordinary Shares to be issued. Ordinary Shares will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) Ordinary Shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) Ordinary Shares are delivered to the Participant as a result of such exercise, and (C) Ordinary Shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board and permissible under applicable law.

(d) Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Award Agreement evidencing such SAR or otherwise provided by the Company. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (i) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of Ordinary Shares equal to the number of Ordinary Shares equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (ii) the aggregate strike price of the number of Ordinary Shares equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Ordinary Shares, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR and subject to applicable law.

(e) Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i) Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (and pursuant to subsections (ii) and (iii) below), and will be exercisable during the lifetime of the Participant only by the Participant. The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

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(ii) Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) or regulations in other applicable jurisdictions.

(iii) Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f) Vesting Generally. The total number of Ordinary Shares subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of performance goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of Ordinary Shares as to which an Option or SAR may be exercised.

(g) Termination of Continuous Service.

(i) Termination of Continuous Service for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs (whether vested or unvested) will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the Ordinary Shares subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(ii) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 5(h), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 5(a)):

(1) Three (3) months following the date of such termination if the Option is an Incentive Share Option (other than any termination due to the Participant’s Disability or death);

(2) Six (6) months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death) or due to the Participant’s resignation from employment;

(3) Twelve (12) months following the date of such termination if such termination is due to the Participant’s Disability;

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(4) Twelve (12) months following the date of such termination if such termination is due to the Participant’s death; or

(5) Twelve (12) months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (1) or (2) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable post-termination exercise period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the Ordinary Shares subject to the terminated Award, or any consideration in respect of the terminated Award.

(iii) Termination of Continuous Service and Unvested Portion of Award. Except as otherwise provided in the applicable Award Agreement or other written agreement between the Participant and the Company, immediately upon termination of Continuous Service, all unvested portions of any outstanding Options or SARs of such Participant shall be forfeited without consideration as of the termination date.

(h) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of Ordinary Shares upon such exercise would violate applicable law. Except as otherwise provided in the applicable Award Agreement or other written agreement between the Participant and the Company, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Ordinary Shares would violate applicable law, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Ordinary Shares received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Ordinary Shares received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i) Modification or Assumption of Options. Except as otherwise provided in the Plan, the Board may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of shares and at the same or a different exercise price. No modification of an Option shall, without the consent of the Participant, materially impair his or her rights or increase his or her obligations under such Option.

6. Provisions of Awards Other than Options and SARs.

(a) Restricted Share Awards. Each Restricted Share Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s Memorandum and Articles of Association (as amended and/or restated from time to time) and other constitutional and governance documents, at the Board’s election, Ordinary Shares underlying a Restricted Share Award may be held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Share Award lapse; and may be evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The Company may require that any share certificates relating to Restricted Shares be held by the Company in escrow for the participant until all restrictions on such Restricted Shares have been removed. The terms and conditions of Restricted Share Award Agreements may change from time to time, and the terms and conditions of separate Restricted Share Award Agreements need not be identical or comparable. Each Restricted Share Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

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(i) Consideration. A Restricted Share Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. Ordinary Shares awarded under the Restricted Share Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board. Except as otherwise provided in an Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Share Awards will cease upon termination of a Participant’s Continuous Service.

(iii) Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right, any or all of the Ordinary Shares held by the Participant as of the date of termination of Continuous Service under the terms of the Restricted Share Award Agreement.

(iv) Transferability. Rights to acquire Ordinary Shares under the Restricted Share Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Share Award Agreement, as the Board will determine in its sole discretion, so long as Ordinary Shares awarded under the Restricted Share Award Agreement remains subject to the terms of the Restricted Share Award Agreement.

(v) Dividends. A Restricted Share Award Agreement may provide that any dividends paid on Restricted Shares will be subject to the same vesting and forfeiture restrictions as apply to the Ordinary Shares subject to the Restricted Share Award to which they relate; provided, any performance-based Restricted Share Award Agreement shall provide that any dividends paid on Restricted Shares will be subject to the same vesting and forfeiture restrictions as apply to the Ordinary Shares subject to the Restricted Share Award to which they relate.

(vi) Shareholder Rights. Unless otherwise determined by the Board, a Participant will have voting and other rights as a shareholder of the Company with respect to any Ordinary Shares subject to a Restricted Share Award.

(b) Restricted Share Unit Awards. Each Restricted Share Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Share Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Share Unit Award Agreements need not be identical or comparable. Each Restricted Share Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Share Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each Ordinary Share subject to the Restricted Share Unit Award. The consideration to be paid (if any) by the Participant for each Ordinary Share subject to a Restricted Share Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

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(ii) Vesting. At the time of the grant of a Restricted Share Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Share Unit Award as it, in its sole discretion, deems appropriate.

(iii) Settlement. A Restricted Share Unit Award may be settled by the delivery of Ordinary Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Share Unit Award Agreement. At the time of the grant of a Restricted Share Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Ordinary Shares (or their cash equivalent) subject to a Restricted Share Unit Award to a time after the vesting of such Restricted Share Unit Award.

(iv) Dividend Equivalents. Dividend equivalents may be credited in respect of Ordinary Shares covered by a Restricted Share Unit Award, as determined by the Board and contained in the Restricted Share Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional Ordinary Shares covered by the Restricted Share Unit Award in such manner as determined by the Board. Any additional Ordinary Shares covered by the Restricted Share Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Share Unit Award Agreement to which they relate. Any dividend equivalents distributed under the Plan shall not be counted against the Share Reserve.

(v) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Share Unit Award Agreement, such portion of the Restricted Share Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service, and the Participant will have no further right, title or interest in the Restricted Share Unit Award, the Ordinary Shares issuable pursuant to the Restricted Share Unit Award, or any consideration in respect of the Restricted Share Unit Award.

(vi) Creditors’ Rights. The Plan is intended to constitute an “unfunded” plan for incentive compensation. The Company shall not be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. With respect to any payments not yet made or Ordinary Shares not yet transferred to a Participant by the Company, nothing contained in the Plan shall give any Participant any rights that are greater than those of a general creditor of the Company.

(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, including the appreciation in value thereof (e.g., options or share rights with an exercise price or strike price less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares at the time of grant) may be granted either alone or in addition to Awards provided for under Section 5 and the preceding provisions of this Section 6. Such Other Awards may include (without limitation) Awards that may vest or may be exercised or a cash Awards that may vest or become earned and paid contingent on the attainment during a performance period of performance goals or other criteria as the Board may determine. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of Ordinary Shares (or the cash equivalent thereof) to be granted pursuant to such Other Awards, and all other terms and conditions of such Other Awards (including without limitation, with respect to any performance Awards, the length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been obtained).

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7. Covenants of the Company.

(a) Availability of Ordinary Shares. The Company will keep available at all times the number of Ordinary Shares reasonably required to satisfy then-outstanding Awards.

(b) Securities Law Compliance. The Company will use commercially reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Ordinary Shares upon exercise of the Awards; provided, however, that this undertaking will not require the Company to register the Plan, any Award or any Ordinary Shares issued or issuable pursuant to any such Award under the Securities Act or other applicable securities regulatory scheme. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Ordinary Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise of such Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Ordinary Shares pursuant to the Award if such grant or issuance would be in violation of any applicable securities law or any other applicable law or regulation.

(c) No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8. Miscellaneous.

(a) Use of Proceeds from Sales of Ordinary Share. Proceeds from the sale of Ordinary Shares pursuant to Awards will constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of Ordinary Shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in the papering of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(c) Shareholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of Ordinary Shares under, the Award pursuant to its terms, including but not limited to, any applicable withholding or tax obligations relating to the Award, and (ii) the issuance of the Ordinary Shares subject to the Award has been entered into the books and records of the Company and the register of members of the Company has been accordingly updated. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Ordinary Share is issued, except as expressly provided in this Plan.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Company’s Memorandum and Articles of Association (as amended and/or restated from time to time) and other constitutional and governance documents of the Company or an Affiliate, and any provisions of the applicable laws of the jurisdiction in which the Company or the Affiliate is incorporated, as the case may be.

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(e) Government and Other Regulations. The obligation of the Company to make payment of awards in Ordinary Shares or otherwise shall be subject to all applicable laws, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register any of the Ordinary Shares paid pursuant to the Plan under the Securities Act or any other similar laws in any applicable jurisdiction. If the Ordinary Shares paid pursuant to the Plan may in certain circumstance be exempt from registration pursuant to the Securities Act or other applicable laws, the Company may restrict the transfer of such Ordinary Shares in such manner as it deems advisable to ensure the availability of such exemption. The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws or other applicable laws, including, but not limited to, legends restricting the transfer of the Ordinary Shares.

(f) Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from payroll and/or any other amounts otherwise payable to the Participant; (vi) by allowing a Participant to effectuate a “cashless exercise”; or (vi) by such other method as may be set forth in the Award Agreement.

(g) Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(h) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Ordinary Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(i) Additional Information. The Company shall request the Participant to provide any information necessary to comply with applicable laws and regulations, including without limitation the Cayman Islands Tax Information Authority Law (2013 Revision), Tax Information Authority (International Tax Compliance) (United Kingdom) Regulations, 2014, and Tax Information Authority (International Tax Compliance) (United States of America) Regulations, 2014, and any anti-money laundering or anti-terrorist laws or regulations (the “Relevant Regulations”) and may delay updating the Company’s books and records and register of members until the relevant Participant has provided satisfactory information to the Company. The Company may disclose any information concerning the Participant necessary to comply with the Relevant Regulations.

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(j) Buyout of Awards. The Board may at any time offer to buy out, and the Participants shall accept such offer, for a payment in cash or cash equivalents (including without limitation Ordinary Shares issued at Fair Market Value that may or may not be issued under this Plan), an Award previously granted based upon such terms and conditions as the Board shall establish.

(k) Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant, and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies in effect on the date of grant of the applicable Award and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy.

(l) Foreign Currency. A Participant may be required to provide evidence that any currency used to pay the exercise or strike price of any Award was acquired and taken out of the jurisdiction in which the Participant resides in accordance with applicable laws, including foreign exchange control laws and regulations.

9. Adjustments upon Changes in Ordinary Share; Other Corporate Events.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Share Options pursuant to Section 3(b), (iii) the class(es) and number of securities and price per share of Ordinary Shares subject to outstanding Awards, or (iv) the issuer of the Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b) In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in Section 9(a), including without limitation, any extraordinary cash dividend, spin-off, split-off, sale of a Subsidiary or business unit, public listing of a Subsidiary, or other similar transaction, the Board may make such adjustments in the issuer, number and class of shares subject to Awards outstanding on the date on which such change occurs, such as, for example, a rollover of Awards, as the Board may consider appropriate.

(c) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding Ordinary Shares not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the Ordinary Shares subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(d) Corporate Transactions. The following provisions will apply to Awards in the event of a Transaction unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award. In the event of a Transaction, then, notwithstanding any other provision of the Plan, the Board may take one (1) or more of the following actions with respect to Awards, contingent upon the closing or completion of the Transaction:

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(i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Award or to substitute a similar award for the Award (including, but not limited to, an award to acquire the same consideration (including property with the same value as the consideration) paid to the shareholders of the Company pursuant to the Transaction);

(ii) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Ordinary Shares issued pursuant to the Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii) accelerate the vesting, in whole or in part, of the Award (and, if applicable, the time at which the Award may be exercised) to a date prior to the effective time of such Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Transaction), with such Award terminating if not exercised (if applicable) at or prior to the effective time of the Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Transaction, which exercise is contingent upon the effectiveness of such Transaction;

(iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Award;

(v) cancel or arrange for the cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

(vi) make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Award immediately prior to the effective time of the Transaction, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero ($0) and the Award may be cancelled with no consideration if the cash, value of the property or a combination of both that the Participant would be scheduled to receive at the consummation of the Transaction is equal to or less than the exercise price. Payments under this provision may be delayed or forfeited to the same extent that payment of consideration to the holders of the Company’s Ordinary Shares in connection with the Transaction is delayed or forfeited as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of an Award.

(e) Change in Control. An Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur without Board action.

10. Plan Term; Earlier Termination or Suspension of the Plan

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan will automatically terminate on the day before the tenth anniversary of the Effective Date; provided, no Incentive Share Options shall be granted on or after the earlier of (i) the tenth anniversary of the date the Plan is adopted by the Board, or (ii) the tenth anniversary of the date the Plan is approved by the shareholders of the Company.No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

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(b) No Impairment of Rights. Suspension or termination of the Plan will not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

11. Additional Provisions Applicable to U.S. Participants.

(a) Incentive Share Options.

(i) Incentive Share Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code, respectively).

(ii) A Ten Percent Shareholder shall not be granted an Incentive Share Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant or such shorter period specified in the Award Agreement. “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) Capital Shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any “parent corporation” or “subsidiary corporation” of the Company, as such terms are defined in Sections 424(e) and (f) of the Code, respectively.

(iii) To the extent that the aggregate Fair Market Value (determined at the time of grant) of Ordinary Shares with respect to which Incentive Share Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000) (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Share Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Share Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(b) Compliance with Section 409A of the Code. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. In the event that any provision of the Plan or an Award agreement is determined by the Board to not comply with the applicable requirements of Section 409A of the Code or the Treasury Regulations or other guidance issued thereunder, the Board shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Board deems necessary to comply with such requirements (including without limitation, after the grant date of an Award, increasing the exercise price to equal what was the Fair Market Value on the grant date of the Award). Each payment to a Participant made pursuant to this Plan shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if upon a Participant’s Separation From Service (as defined in Section 409A of the Code), he/she is then a “specified employee” (as defined in Section 409A of the Code), then solely to the extent necessary to comply with Section 409A of the Code and avoid the imposition of taxes under Section 409A of the Code, the Company shall defer payment of “nonqualified deferred compensation” subject to Section 409A of the Code payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest. While it is intended that all payments and benefits provided under this Plan will be exempt from or comply with Section 409A of the Code, the Company makes no representation or covenant to ensure that the Awards and payments under this Plan are exempt from or compliant with Section 409A of the Code. The Company will have no liability to any Participant or any other party if a payment or benefit under this Plan or any Award is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Each Participant further understands and agrees that each Participant will be entirely responsible for any and all taxes on any benefits payable to the Participant as a result of this Plan or any Award. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or for any damages for failing to comply with Section 409A of the Code.

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(c) Compliance with Section 457A of the Code. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that the Board determines in its sole discretion that the amount payable or Ordinary Shares issuable under any Award would be taxable to the Participant under Section 457A of the Code in the year such Award is no longer subject to a substantial risk of forfeiture, then the amount payable or Ordinary Shares issuable under such Award shall be paid or issued to the Participant as soon as reasonably practicable after such substantial risk of forfeiture lapses (or, for Awards that are not considered nonqualified deferred compensation subject to Section 409A of the Code, no later than the end of the short-term deferral period permitted by Section 457A of the Code).

(d) Section 280G of the Code. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any payment or benefit that a U.S. Participant would receive pursuant to the Plan or an Award Agreement or any other agreement and/or arrangement with the Company or any of its Affiliates (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the U.S. Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for the U.S. Participant, generally with such reduction made first from amounts that are not subject to Section 409A of the Code and, if necessary, from amounts that are subject to Section 409A of the Code in reverse chronological order or, if more than one (1) method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

12. Choice of Law; Arbitration.

(a) Governing Law. The laws of the Cayman Islands will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

(b) Dispute Resolution. All and any of the disputes arising from and in connection with this Agreement shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. For the avoidance of doubt, the law of the arbitration shall be governed by the International Arbitration Act (Chapter 143A, 2002 Ed, Statutes of the Republic of Singapore) or its modification or re-enactment thereof.

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13. Definitions. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, (i) any Subsidiary and any “parent corporation” or “subsidiary corporation” of the Company, as such terms are defined in Sections 424(e) and (f) of the Code, respectively, and (ii) any other entity that, directly or indirectly, controls, is controlled by or is under common control with the Company and/or one (1) or more Subsidiaries. For the purposes of this definition, “control” of a given entity means possessing the power or authority, whether exercised or not, to direct the business, management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract, arrangement, understanding, relationship or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than thirty percent (30%) of the votes entitled to be cast at a meeting of the members or shareholders of such entity or power to control the composition of at least thirty percent (30%) a majority of the board of directors of such entity; the term “controlled” has the meaning correlative to the foregoing. The Board will have the authority to determine the time or times at which “parent corporation” or “subsidiary corporation” or “control” status is determined within the foregoing definition.

(b) “Award” means any right to receive Ordinary Shares granted under the Plan, including an Option, a Restricted Share Award, a Restricted Share Unit Award, a Share Appreciation Right or any Other Award.

(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award grant. Each Award Agreement will be subject to the terms and conditions of the Plan.

(d) “Board” means the board of directors of the Company.

(e) “Business Combination Agreement” means the Business Combination Agreement, dated as of September 27, 2021 by and among (i) TradeUp Global Corporation (n/k/a as the Company), (ii) TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability and a direct wholly owned subsidiary of the Company, and (iii) SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability.

(f) “Capital Shares” means each and every class of ordinary shares of the Company, regardless of the number of votes per share.

(g) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, reverse share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction. Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(h) “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company or an Affiliate defining such term and which is in effect on the applicable grant date of the Award and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the applicable jurisdiction; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company or an Affiliate; (iii) such Participant’s intentional, material violation of any material Company or Affiliate policy applicable to the Participant or any contract or agreement between the Participant and the Company or an Affiliate or of any statutory duty owed to the Company or an Affiliate; (iv) such Participant’s unauthorized use or disclosure of the Company’s or an Affiliate’s confidential information or trade secrets (subject to any whistleblower, defense of trade secrets and similar limitations therein); or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

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(i) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one (1) or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur, except for a liquidation into a parent corporation; or

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

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If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(j) “Class A Ordinary Shares” means Class A ordinary shares of the Company, par value $0.0001 per share.

(k) “Class B Ordinary Shares” means Class B ordinary shares of the Company, par value $0.0001 per share

(l) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(m) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(n) “Company” means SAI.TECH Global Corporation (formerly named TradeUP Global Corporation), a Cayman Islands exempted company incorporated with limited liability with company number 370735.

(o) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(p) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(q) “Director” means a member of the Board.

(r) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

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(s) “Effective Date” has the meaning set forth in Section 1(a).

(t) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(u) “Entity” means a corporation, partnership, limited liability company or other entity.

(v) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(w) “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of stock of the Company; (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or (vi) any holder of Class B Ordinary Shares as of the Effective Date.

(x) “Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of an Ordinary Share reported on NASDAQ or such other established stock exchange on which the Ordinary Shares are principally traded on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of an Ordinary Share on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the preceding date for which transactions were reported; provided, however, that if the Ordinary Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate and in accordance with Section 409A of the Code.

(y)  “Incentive Share Option” means an Option that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(z)  “Non-Employee Director” means a Director who is not an Employee.

(aa) “Nonstatutory Share Option” means any Option that is not an Incentive Stock Option.

(bb) “Officer” means any person designated by the Company as an officer.

(cc) “Option” means an option to purchase Ordinary Shares granted pursuant to the Plan.

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(dd) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(ee) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ff) “Ordinary Shares” means Class A Ordinary Shares.

(gg) “Other Award” means an award based in whole or in part by reference to the Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(c).

(hh) “Other Award Agreement” means a written agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(ii)  “Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(jj) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(kk) “Plan” means this SAI.TECH Global Corporation 2021 Equity Incentive Plan, as may be amended and/or amended and restated from time to time.

(ll) “Restricted Share Award” means an award of Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(a).

(mm) “Restricted Shares” means shares issued in accordance with a Restricted Share Award.

(nn) “Restricted Share Award Agreement” means a written agreement between the Company and a holder of a Restricted Share Award evidencing the terms and conditions of a Restricted Share Award grant. Each Restricted Share Award Agreement will be subject to the terms and conditions of the Plan.

(oo) “Restricted Share Unit Award” means a right to receive Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(b).

(pp) “Restricted Share Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Share Unit Award evidencing the terms and conditions of a Restricted Share Unit Award grant. Each Restricted Share Unit Award Agreement will be subject to the terms and conditions of the Plan.

(qq) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(rr) “Share Appreciation Right” or “SAR” means a right to receive the appreciation on Ordinary Shares that is granted pursuant to the terms and conditions of Section 5.

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(ss) “Share Appreciation Right Agreement” means a written agreement between the Company and a holder of a Share Appreciation Right evidencing the terms and conditions of a Share Appreciation Right grant. Each Share Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(tt) “Share Reserve” means the aggregate number of Ordinary Shares available for issuance pursuant to Awards from and after the Effective Date under the Plan as set forth in Section 3(a).

(uu) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital shares having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, share of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(vv) “Substitute Awards” means Awards granted or Ordinary Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(ww) “Transaction” means a Corporate Transaction or a Change in Control.

(xx)  “U.S.” means the United States.

(yy) “U.S. Participant” means a Participant that is either a U.S. resident or a U.S. taxpayer.

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